UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WRIGHT MEDICAL GROUP N.V.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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May 16, 2016

Dear Shareholders:

On behalf of our board of directors, we cordially invite you to attend the 2016 Annual General Meeting of Shareholders of Wright Medical Group N.V. to be held on Tuesday, June 28, 2016, beginning at 9:00 a.m. (Central European Time) at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

Information about our annual general meeting, the agenda items and the various matters on which our shareholders will vote is included in the notice of meeting and proxy statement that follow.

It is important that your shares be represented at the annual general meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Regardless of whether you plan to attend the meeting, we encourage you to exercise your right to vote by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement before the closing of these voting facilities at 11:59 p.m. (Eastern Time) on June 26, 2016. If you attend the annual general meeting and prefer to vote in person, you may withdraw your proxy at that time.

Our annual report on Form 10-K for the fiscal year ended December 27, 2015 and related Dutch statutory annual accounts, as prepared in accordance with Dutch law, are being provided to you together with these proxy materials for your review.

Sincerely,

/s/ David D. Stevens David D. Stevens Chairman	/s/ Robert J. Palmisano Robert J. Palmisano President and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 28, 2016

TO THE SHAREHOLDERS OF WRIGHT MEDICAL GROUP N.V.:

Notice is hereby given that the Annual General Meeting of Shareholders of Wright Medical Group N.V. will be held on Tuesday, June 28, 2016, beginning at 9:00 a.m. (Central European Time) at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

The agenda for the Annual General Meeting is as follows:

1.	Opening.

2.	Report of our board of directors on the fiscal year ended December 27, 2015 (for discussion only).

3.	Appointment of one executive director and eight non-executive directors and notification to the shareholders of the contemplated appointment of Robert J. Palmisano as an executive director and David D. Stevens, Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors to serve until the 2017 annual general meeting of shareholders or until his or her earlier death, resignation or removal (voting proposal no. 1).

4.	Directors’ remuneration for the fiscal year ended December 27, 2015 (for discussion only).

5.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2016 (voting proposal no. 2).

6.	Appointment of KPMG N.V. as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 25, 2016 (voting proposal no. 3).

7.	Adoption of our Dutch statutory annual accounts for the fiscal year ended December 27, 2015 (voting proposal no. 4).

8.	Release of the members of our board of directors from liability with respect to the exercise of their duties during the fiscal year ended December 27, 2015 (voting proposal no. 5).

9.	Extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 28, 2017 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction (voting proposal no. 6).

10.	Renewal of the authorization of our board of directors to issue ordinary shares or grant rights to subscribe for ordinary shares up to our maximum authorized share capital at the time of the issue until June 28, 2021 (voting proposal no. 7).

11.	Renewal of the authorization of our board of directors to resolve to exclude or restrict our shareholders’ pre-emptive rights under Dutch law with respect to the ordinary shares and rights to subscribe therefor that the board of directors may issue or grant pursuant to the authority in agenda item 10 above until June 28, 2021 (voting proposal no. 8).

12.	Approval of the Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan (voting proposal no. 9).

13.	Amendment of our articles of association to provide that our fiscal year runs from the first Monday after the last Sunday of December of a year and ends on the last Sunday of December of the following year (voting proposal no. 10).

14.	Closing.

Many of the agenda matters are presented to the general meeting of our shareholders as a result of our company being organized under the laws of the Netherlands. Several matters that are within the authority of the board of directors under most U.S. state corporate laws require shareholder approval under Dutch law. Additionally, Dutch governance provisions require certain discussion topics for annual general meetings of shareholders upon which shareholders do not vote.

Our board of directors has determined that all holders of record of our ordinary shares as of the close of business on Tuesday, May 31, 2016, according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, are entitled to notice of and to attend and vote at the Annual General Meeting. If you wish to attend the Annual General Meeting, however, you must notify our board of directors of your intention to do so no later than June 22, 2016, by submitting your name and number of ordinary shares beneficially owned to: James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. If you own ordinary shares through a broker, such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so in the manner described above no later than June 22, 2016 and also provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 22, 2016. Access to the Annual General Meeting is permitted only after verification of personal identification.

It is important that your shares be represented at the Annual General Meeting, regardless of the number of shares you hold and whether or not you plan to attend the Annual General Meeting in person. Regardless of whether you plan to attend the Annual General Meeting, I encourage you to exercise your right to vote by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the accompanying proxy statement before the closing of these voting facilities at 11:59 p.m. (Eastern Time) on June 26, 2016. If you attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.

With respect to the appointment of one executive director and eight non-executive directors in voting proposal no. 1, our board of directors recommends a vote FOR the appointment of Robert J. Palmisano as an executive director and each of David D. Stevens, Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors. With respect to the other voting proposals, our board of directors recommends a vote FOR each of the other voting proposals being presented to our shareholders at the Annual General Meeting.

This notice of the Annual General Meeting and the accompanying proxy statement and proxy card are being sent to holders of our ordinary shares on or about May 16, 2016.

* * * * *

By Order of the Board of Directors,

/s/ James A. Lightman James A. Lightman Senior Vice President, General Counsel and Secretary

References to “Wright,” “company,” “we,” “our” or “us” in this proxy statement refer to Wright Medical Group N.V. and our subsidiaries unless the context otherwise requires.

References to “ordinary shares” or “shares” in this proxy statement refer to our ordinary shares, par value €0.03 per share.

References in this proxy statement to a particular year refer to the applicable fiscal year, unless we indicate otherwise. Accordingly, references to “2015” or the “year ended December 27, 2015” mean the fiscal year ended December 27, 2015, unless we indicate otherwise.

References to the “Wright/Tornier merger” in this proxy statement refer to the merger between Wright Medical Group, Inc. and Tornier N.V. completed on October 1, 2015. References to “legacy Wright” and “legacy Tornier” refer to Wright Medical Group, Inc. and Tornier N.V., respectively, before completion of the Wright/Tornier merger.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor created by those sections. Forward-looking statements are based on our current expectations of future events, and are generally identified by words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, operations, industry, financial position or future financial performance are described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on February 23, 2016, in “Part I, Item 1A, Risk Factors,” which is being provided to you together with this proxy statement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made, and should recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described in our Annual Report on Form 10-K, including in “Part I, Item 1A. Risk Factors,” as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described in our Annual Report on Form 10-K are not exclusive and further information concerning our company and our businesses, including factors that potentially could materially affect our operating results or financial condition, may emerge from time to time. We undertake no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with or furnish to the SEC.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on June 28, 2016. This proxy statement, our annual report on Form 10-K and Dutch statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended December 27, 2015 are available at www.proxyvote.com. In addition, such documents also are available at our offices at the address set forth above and on our website at www.wright.com.

Wright Medical Group N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

(+ 31) 20 521-4777

PROXY STATEMENT

FOR

ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On June 28, 2016

The board of directors of Wright Medical Group N.V. is soliciting your proxy for use at the 2016 Annual General Meeting of Shareholders to be held on Tuesday, June 28, 2016, beginning at 9:00 a.m. (Central European Time) at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

The annual general meeting of shareholders to which this proxy statement relates constitutes the annual general meeting of shareholders for purposes of and will satisfy applicable laws, rules and regulations of the United States, the NASDAQ Stock Market and the Netherlands. As used herein, the term “Annual General Meeting” means the 2016 annual general meeting of shareholders to be held on June 28, 2016.

This proxy statement, proxy card and other materials, including our annual report on Form 10-K and our Dutch statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended December 27, 2015, are being sent to shareholders on or about May 16, 2016.

GENERAL INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

When and Where is the Annual General Meeting?

The Annual General Meeting will be held on Tuesday, June 28, 2016, at 9:00 a.m. (Central European Time), at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

What is the Purpose of the Annual General Meeting?

The purpose of the Annual General Meeting is to give our shareholders an opportunity to consider and act upon the matters set forth in the Notice of Annual General Meeting of Shareholders.

How Do I Attend the Annual General Meeting?

If you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so no later than June 22, 2016, by submitting your name and number of ordinary shares beneficially owned to: James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so in the manner described above no later than June 22, 2016 and also provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 22, 2016. Access to the Annual General Meeting is permitted only after verification of personal identification.

Who Can Vote?

Only shareholders of record of our ordinary shares at the close of business on May 31, 2016, or the record date, according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, will be entitled to vote at the Annual General Meeting. As of May 9, 2016, the number of outstanding ordinary shares entitled to vote on each voting proposal at the Annual General Meeting was 102,713,374.

How Many Votes Do I Have?

Each ordinary share entitles the holder thereof to one vote on each matter that is voted on at the Annual General Meeting.

Is My Vote Important?

Yes. Your vote is important regardless of how many ordinary shares you own. Please take a moment to read the instructions in response to the next question below, vote your shares and submit your proxy as soon as possible to ensure that your shares are represented and voted at the Annual General Meeting.

How Do I Vote?

If you are the registered holder of ordinary shares, you are the record holder of those shares, and you can vote at the Annual General Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual General Meeting. If you attend the Annual General Meeting, you may revoke your proxy by voting in person at that time.

If you are a shareholder of record and are voting by proxy by mail, Internet or telephone, your vote must be received by 11:59 p.m. (Eastern Time) on June 26, 2016 to be counted.

There are three ways to vote by proxy:

•	By Internet—You can vote by Internet by going to the website www.proxyvote.com and following the instructions for Internet voting shown on your proxy card.

•	By Telephone—You can vote by telephone by calling toll-free 1-800-690-6903 in the United States, Canada and Puerto Rico and following the instructions.

•	By Mail—You can vote by mail by completing, signing, dating and mailing your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on (i) our executive director nominee and each of our eight non-executive director nominees in voting proposal no. 1 and (ii) each of the other voting proposals in this proxy statement.

If you vote by proxy without indicating your instructions, your shares will be voted:

•	FOR the appointment of Robert J. Palmisano as an executive director and David D. Stevens, Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors, as recommended by our board of directors, in voting proposal no. 1; and

•	FOR each of the other voting proposals in this proxy statement, as recommended by our board of directors.

How Do I Vote if My Shares Are Held in Street Name?

If you own ordinary shares through a broker, bank or other nominee, such shares often are referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For shares held in street name, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own ordinary shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, you should vote your shares by following the procedures specified on your broker’s voting instruction form. Shortly before the Annual General Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual General Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual General Meeting, as well as notify our board of directors of your intention to do so in the manner described above no later than June 22, 2016 and provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 22, 2016.

Can I Change My Vote or Revoke My Proxy?

Yes. You may change your vote or revoke a proxy at any time prior to its exercise at the Annual General Meeting by:

•	giving to our Senior Vice President, General Counsel and Secretary a written notice of revocation of the proxy’s authority;

•	submitting a duly executed proxy card bearing a later date;

•	voting again by Internet, telephone or mail at a later time before the closing of these voting facilities at 11:59 p.m. (Eastern Time) on June 26, 2016; or

•	attending the Annual General Meeting and voting in person.

Your attendance at the meeting alone, without voting at the meeting, will not revoke your proxy.

What Vote is Required to Appoint Directors and Approve Each Voting Proposal?

Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on the board of directors. If the list of candidates contains one candidate for a vacancy to be filled, such candidate shall be appointed, unless the binding nature of the nominations by the board of directors is set aside. The binding nature of the nominations by our board of directors may be overridden by a vote of two-thirds of the votes cast at an annual general meeting if such two-thirds vote constitutes more than one-half of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require a majority of two-thirds of the votes cast, representing more than one-half of the issued share capital. At an annual general meeting of shareholders, votes in respect of the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

The affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting and entitled to vote on the proposal is required to approve each of the other voting proposals in this proxy statement.

Although there is no general quorum requirement under Dutch law, our articles of association provide that resolutions with respect to the voting proposals in this proxy statement shall be passed by a simple majority of votes cast in a meeting where at least one-third of the outstanding shares are represented. Broker non-votes will not count as shares present at the Annual General Meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in “street name” by a broker, bank or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

How Will Votes Be Counted?

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or cast in person at the Annual General Meeting. Shares will not be voted in favor of a proposal if either the shareholder abstains from voting on a particular matter or the shares represent broker non-votes.

Who Will Count the Votes?

All proxies submitted to us will be tabulated by Broadridge Financial Solutions, Inc. All shares voted by shareholders of record present in person at the Annual General Meeting will be tabulated by our Corporate Secretary or his designee.

How Does the Board of Directors Recommend that I Vote on the Voting Proposals?

Our board of directors recommends that you vote:

•	FOR the appointment of Robert J. Palmisano as an executive director and David D. Stevens, Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors, in each case to serve until the 2017 annual general meeting of shareholders or until his or her earlier death, resignation or removal (voting proposal no. 1);

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2016 (voting proposal no. 2);

•	FOR the appointment of KPMG N.V. as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 25, 2016 (voting proposal no. 3);

•	FOR the adoption of our Dutch statutory annual accounts for the fiscal year ended December 27, 2015 (voting proposal no. 4);

•	FOR the release of the members of our board of directors from liability with respect to the exercise of their duties during the fiscal year ended December 27, 2015 (voting proposal no. 5);

•	FOR the approval of the extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 28, 2017 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction (voting proposal no. 6);

•	FOR the renewal of the authorization of our board of directors to issue ordinary shares or grant rights to subscribe for ordinary shares up to our maximum authorized share capital at the time of the issue until June 28, 2021 (voting proposal no. 7);

•	FOR the renewal of the authorization of our board of directors to resolve to exclude or restrict our shareholders’ pre-emptive rights under Dutch law with respect to the ordinary shares and rights to subscribe therefor that the board of directors may issue or grant pursuant to the authority in voting proposal no. 7 above until June 28, 2021 (voting proposal no. 8);

•	FOR the approval of the Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan (voting proposal no. 9); and

•	FOR the approval of an amendment to our articles of association to provide that our fiscal year runs from the first Monday after the last Sunday of December of a year and ends on the last Sunday of December of the following year (voting proposal no. 10).

Will Any Other Business Be Conducted at the Annual General Meeting?

As of the date of this proxy statement, our board of directors does not know of any business that will be presented for consideration at the Annual General Meeting other than the matters described in this proxy statement. If any other business is properly brought before the Annual General Meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment if permitted under applicable Dutch, U.S. and other laws, rules and regulations.

VOTING PROPOSAL NO. 1—APPOINTMENT OF DIRECTORS

Board Structure and Number of Directors

We have a one-tier board structure. Our articles of association provide that the number of our directors will be determined by our board of directors, provided that our board of directors will be comprised of at least one executive director and two non-executive directors. Under Dutch law, our executive directors are responsible for the policy and day-to-day management of our company. Our non-executive directors supervise and provide guidance to the executive directors.

Our board of directors currently consists of nine directors, one of whom is an executive director and eight of whom are non-executive directors. On April 4, 2016, David H. Mowry announced his resignation as our Executive Vice President and Chief Operating Officer and as an executive director effective as of May 6, 2016. Effective as of May 6, 2016, our board of directors set the number of our directors at nine, one of whom is an executive director and eight of whom are non-executive directors.

At the Annual General Meeting, our shareholders will be asked to appoint one individual to fill the one open executive director position and eight individuals to fill the eight open non-executive director positions. In each case, these directors would be appointed to serve until the 2017 annual general meeting of shareholders or until his or her earlier death, resignation or removal.

Our board of directors resolved to make a binding nomination to the general meeting, for the appointment of Robert J. Palmisano as an executive director and each of David D. Stevens, Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors, in each case to serve until the 2017 annual general meeting of shareholders or until his or her earlier death, resignation or removal. Information regarding our director nominees, all of whom are current directors, including their biographical information, can be found below under the heading “—Additional Information About Director Nominees.”

Board Designation Rights

We and certain of our shareholders, including TMG Holdings Coöperatief U.A. (which is an affiliate of Warburg Pincus LLC, and referred to in this proxy statement as “TMG”), are parties to a securityholders’ agreement, which includes terms relating to the composition of our board of directors. Under director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares, and we agreed to use our reasonable best efforts to cause the TMG designees to be elected. As of May 9, 2016, TMG beneficially owned 6.1% of our outstanding ordinary shares. Sean D. Carney and Elizabeth H. Weatherman are the current designees of TMG under the securityholders’ agreement and Sean D. Carney will be the designee going forward. In the event a director designated by TMG is unable to serve or is removed or withdraws from our board of directors, we will designate a replacement for such director, at the direction of TMG, if TMG based on its beneficial ownership at such time is entitled to such a designee.

Under the terms of his employment agreement, we have agreed that Robert J. Palmisano shall be nominated by our board of directors for election as an executive director and a member of our board of directors at each annual general meeting of shareholders during the term of his employment as President and Chief Executive Officer of our company.

Director Nominees

Each director that is appointed at the Annual General Meeting will serve until the 2017 annual general meeting of shareholders or until his or her earlier death, resignation or removal.

Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on our board of directors. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed unless the binding nature of the nominations by the board of directors is set aside. The binding nature of nominations by our board of directors may be overridden by a vote of two-thirds of the votes cast at an annual or extraordinary general meeting of our shareholders if such two-thirds vote constitutes more than one-half of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require a majority of two-thirds of the votes cast, representing more than one-half of our issued share capital. At an annual or extraordinary general meeting of shareholders, votes in respect of the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

In accordance with the recommendation of the nominating, corporate governance and compliance committee of our board of directors, our board of directors has unanimously adopted resolutions to make the following binding nominations:

1.	For the only open executive director position, our board of directors has nominated Robert J. Palmisano to serve as an executive director for a term ending on the 2017 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Palmisano for this position.

2.	For the first open non-executive director position, our board of directors has nominated David D. Stevens to serve as a non-executive director for a term ending on the 2017 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Stevens for this position.

3.	For the second open non-executive director position, our board of directors has nominated Gary D. Blackford to serve as a non-executive director for a term ending on the 2017 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Blackford for this position.

4.	For the third open non-executive director position, our board of directors has nominated Sean D. Carney to serve as a non-executive director for a term ending on the 2017 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Carney for this position.

5.	For the fourth open non-executive director position, our board of directors has nominated John L. Miclot to serve as a non-executive director for a term ending on the 2017 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Miclot for this position.

6.	For the fifth open non-executive director position, our board of directors has nominated Kevin C. O’Boyle to serve as a non-executive director for a term ending on the 2017 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. O’Boyle for this position.

7.	For the sixth open non-executive director position, our board of directors has nominated Amy S. Paul to serve as a non-executive director for a term ending on the 2017 annual general meeting of shareholders or until her earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Ms. Paul for this position.

8.	For the seventh open non-executive director position, our board of directors has nominated Richard F. Wallman to serve as a non-executive director for a term ending on the 2017 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Wallman for this position.

9.	For the eighth open non-executive director position, our board of directors has nominated Elizabeth H. Weatherman to serve as a non-executive director for a term ending on the 2017 annual general meeting of shareholders or until her earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Ms. Weatherman for this position.

The proposed executive director and each of the proposed non-executive director appointments is each considered a separate voting item under Dutch law.

The persons named as proxies in the proxy card sent to shareholders will vote the proxies received by them for the appointment of Mr. Palmisano as an executive director and the appointment of Mr. Stevens, Mr. Blackford, Mr. Carney, Mr. Miclot, Mr. O’Boyle, Ms. Paul, Mr. Wallman and Ms. Weatherman as non-executive directors, unless otherwise directed. Each of these nine director nominees currently serves as a member of our board of directors.

If prior to the Annual General Meeting, our board of directors should learn that any nominee for director will be unable to serve for any reason, the proxies may be voted only for the appointment of the nominees who will be able to serve. The board of directors has no reason to believe that any of the director nominees will be unable to serve.

Additional Information About Director Nominees

Information concerning the nominees for the open executive director position and the nominees for the eight open non-executive director positions on our board of directors is set forth below.

Robert J. Palmisano was appointed our President and Chief Executive Officer and an executive director and member of our board of directors in October 2015 in connection with the Wright/Tornier merger. Mr. Palmisano has served as President and Chief Executive Officer of Wright Medical Group, Inc. since September 2011. Prior to joining legacy Wright, Mr. Palmisano served as President and Chief Executive Officer of ev3 Inc., a global endovascular device company, from April 2008 to July 2010, when it was acquired by Covidien plc. From 2003 to 2007, Mr. Palmisano was President and Chief Executive Officer of IntraLase Corp. Before joining IntraLase, Mr. Palmisano was President and Chief Executive Officer of MacroChem Corporation from 2001 to 2003. Mr. Palmisano currently serves on the Providence College Board of Trustees. Mr. Palmisano previously served on the board of directors of ev3 Inc., Osteotech, Inc. and Abbott Medical Optics, Inc., all publicly held companies, and Bausch & Lomb, a privately held company. Under the terms of his employment agreement, we have agreed that Mr. Palmisano shall be nominated by our board of directors for election as an executive director and a member of our board of directors at each annual general meeting of shareholders during the term of his employment as President and Chief Executive Officer of our company. Mr. Palmisano’s qualifications to serve on our board of directors include his day-to-day knowledge of our company and business due to his position as President and Chief Executive Officer, his experience serving on other public companies’ boards of directors, and his extensive business knowledge working with other public companies in the medical device industry.

David D. Stevens joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Stevens serves as our Chairman of the Board. Mr. Stevens was a member of the board of directors of Wright Medical Group, Inc. from 2004 to 2015 and served as Chairman of the Board from 2009 to October 2015 and interim Chief Executive Officer of Wright from April 2011 to September 2011. He has been a private investor since 2006. Mr. Stevens served as Chief Executive Officer of Accredo Health Group, Inc., a subsidiary of Medco Health Solutions, Inc., from 2005 to 2006. He was Chairman of the Board and Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005, and was President and Chief Operating Officer of the predecessor companies of Accredo Health from their inception in 1983 until 1996. He serves on the board of directors of Allscripts Healthcare Solutions, Inc., a publicly held company. He previously served on the board of directors of Viasystems Group, Inc., a publicly held company, from 2012 until May 2015 when it was acquired by TTM Technologies, Inc., Medco Health Solutions, Inc., a publicly held company, from 2006 until 2012 when it was acquired by Express Scripts Holding Company, and Thomas & Betts Corporation, a publicly held company, from 2004 to 2012 when it was acquired by ABB Ltd. Mr. Steven’s qualifications to serve on our board of directors include his extensive experience serving as a chief executive officer, including as interim chief executive officer of Wright, his close familiarity with our business, and his prior experience as a director of legacy Wright.

Gary D. Blackford joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Blackford was a member of the board of directors of Wright Medical Group, Inc. from 2008 to 2015. From 2002 to February 2015, Mr. Blackford served as President and Chief Executive Officer and a member of the board of directors of Universal Hospital Services, Inc., a provider of medical technology outsourcing and services to the health care industry, and from 2007 to February 2015, served as Chairman of the Board. From 2001 to 2002, Mr. Blackford served as Chief Executive Officer of Curative Health Services Inc. From 1999 to 2001, Mr. Blackford served as Chief Executive Officer of ShopforSchool, Inc. He served as Chief Operating Officer for Value Rx from 1995 to 1998 and Chief Operating Officer and Chief Financial Officer of MedIntel Systems Corporation from 1993 to 1994. Mr. Blackford serves on the board of directors of Halyard Health, Inc., a publicly held company. Mr. Blackford previously served on the board of directors of Compex Technologies, Inc., a publicly held medical device company, from 2005 until its acquisition by Encore Medical Corporation in 2006. Mr. Blackford’s qualifications to serve as a member of our board of directors include his experience as a chief executive officer and director of a health care services company and other companies and as a director of other public companies in the healthcare industry, his extensive experience leading healthcare companies, and his prior experience as a director of legacy Wright.

Sean D. Carney has served as a non-executive director and member of our board of directors since July 2006. Mr. Carney served as Chairman of the board of directors of legacy Tornier from May 2010 to October 2015. Mr. Carney was appointed as a director of Tornier in connection with the securityholders’ agreement that Tornier entered into with certain of its shareholders. For more information regarding the securityholders’ agreement, please refer to the discussion above under “—Board Designation Rights.” Since 1996, Mr. Carney has been employed by Warburg Pincus LLC, a private equity firm, and has served as a Member and Managing Director of Warburg Pincus LLC and a General Partner of Warburg Pincus & Co. since January 2001. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, and their affiliates are a principal shareholder that owns approximately 6.1% of our outstanding ordinary shares as of May 9, 2016. Prior to joining Warburg Pincus, Mr. Carney was a consultant at McKinsey & Company, Inc., a management consulting company. Mr. Carney previously served on the board of directors of DexCom, Inc., a publicly held medical device company, Arch Capital Group Ltd., a publicly held company, MBIA Inc., a publicly held company, and several privately held companies. Mr. Carney’s qualifications to serve as a member of our board of directors include his substantial experience as an investor in medical device companies, his experience as a public company director, and his experience evaluating financial results.

John L. Miclot joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Miclot was a member of the board of directors of Wright Medical Group, Inc. from 2007 to 2015. Mr. Miclot has served as President and Chief Executive Officer and a member of the board of directors of LinguaFlex, Inc., a medical device company focused on treatment of sleep disordered breathing, since August 2015. From December 2011 to December 2014, he served as Chief Executive Officer and a member of the board of directors of Tengion Inc., a publicly held company that focused on organ and cell regeneration. Prior to joining Tengion, Mr. Miclot was an Executive-in Residence at Warburg Pincus, LLC. From 2008 to 2010, he was President and Chief Executive Officer of CCS Medical, Inc., a provider of products and services for patients with chronic diseases. From 2003 until 2008, he served as President and Chief Executive Officer of Respironics, Inc., a provider of sleep and respiratory products, and prior to such time, served in various positions at Respironics, Inc. from 1998 to 2003, including Chief Strategic Officer and President of the Homecare Division. From 1995 to 1998, he served as Senior Vice President, Sales and Marketing of Healthdyne Technologies, Inc., a medical device company that was acquired by Respironics, Inc. in 1998. Mr. Miclot spent the early part of his medical career at DeRoyal Industries, Inc., Baxter International Inc., Ohmeda Medical, Inc. and Medix Inc. Mr. Miclot serves as Chairman and a member of the board of directors of Breathe Technologies, Inc., a privately held company. Mr. Miclot also serves as a director of the Pittsburgh Zoo and PPG Aquarium, charitable and educational institutions, serves on the University of Iowa Tippie College of Business board of advisors and serves as an industrial advisor to EQT Partners, an investment company. Mr. Miclot previously served on the board of directors of DENTSPLY International Inc., a dental products company, prior to its merger with Sirona Dental Systems, Inc. in February 2016, and ev3 Inc., a global endovascular device company, prior to the sale of the company in 2010. Mr. Miclot’s qualifications to serve on our board of directors include his substantial experience as a chief executive officer of several medical device companies, his deep knowledge of the medical device industry, and his prior experience as a director of legacy Wright.

Kevin C. O’Boyle has served as a non-executive director and member of our board of directors since June 2010. In November 2012, Mr. O’Boyle was appointed as Interim Vice Chairman of Tornier, a position he held for about a year. From December 2010 to July 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing Inc., a medical device company which was acquired by Shire plc in July 2011. From January 2003 until December 2009, Mr. O’Boyle served as Chief Financial Officer of NuVasive, Inc., a medical device orthopedics company specializing in spinal disorders. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle serves on the board of directors of GenMark Diagnostics, Inc., ZELTIQ Aesthetics, Inc., and Sientra, Inc., all publicly held companies. Mr. O’Boyle previously served on the board of directors of Durata Therapeutics, Inc. until its acquisition by Actavis plc in November 2014. Mr. O’Boyle’s qualifications to serve on our board of directors includes his executive experience in the healthcare industry, his experience with companies during their transition from being privately held to publicly held, and his financial and accounting expertise.

Amy S. Paul joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Ms. Paul was a member of the board of directors of Wright Medical Group, Inc. from 2008 to 2015. Ms. Paul retired in 2008 following a 26-year career with C.R. Bard, Inc., a medical device company, most recently serving as the Group Vice President-International since 2003. She served in various positions at C.R. Bard, Inc. from 1982 to 2003, including President of Bard Access Systems, Inc., President of Bard Endoscopic Technologies, Vice President and Business Manager of Bard Ventures, Vice President of Marketing of Bard Cardiopulmonary Division, Marketing Manager for Davol Inc., and Senior Product Manager for Davol Inc. Ms. Paul serves on the board of directors of Derma Sciences, Inc., a publicly held company, although she will be leaving that board of directors on June 1, 2016. Ms. Paul previously served on the board of directors of Viking Systems, Inc., a publicly held company, until October 2012 when it was acquired by Conmed Corporation, and was a commissioner of the Northwest Commission on Colleges and Universities from 2010 to 2013. Ms. Paul serves on the President’s Innovation Network at Westminster College. Ms. Paul’s qualifications to serve on our board of directors include her over three decades of experience in the medical device industry, including having served in various executive roles with responsibilities that include international and divisional operations as well as marketing and sales functions, her experience as a director of another public company in the healthcare industry, and her prior experience as a director of legacy Wright.

Richard F. Wallman has served as a non-executive director and member of our board of directors since December 2008. From 1995 through his retirement in 2003, Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International, Inc.). Prior to joining AlliedSignal, Inc., Mr. Wallman served as Controller of International Business Machines Corporation. Mr. Wallman serves on the board of directors of Charles River Laboratories International, Inc., Convergys Corporation, Extended Stay America, Inc. and its wholly subsidiary ESH Hospitality, Inc., and Roper Technologies, Inc., all publicly held companies. Mr. Wallman previously served on the board of directors of Ariba, Inc. and Dana Holding Corporation, both publicly held companies. Mr. Wallman’s qualifications to serve on our board of directors include his prior public company experience, including as Chief Financial Officer of Honeywell, his significant public company director experience, and his financial experience and expertise.

Elizabeth H. Weatherman has served as a non-executive director and member of our board of directors since July 2006. Ms. Weatherman was appointed as a director of Tornier in connection with the securityholders’ agreement that Tornier entered into with certain shareholders. For more information regarding the securityholders’

agreement, please refer to the discussion above under “—Board Designation Rights.” Ms. Weatherman has been a Special Limited Partner of Warburg Pincus LLC, a private equity firm, since January 2016. Ms. Weatherman previously was a Partner of Warburg Pincus & Co., a Member and Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and primarily focused on the firm’s healthcare investment activities. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, and their affiliates are a principal shareholder that owns 6.1% of our outstanding ordinary shares as of May 9, 2016. Ms. Weatherman serves on the board of directors of several privately held companies. Ms. Weatherman previously served on the boards of directors of several publicly held companies, primarily in the medical device industry, including ev3 Inc., Wright Medical Group, Inc., and Kyphon Inc. Ms. Weatherman’s qualifications to serve on our board of directors include her extensive experience as a director of several public and private companies in the medical device industry.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the appointment of Robert J. Palmisano as an executive director and each of David D. Stevens, Gary D. Blackford, Sean D. Carney, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors, in each case to serve until the 2017 annual general meeting of shareholders, or until his or her earlier death, resignation or removal.

VOTING PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016

Proposed Ratification of the Appointment of KPMG LLP

The audit committee of our board of directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2016 and has directed that management submit the appointment of KPMG LLP for ratification by our shareholders at the Annual General Meeting. A voting proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2016 will be presented at the Annual General Meeting.

Although ratification is not required by law or otherwise, our board of directors is submitting this proposal as a matter of good corporate practice. If this proposal is not approved by our shareholders at the Annual General Meeting, the audit committee will reconsider its appointment of KPMG LLP. Even if this proposal is approved by our shareholders at the Annual General Meeting, the audit committee may appoint a different independent registered public accounting firm at any time during the year if it determines that this would be in the best interests of our company and our shareholders.

Representatives of KPMG LLP are not expected to be present in person at the Annual General Meeting. However, representatives of KPMG LLP will be available by telephone at the Annual General Meeting to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

Recent Change in Independent Registered Public Accounting Firm

The audit committee of our board of directors is directly responsible for the appointment, compensation, and oversight of our independent auditor or independent registered public accounting firm. Our general meeting of shareholders is directly responsible for the appointment of the auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law each year.

At our Annual General Meeting held on June 18, 2015, our shareholders ratified the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015, assuming the Wright/Tornier merger was completed during the fiscal year 2015, and therefore, subject to a condition precedent that the Wright/Tornier merger was completed during the fiscal year 2015. Similarly, at the Annual General Meeting, our shareholders appointed KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the Wright/Tornier merger was completed during the fiscal year 2015, and therefore, subject to a condition precedent that the Wright/Tornier merger was completed during the fiscal year 2015. KPMG LLP had served as legacy Wright’s independent registered public accounting firm since 2002.

On December 3, 2015, the audit committee of our board of directors formally dismissed Ernst & Young LLP, legacy Tornier’s former independent registered public accounting firm, and engaged KPMG LLP, as our independent registered public accounting firm. In addition, on December 3, 2015, the audit committee of our board of directors formally dismissed E&Y Accountants LLP and engaged KPMG N.V. as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015.

The reports of Ernst & Young LLP on legacy Tornier’s financial statements for the fiscal years ended December 28, 2014 and December 29, 2013 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 28, 2014 and December 29, 2013, and during the subsequent interim periods through the date of our Current Report on Form 8-K filed with the SEC on December 9, 2015, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the instructions to Item 304) between legacy Tornier or us and Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement(s) in connection with its report. In addition, during the fiscal years ended December 28, 2014 and December 29, 2013, and during the subsequent interim period through the date of our Current Report on Form 8-K filed with the SEC on December 9, 2015, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). During the fiscal years ended December 28, 2014 and December 29, 2013 and during the subsequent interim periods through the date of our Current Report on Form 8-K filed with the SEC on December 9, 2015, neither legacy Tornier, we nor anyone on our behalf consulted with KPMG LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to legacy Tornier or us nor oral advice was provided that KPMG LLP concluded was an important factor considered by legacy Tornier or us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of SEC Regulation S-K and the instructions to Item 304) or a reportable event (as defined in Item 304(a)(1)(v) of SEC Regulation S-K). We provided the disclosure required by Item 304 to Ernst & Young LLP. The letter received from Ernst & Young LLP in response was filed as Exhibit 16.1 to the Current Report on Form 8-K that we filed with the SEC on December 9, 2015.

Audit, Audit-Related, Tax and Other Fees

The following table shows the fees that we or legacy Wright paid or accrued for audit and other services provided by our current independent registered public accounting firm, KPMG LLP, for 2015 and 2014:

Fees	2015	2014
Audit fees	$2,009,760	$1,133,410
Audit-related fees	41,000	23,000
Tax fees	15,000	134,401
All other fees	350,000	—

Total	$2,415,760	$1,290,811

The following table shows the fees that we or legacy Tornier paid or accrued for audit and other services provided by our former independent registered public accounting firm, Ernst & Young LLP, for 2015 and 2014:

Fees	2015	2014
Audit fees	$461,000	$1,477,315
Audit-related fees	—	473,064
Tax fees	—	—
All other fees	—	1,995

Total	$461,000	$1,952,374

In the above tables, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of our consolidated financial statements included in Annual Reports on Form 10-K, and the review of our consolidated financial statements included in Quarterly Reports on Form 10-Q and registration statements and for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included in “audit fees” and include fees for services performed related to audits on our benefit plan and due diligence on acquisitions; “tax fees” are fees for tax compliance and consultation primarily related to assistance with international tax compliance and tax audits, tax advice on acquisitions, and tax planning; and “all other fees” are fees for any services not included in the first three categories, which includes fees for a risk management review and assessment.

Pre-Approval Policies and Procedures

In addition to retaining KPMG LLP to audit our consolidated financial statements, the audit committee retains KPMG LLP from time to time to provide other auditing and advisory services. The audit committee understands the need for our independent registered public accounting firm to maintain objectivity and independence in its audits of our consolidated financial statements. The audit committee has reviewed all non-audit services provided by KPMG LLP in 2015 and has concluded that the provision of such services was compatible with maintaining KPMG LLP’s independence in the conduct of its auditing functions.

To help ensure the independence of the independent auditor, the audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent registered public accounting firm prior to commencement of services. Our audit committee chairman has the delegated authority to pre-approve such services up to a specified aggregate fee amount. These pre-approval decisions are presented to the full audit committee at its next scheduled meeting.

Report of the Audit Committee of the Board of Directors

This report is furnished by the audit committee with respect to our consolidated financial statements for fiscal 2015.

Management is primarily responsible for the establishment and maintenance of our accounting and financial reporting processes, including our internal controls, and for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and expressing an opinion on the effectiveness of our internal control over financial reporting.

In performing its oversight role, the audit committee has (i) reviewed and discussed with management our audited financial statements for fiscal 2015; (ii) discussed with representatives of KPMG LLP the matters required to be discussed by PCAOB Auditing Standard 1301 (Communications with Audit Committees); (iii) received the written disclosures and the letters from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning KPMG LLP’s independence; and (iv) discussed with representatives of KPMG LLP its independence and concluded that it is independent from Wright and our management.

Based upon the reviews and discussions referred to above, the audit committee recommended to our board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2015 for filing with the SEC.

Audit Committee

Richard F. Wallman, Chair

Gary D. Blackford

Kevin C. O’Boyle

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2016.

VOTING PROPOSAL NO. 3—APPOINTMENT OF KPMG N.V. AS AUDITOR FOR DUTCH STATUTORY ANNUAL ACCOUNTS FOR FISCAL YEAR 2016

Proposed Appointment of KPMG N.V.

Pursuant to Dutch law, the general meeting is authorized to appoint an auditor to audit our Dutch statutory annual accounts. Further to the recommendation of the audit committee of our board of directors, our board of directors proposes to the general meeting to appoint KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 25, 2016.

Representatives of KPMG N.V. are expected to be present in person at the Annual General Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

If this voting proposal is not adopted by our shareholders at the Annual General Meeting, an alternative auditor will need to be appointed by the general meeting to audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 25, 2016.

Recent Change in Auditor for Dutch Statutory Annual Accounts

We recently changed the auditor for our Dutch statutory annual accounts from E&Y Accountants LLP to KPMG N.V. as previously described under “Voting Proposal No. 2. Ratification of the Selection of KPMG LLP as Independent Registered Public Accounting Firm for Fiscal 2016—Recent Change in Independent Registered Public Accounting Firm.” At our Annual General Meeting held on June 18, 2015, our shareholders appointed KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 27, 2015, assuming the Wright/Tornier merger was completed during the fiscal year 2015, and therefore, subject to a condition precedent that the Wright/Tornier merger was completed during the fiscal year 2015. On December 3, 2015, the audit committee of our board of directors formally dismissed E&Y Accountants LLP and engaged KPMG N.V.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the appointment of KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 25, 2016.

VOTING PROPOSAL NO. 4—ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS

Proposed Adoption of Dutch Statutory Annual Accounts

At the Annual General Meeting, as contemplated by Dutch law and as required for Dutch registered companies, our shareholders will be asked to adopt our Dutch statutory annual accounts for the fiscal year ended December 27, 2015, which are comprised of our balance sheet, the profits and loss account with explanatory notes thereto prepared in accordance with International Financial Reporting Standards, or IFRS.

As a public limited liability company incorporated under the laws of the Netherlands, we are required by both Dutch law and our articles of association to prepare Dutch statutory annual accounts and submit them to our shareholders for confirmation and adoption. Our Dutch statutory annual accounts have been prepared in accordance with IFRS and Dutch law. Our Dutch statutory annual accounts are different from the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 27, 2015 that were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and filed with the SEC. The Dutch statutory annual accounts contain some disclosures that are not required under U.S. GAAP and not contained in our Annual Report on Form 10-K.

A copy of our Dutch statutory annual accounts is being provided to you together with these proxy materials and also is available on our website at www.wright.com or may be obtained by contacting James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

Due to the international nature of our business and pursuant to a prior shareholder authorization, our Dutch statutory annual accounts and annual report have been prepared in the English language.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the adoption of our Dutch statutory annual accounts for the fiscal year ended December 27, 2015.

VOTING PROPOSAL NO. 5—RELEASE OF CERTAIN LIABILITIES

Proposed Release of Certain Liabilities

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to release the members of our board of directors in office during the fiscal year ended December 27, 2015 from liability with respect to the exercise of their management and other duties during our fiscal year ended December 27, 2015.

If our shareholders approve this release of liability, then members of our board of directors will not be liable to our company for actions that such directors took on behalf of our company in the exercise of their duties during the fiscal year ended December 27, 2015. However, this release does not apply to matters that were not previously disclosed to our shareholders. This release also is subject to the provisions of Dutch law relating to liability upon commencement of bankruptcy or other insolvency proceedings.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the release of the members of our board of directors in office during the fiscal year ended December 27, 2015 from liability with respect to the exercise of their management and other duties during our fiscal year ended December 27, 2015.

VOTING PROPOSAL NO. 6—EXTENSION OF AUTHORITY OF THE BOARD OF DIRECTORS TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL DECEMBER 28, 2017

Proposed Extension of Repurchase Authority

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to resolve on an extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 28, 2017 in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices per share (or depositary receipt) ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. This authority to repurchase shares is similar to that generally afforded under state law to public companies domiciled in the United States. For purposes of this authorization, “market price” means the average of the closing price on each of the consecutive trading days during a period no shorter than five trading days and no longer than 20 trading days immediately preceding the date of repurchase as reasonably determined by our board of directors. Our prior board of directors share repurchase authorization is scheduled to expire on December 18, 2016.

Under Dutch law and our articles of association, our board of directors may, subject to certain Dutch statutory provisions, be authorized to repurchase our issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this voting proposal will allow us to have the flexibility to repurchase our shares without the expense of calling an extraordinary general meeting of shareholders. Such authorization may not continue for more than 18 months, but may be given on a rolling basis.

Although our board of directors has no present intention to commence an open market or other share repurchase program, our board of directors believes that we would benefit by authorizing our board of directors to repurchase our shares if the board of directors believes such repurchases would be in the best interests of our company and shareholders. For example, to the extent our board of directors believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital (including depositary receipts issued for our shares) may represent an attractive investment for us. Such shares could be used for any valid corporate purpose, including use under our equity compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased (including depositary receipts issued for our shares), if any, and the timing and manner of any repurchases would be determined by our board of directors, in light of prevailing market conditions, our available resources and other factors that cannot be predicted now. The nominal value of the shares in our capital which we acquire, hold, hold as pledgee or which are acquired or held by one of our subsidiaries (including depositary receipts issued for our shares), may never exceed 50% of our issued share capital.

In order to provide us with sufficient flexibility, our board of directors proposes that the general meeting of shareholders extend authority to our board of directors for the repurchase of up to 10% of our issued share capital (including depositary receipts issued for our shares) (or, based on the number of shares currently outstanding, approximately 10.3 million shares) until December 28, 2017 on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. Such authority would extend for 18 months from the date of the Annual General Meeting until December 28, 2017.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the extension of the authority of our board of directors to repurchase up to 10% of our issued share capital until December 28, 2017.

VOTING PROPOSAL NO. 7—RENEWAL OF AUTHORIZATION TO ISSUE ORDINARY SHARES UNTIL JUNE 28, 2021

Proposed Renewal of Ordinary Share Issuance Authority

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to renew the authority of our board of directors to grant rights to purchase or subscribe for, our unissued ordinary shares up to a maximum of our authorized share capital until June 28, 2021. This authority to issue shares is similar to that generally afforded under state law to public companies domiciled in the United States. Our prior authorization is scheduled to expire on June 18, 2020.

Our current authorized share capital consists of 320 million ordinary shares, each with a nominal value per share of €0.03. Under Dutch law and our articles of association, we are required to seek the approval of our shareholders each time we wish to issue shares of our authorized ordinary share capital unless our shareholders have authorized our board of directors to issue shares. This authorization may not continue for more than five years, but may be given on a rolling basis. We currently have authorization from our shareholders to issue ordinary shares, or grant rights to subscribe for ordinary shares, up to a maximum of our authorized share capital. This existing authorization expires on June 18, 2020, and it is common practice for Dutch companies to seek to renew this authorization annually on a rolling basis. The approval of this voting proposal will maintain our flexibility to allow our board of directors to issue our ordinary shares without the delay and expense of calling extraordinary general meetings of shareholders.

We currently issue ordinary shares from our authorized share capital to satisfy our obligations to issue shares under awards granted under our equity compensation plans. Other than ordinary share issuances in connection with our equity compensation plans, we do not have any specific plans, proposals or arrangements to issue any of our authorized ordinary shares for any purpose. However, in the ordinary course of our business, our board of directors may determine from time to time that the issuance of authorized and unissued shares is in the best interests of our company, including in connection with equity compensation or future acquisitions or financings.

At the Annual General Meeting, we are asking our shareholders to renew the authority of our board of directors to grant rights to purchase or subscribe for, our unissued ordinary shares up to a maximum of our authorized share capital, from time to time, until June 28, 2021. This authority to issue shares is similar to that generally afforded under state law to public companies domiciled in the United States. Management believes that retaining the flexibility to allow our board of directors to issue our ordinary shares for acquisitions, financings or other business purposes in a timely manner without first obtaining specific shareholder approval is important to our continued growth. Furthermore, our ordinary shares are listed on the NASDAQ Global Select Market, and the issuance of additional shares will remain subject to NASDAQ rules. For example, one of the NASDAQ rules requires shareholder approval for the issuance of shares in excess of 20% of the shares outstanding, with several exceptions.

If our shareholders do not renew the authority of our board of directors to grant rights to purchase or subscribe for, our unissued ordinary shares up to a maximum of our authorized share capital, then the previous authorization would remain in place, and our board of directors would continue to retain authority to issue our ordinary shares and grant rights to purchase or subscribe for our ordinary shares pursuant to that authorization until it expires on June 18, 2020.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the renewal of the authority of our board of directors to grant rights to purchase or subscribe for, our unissued ordinary shares up to a maximum of our authorized share capital, from time to time, until June 28, 2021.

VOTING PROPOSAL NO. 8—RENEWAL OF AUTHORIZATION TO EXCLUDE OR RESTRICT SHAREHOLDERS’ PRE-EMPTIVE RIGHTS UNTIL JUNE 28, 2021

Proposed Renewal of Authority to Exclude or Restrict Shareholders’ Pre-Emptive Rights

At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to renew the authority of our board of directors to exclude or restrict pre-emptive rights until June 28, 2021. Pre-emptive rights are uncommon for public companies domiciled in the United States; and therefore, this authority to exclude or restrict pre-emptive rights is similar to that generally afforded under state law to public companies domiciled in the United States. Our prior authorization is scheduled to expire on June 18, 2020.

Under Dutch law, holders of our ordinary shares (other than our employees who are issued ordinary shares pursuant to awards granted under our equity compensation plans) would generally have a pro rata pre-emptive right of subscription to any of our ordinary shares issued for cash. A pre-emptive right of subscription is the right of our current shareholders to maintain their percentage ownership of our ordinary shares by buying a proportional number of any new ordinary shares that we issue. However, Dutch law and our articles of association permit our shareholders to authorize our board of directors to exclude or restrict these pre-emptive rights. This authorization may not continue for more than five years, but may be given on a rolling basis. We currently have authorization from our shareholders to exclude or restrict these pre-emptive rights, which authorization expires on June 18, 2020, and it is common practice for Dutch companies to seek to renew this authorization annually on a rolling basis.

At the Annual General Meeting, we are asking our shareholders to renew the authority of our board of directors to exclude or restrict pre-emptive rights until June 28, 2021. We believe that if we are not granted the authority to limit pre-emptive rights, our ability to raise capital through sales of our equity securities would be significantly affected because the exercise of pre-emptive rights by our shareholders would cause delays in a transaction and may dissuade potential buyers of our equity securities from entering into a transaction with us. In addition, our ability to effect acquisitions using our ordinary shares as consideration also would be similarly limited if our board of directors did not have the authority to exclude or restrict pre-emptive rights. Any exclusion or restriction of pre-emptive rights would apply equally to all holders of our ordinary shares. Furthermore, as long as our ordinary shares remain listed on the NASDAQ Global Select Market, any issuance of ordinary shares would remain subject to NASDAQ rules, including limitations on our ability to issue our ordinary shares without shareholder approval. See voting proposal no. 7 for a brief discussion of the NASDAQ rules regarding share issuances.

If our shareholders do not renew the authority of our board of directors to exclude or restrict pre-emptive rights, then the previous authorization would remain in place, and our board of directors could continue to exclude or restrict pre-emptive rights pursuant to that authorization until it expires on June 18, 2020.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the renewal of the authority of our board of directors to exclude or restrict pre-emptive rights until June 28, 2021.

VOTING PROPOSAL NO. 9—APPROVAL OF THE WRIGHT MEDICAL GROUP N.V. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

Proposed Amended and Restated ESPP

The Tornier N.V. 2010 Employee Stock Purchase Plan (the “ESPP” or the “plan”) was initially approved by our shareholders at our annual general meeting of shareholders on October 28, 2010 and was subsequently amended by our board of directors on August 4, 2011 and again December 17, 2014. Our board of directors suspended offerings under the plan in connection with the Wright/Tornier merger effective as of the completion of the offering period that ended on December 31, 2014. On April 26, 2016, our board of directors, upon recommendation of the compensation committee, approved further amendments to the plan, which are described below under “—Summary of Proposed Amendments.” These amendments, which are reflected in an amended and restated version of the plan entitled the “Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan” (the “amended and restated ESPP”), are conditioned upon, and subject to, the approval of our shareholders at the Annual General Meeting.

If our shareholders approve the amended and restated ESPP, it will be effective immediately. If our shareholders do not approve the amended and restated ESPP, the existing ESPP, as currently in effect, will remain in effect as if our board of directors had not approved the amended and restated ESPP.

Summary of Proposed Amendments

The amended and restated ESPP reflects the substantive amendments described below, as well as several other immaterial and non-substantive changes.

•	Increase in authorized shares. The amended and restated ESPP reflects an increase in the number of ordinary shares available for issuance and sale under the plan from 333,333 to 550,000 shares, or 216,667 shares. Taking into account shares sold under the plan prior to the suspension of the plan in connection with the Wright/Tornier merger, there are 285,845 ordinary shares currently available for issuance and sale under the plan.

•	Purchase price. The amended and restated ESPP incorporates a new “look-back” provision, which determines the per share purchase price based on 85% of the closing sale price of our ordinary shares on the first or last trading day of the offering period, whichever is lower, rather than 85% of the closing sale price of our ordinary shares on the last trading day of the offering period.

•	Offering period share limit. The amended and restated ESPP incorporates a new limit on the aggregate number of ordinary shares that may be sold to all participants during any one offering period. This limit is 100,000 shares.

•	Participant share limit. The amended and restated ESPP increases the per participant share limit from 833 shares per offering period to 1,000 shares per offering period.

•	Contribution limit. The amended and restated ESPP increases the contribution limit from up to 10% to up to 20% of a participant’s eligible compensation, subject to the statutory U.S. dollar limit of $25,000 per calendar year and the per participant share limit described above.

•	Eligible compensation. The amended and restated ESPP broadens the compensation eligible to be directed toward share purchases to include not only regular straight-time earnings and commissions that are included in regular compensation, but also overtime and shift premiums. Eligible compensation, however, still excludes stock-based, cash-based and other incentive compensation and bonuses, except to the extent that the inclusion of any such item is specifically directed by the compensation committee.

•	Contribution rate changes. The amended and restated ESPP eliminates the ability of a participant to increase or decrease his or her contribution rate during an offering period.

•	Holding period. The amended and restated ESPP eliminates any mandatory holding periods. However, the U.S. federal income tax consequences of participation in the amended and restated ESPP depend upon how long a participant holds shares purchased under the plan. See the information under “—U.S. Federal Income Tax Consequences.”

•	Mandatory jurisdiction. The amended and restated ESPP incorporates a new mandatory jurisdiction provision which requires that any and all issues that may arise out of or relate to the amended and restated ESPP or any related subscription agreement be resolved under the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware in the United States of America.

Reasons Why Shareholders Should Vote in Favor of the Amended and Restated ESPP

Our board of directors recommends a vote for the approval of the amended and restated ESPP because our board of directors believes the amended and restated ESPP is in the best interests of Wright and our shareholders for the following reasons:

•	Retains and attracts talent. Talented, motivated and effective employees are essential to executing our business strategies. Equity-based compensation has been an important component of our total compensation for many years because such compensation enables us to effectively retain and recruit employees while encouraging them to act and think like owners of our company. If the amended and restated ESPP is approved, we believe that we will be able to continue to offer equity-based compensation to both retain our best performers and attract new talent. Accordingly, our board of directors believes that approval of the amended and restated ESPP, including the proposed increase in the number of ordinary shares available for issuance and sale under the plan, is important to the future success of our company.

•	Aligns employee and shareholder interests. We believe that equity-based compensation helps align the interests of our employees with our shareholders. We believe that our ESPP helps promote the long-term retention of our employees and encourages ownership of our ordinary shares. If the amended and restated ESPP is approved, we will be able to maintain our means of aligning the interests of our employees with the interests of our shareholders by continuing to be able to allow our employees to purchase our ordinary shares on favorable terms with payroll deductions.

•	Protects shareholder interests and embraces sound equity-based compensation practices. The amended and restated ESPP includes a number of features that are consistent with the interests of our shareholders and sound corporate governance practices. For example, the number of ordinary shares to be available for issuance and sale under the amended and restated ESPP is appropriate and not excessively dilutive to our shareholders. The number of ordinary shares available for issuance and sale represents less than 0.5% of our 102,713,374 outstanding ordinary shares as of May 9, 2016. As another example, there is no automatic share replenishment or “evergreen” provision. Therefore, the number of ordinary shares available for issuance and sale under the amended and restated ESPP is fixed and will not adjust based upon the number of our outstanding ordinary shares. We have forecasted that, based on current and planned employee headcount, anticipated employee participation rate and stock trading price assumptions, the additional 216,667 shares, when combined with the 285,845 ordinary shares currently available for issuance and sale under the plan, will be a sufficient number to fund the amended and restated ESPP for at least three years, at which time we expect to ask our shareholders to approve an additional share authorization or a new employee stock purchase plan.

Summary of the Amended and Restated ESPP

The material features of the amended and restated ESPP are described below. This summary is qualified in its entirety by reference to the full text of the amended and restated ESPP, a copy of which may be obtained upon request to our Senior Vice President, General Counsel and Secretary at Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, (+ 31) 20 521-4777. A copy of the amended and restated ESPP also has been filed electronically with the SEC as an appendix to this proxy statement and is available through the SEC’s website at www.sec.gov.

Purpose. The purpose of the amended and restated ESPP is to encourage equity ownership and facilitate an ownership culture among a broad cross section of our employees, further aligning employees’ interests with those of our shareholders. Our board of directors believes that the amended and restated ESPP will enhance good employee relationships and will provide a competitive advantage in the attraction and retention of highly-qualified employees. The amended and restated ESPP is designed to provide eligible employees with opportunities to acquire our ordinary shares on favorable terms through payroll deductions. It is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code of 1986, as amended, and will be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code. However, we may establish one or more sub-plans which do not qualify as an employee stock purchase plan under Code Section 423 for eligible employees of designated subsidiaries in countries outside of the United States in order to achieve tax, employment, securities law or other purposes and objectives, and to conform the terms of the plan with the laws and requirements of such countries in order to allow such eligible employees to purchase our ordinary shares in a manner similar to the plan.

Eligibility. All active employees of Wright and its designated subsidiaries are eligible to participate in the amended and restated ESPP; provided that no employee may participate in the amended and restated ESPP to the extent that (i) immediately after an option is granted to such employee under the amended and restated ESPP, the participant owns 5% or more of the total combined voting power or value of all classes of our ordinary shares or the shares of any of our subsidiaries, (ii) the employee’s customary employment is for 20 hours per week or less, or (iii) the employee’s customary employment is for five months in any calendar year or less. Furthermore, an employee will not be eligible if he or she is a citizen or resident of a foreign jurisdiction in which the grant of an option or any offering under the amended and restated ESPP is prohibited by the laws of that jurisdiction, or in the event that compliance of the laws with that jurisdiction would cause the amended and restated ESPP to violate the requirements of Section 423 of the Code. All eligible employees will have equal rights and privileges under the amended and restated ESPP.

As of May 9, 2016, approximately 1,065 employees were eligible to participate in amended and restated ESPP.

Administration. The amended and restated ESPP will be administered by the compensation committee of our board of directors or a subcommittee thereof consisting solely of not less than two members of our board of directors who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. The committee may delegate administrative duties to our executive officers as it deems appropriate, except that the committee may not delegate any of its powers relating to participants who are subject to Section 16 of the Exchange Act. The committee may exercise its authority under the amended and restated ESPP in its sole discretion without the consent of any participant or other party, unless otherwise provided in the amended and restated ESPP. Each determination, interpretation, or other action made or taken by the committee pursuant to the provisions of the amended and restated ESPP will be final and binding on all persons, including participants and their beneficiaries.

Number of Shares Available for Issuance and Sale; Adjustments Upon Changes in Capitalization. The amended and restated ESPP reflects an increase in the number of ordinary shares available for issuance and sale under the plan from 333,333 to 550,000 shares. Taking into account shares sold under the plan prior to the suspension of the plan in connection with the Wright/Tornier merger, there are 285,845 ordinary shares currently available for issuance and sale under the plan. The amended and restated ESPP contains a share limitation on the aggregate number of ordinary shares that may be issued and sold to all participants during any one offering period, which is 100,000 shares.

The maximum number of shares available for issuance and sale under the amended and restated ESPP and the maximum number of shares available for issuance and sale to all participants during any one offering period, as well as the purchase price per share, will be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of shares, or any other increase or decrease in the number of shares effected without receipt of consideration by us.

Participation; Payroll Deductions. Participation in the amended and restated ESPP is voluntary. An eligible employee may become a participant for any offering period by filing with us or a designated third-party plan administrator, at least 15 days prior to the first day of the applicable offering period, described below (unless the committee sets a different number of days for purposes of filing a subscription agreement), a written subscription agreement authorizing payroll deductions as described below.

A participant’s election in a subscription agreement must set forth a percentage of the participant’s eligible compensation, from 1% to 20% (in whole percentages only), to be deducted from each paycheck during the offering period and credited to the participant’s account under the amended and restated ESPP. Payroll deductions for an offering period will commence on the first payday following the first day of the offering period on which the NASDAQ Global Select Market is open for trading. Amounts credited to a participant’s account under the amended and restated ESPP will not accrue any interest.

A participant’s eligible compensation from which payroll deductions may be made under the amended and restated ESPP consist of regular straight-time earnings and commissions that are included in regular compensation, including amounts that would have constituted compensation but for a participant’s election to defer or reduce compensation pursuant to any deferred compensation, cafeteria, capital accumulation or any other similar plan and including any overtime and shift premium, and excluding all other amounts such as amounts attributable to stock-based, cash-based and other incentive compensation and bonuses (except to the extent that the inclusion of any such item is specifically directed by the compensation committee).

Offering Periods. The baseline time period for participation in the amended and restated ESPP is an “offering period,” which is defined in the amended and restated ESPP as a period of approximately six months commencing on each January 1 and July 1 and terminating on the next occurring June 30 or December 31, as applicable (or any such other period as determined by the committee or board of directors). Offerings under the amended and restated ESPP will continue until the committee determines to suspend offerings or that no further offerings will be made because the ordinary shares that remain available under the amended and restated ESPP are insufficient to make an offering to all eligible employees, or until the amended and restated ESPP is terminated in accordance with its terms.

Payroll Deduction Limit. Participation in any calendar year is limited to the number of payroll deductions that will purchase no more than $25,000 of ordinary shares based on the fair market value of an ordinary share measured as of the enrollment date of each offering period during the calendar year.

Grant of an Option; Purchase Price. Under the amended and restated ESPP, on the enrollment date of each offering period, we will grant the participant an option to purchase, on the last trading day of each such offering period, the number of full ordinary shares that accumulated payroll deductions as of such exercise date will purchase at a per share price equal to 85% (or such other percentage between 85% and 100% as may be determined by the committee from time to time) of the fair market value of one ordinary share on the enrollment date or on the exercise date, whichever is lower (but no less than par value). The fair market value of our ordinary shares on any relevant date will be the closing sale price per share on such date at the end of the regular trading session as reported by the NASDAQ Stock Market or any national securities exchange on which our shares are then listed or quoted. On May 9, 2016, the closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market was $18.70.

The committee may accelerate the exercise date with respect to any offering period and provide either that the participant must exercise the option in connection with that offering period, in accordance with the terms of the amended and restated ESPP, or that all payroll deductions credited to the participant’s account will be paid to the participant as soon as practicable following the exercise date and that all options for such offering period will automatically be cancelled and will no longer be exercisable, if such change is announced at least five days before the newly scheduled exercise date.

The maximum number of ordinary shares that may be purchased by a participant during any offering period will be limited by the $25,000 limit. As such, during any offering period that occurs within the calendar year, the participant will not be entitled to purchase more than that number of ordinary shares during a calendar year that, when added to the number of ordinary shares previously purchased under the amended and restated ESPP during such calendar year, exceeds $25,000 (based on the fair market value of the ordinary shares measured as of the enrollment date of such offering period). In addition, the maximum number of ordinary shares that may be purchased by a participant during any one offering period is 1,000 shares and the maximum number of ordinary shares that may be purchased all participants during any one offering period is 100,000 shares.

Exercise of Option. The option for the purchase of ordinary shares will be exercised automatically on the exercise date of the applicable offering period and the maximum number of full ordinary shares subject to the option, subject to the $25,000 limit and the overall plan, offering period and per participant share limits, will be purchased for the participant at the applicable purchase price. A participant may not make payments into his or her account. Any accumulated payroll deductions not sufficient to purchase one full ordinary share will be retained in the participant’s account for the next subsequent offering period. If on the exercise date of a given offering period, the number of ordinary shares with respect to which options are to be exercised exceeds the number of ordinary shares then available for issuance and sale under the amended and restated ESPP or with respect to any offering period under the amended and restated ESPP, we will make a pro rata allocation of the ordinary shares remaining available for purchase in a uniform and equitable manner.

Withdrawal. A participant may withdraw all of his or her payroll deductions from an offering period prior to the end of such offering period. A participant’s withdrawal from the amended and restated ESPP will not affect his or her eligibility to participate in future offerings periods.

Termination of Service. Upon termination of a participant’s employment for any reason, his or her participation in the amended and restated ESPP will immediately terminate and the payroll deductions credited to the participant’s account will be returned to him or her.

Merger, Amalgamation, Asset Sale, Dissolution, or Liquidation. In the event that Wright merges or amalgamates with or into another corporation or is acquired or sells all or substantially all of its assets, each outstanding option under the amended and restated ESPP will be assumed, or an equivalent option shall be substituted by the successor corporation or its parent or subsidiary. In the event the successor corporation or its parent or subsidiary refuses to assume or substitute for the option, or in the event of the proposed dissolution or liquidation of Wright, the offering period then in progress will be shortened to end on an exercise date that is no later than the date immediately prior to the effective date of such merger, amalgamation, sale, dissolution, or liquidation, as applicable.

Required Notification of Share Transfers. A participant is required to give prompt notice to Wright, or cause a designated third-party plan administrator to give prompt notice to Wright, of any disposition or other transfer by the participant of ordinary shares purchased under the amended and restated ESPP if such disposition or transfer is made within two years from the enrollment date of the offering period in which the ordinary shares were purchased, or within one year after the exercise date on which such ordinary shares were purchased.

Nonassignability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive ordinary shares under the amended and restated ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way by a participant (other than by will, the laws of descent and distribution, or upon death pursuant to a valid beneficiary designation under the amended and restated ESPP). Any such attempt at a prohibited assignment, transfer, pledge, or other disposition will be without effect and may be treated by us as an election to withdraw funds during an offering period.

Term; Amendment and Termination. Unless sooner terminated by our board of directors, the amended and restated ESPP will terminate at midnight on June 27, 2026, the day before the 10th year anniversary of the effective date of the amended and restated ESPP. Our board of directors may terminate or amend the amended and restated

ESPP at any time and for any reason. No termination may affect options previously granted except as expressly set forth in the amended and restated ESPP in connection with an adjustment or change in control, each as described above, provided that an offering period may be terminated by the board of directors if it determines that the termination of the offering period or the amended and restated ESPP is in the best interests of Wright and our shareholders. Except as expressly set forth in the amended and restated ESPP or in connection with an adjustment or change in control, each as described above, no amendment may make any change in any option that adversely affects the participant’s rights without the participant’s consent.

Notwithstanding the restrictions on amendments and terminations as described above, the committee or our board of directors may, without shareholder consent and without regard to whether the participant’s rights may be considered to have been “adversely affected,” change the offering periods, establish the exchange ratio applicable to amounts withheld in currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by the participant in order to adjust for delays or mistakes in Wright’s processing of properly completed elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of ordinary shares for the participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the committee or our board of directors determines in its sole discretion advisable that are consistent with the amended and restated ESPP.

U.S. Federal Income Tax Consequences

The following is a general summary, as of the date of this proxy statement, of the United States federal income tax consequences to participants of options under the amended and restated ESPP. For purposes of the discussion below, unless the context requires otherwise, references to “Wright” refer to Wright Medical Group N.V. and its U.S. subsidiaries. This summary is intended for the information of our shareholders considering how to vote at the Annual General Meeting and not as tax guidance to participants in the amended and restated ESPP, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Each participant is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the amended and restated ESPP.

The amended and restated ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the amended and restated ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.

Wright generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

Participation in the amended and restated ESPP is strictly voluntary and dependent on each eligible employee’s election to participate in the amended and restated ESPP and the amount of eligible compensation he or she elects to contribute. Therefore, the benefits and amounts that will be received or allocated under the amended and restated ESPP, and the identity and number of eligible employees who will participate in the amended and restated ESPP, are not determinable. Non-executive directors are not eligible to participate in the amended and restated ESPP. During 2015, no shares were issued under the ESPP due to the then pendency of the Wright/Tornier merger.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information about our ordinary shares that may be issued under our equity compensation plans as of December 27, 2015.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	6,720,866	(1)(2)(3)	$20.55	(4)	3,196,561	(5)
Equity compensation plans not approved by security holders	—		—		—

Total	6,720,866	(1)(2)(3)	$20.55	(4)	3,196,561	(5)

(1)	Amount includes ordinary shares issuable upon the exercise of stock options granted under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan and Tornier N.V. Amended and Restated Stock Option Plan and ordinary shares issuable upon the vesting of RSU awards granted under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan.
(2)	Excludes employee stock purchase rights under the Tornier N.V. 2010 Employee Stock Purchase Plan, as amended. Under such plan, each eligible employee may purchase ordinary shares at semi-annual intervals on June 30th and December 31st each calendar year at a purchase price per share equal to 85% of the closing sales price per share of our ordinary shares on the last day of the offering period. Offering periods under this plan were suspended in connection with the Wright/Tornier merger and as of December 27, 2015 had not been reinstated.
(3)	Excludes an aggregate of 3,362,110 ordinary shares issuable upon the exercise of stock options granted under legacy Wright equity compensation plans and non-plan inducement option agreements assumed by us in connection with the Wright/Tornier merger. The weighted-average per share exercise price of these assumed stock options as of December 27, 2015 was $23.50. No further grants or awards will be made under these assumed legacy Wright equity compensation plans and non-plan inducement option agreements.
(4)	Not included in the weighted-average exercise price calculation are 1,133,295 RSU awards.
(5)	Amount includes 2,910,716 ordinary shares remaining available for future issuance under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan and 285,845 ordinary shares remaining available for future issuance under the Tornier N.V. 2010 Employee Stock Purchase Plan, as amended. No shares remain available for grant under the Tornier N.V. Amended and Restated Stock Option Plan or any of the legacy Wright equity compensation plans since such plans have been terminated with respect to future grants.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the approval of the Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan.

VOTING PROPOSAL NO. 10—AMENDMENT TO ARTICLES OF ASSOCIATION

Proposed Amendment to Articles of Association

At the Annual General Meeting, you will be asked to approve an amendment to our articles of association and to authorize the chairman of our board of directors and each employee of our outside Dutch counsel, Stibbe N.V., to sign the notarial deed of amendment to our articles of association in front of a civil-law notary in officiating in Amsterdam, the Netherlands and to undertake all other activities the holder of this power of attorney deems necessary or useful with respect to such amendment to our articles of association. Our board of directors, in its continuing review of corporate governance matters and the operation of our business after the completion of the Wright/Tornier merger and after careful consideration, has concluded that it is advisable and in the best interests of our company and shareholders to approve and adopt an amendment to our articles of association pursuant to which we will amend and restate article 18, paragraph 1 of our articles of association to clarify our fiscal year end.

Specifically, the amendment to article 18, paragraph 1 of our articles of association, as proposed by our board of directors, would state in its entirety:

“Fiscal year, annual accounts, annual report

Article 18.

1.	The company’s fiscal year runs from the first Monday after the last Sunday of December of a year and ends on the last Sunday of December of the following year.”

We believe the proposed amendment to article 18, paragraph 1 of our articles of association is advisable and in the best interests of our shareholders. The proposed amendment will have the effect of clarifying that our 2016 fiscal year end will be December 25, 2016 and that future fiscal year ends will always be the last Sunday of December.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote “FOR” the approval of the proposed amendment to our articles of association to provide that our fiscal year runs from the first Monday after the last Sunday of December of a year and ends on the last Sunday of December of the following year.

CORPORATE GOVERNANCE

Directors and Executive Officers

The table below sets forth, as of May 9, 2016, certain information concerning our current directors and executive officers. No family relationships exist among any of our directors or executive officers.

Name	Age	Position
Robert J. Palmisano	71	President and Chief Executive Officer and Executive Director
Lance A. Berry	43	Senior Vice President and Chief Financial Officer
Robert P. Burrows	69	Senior Vice President, Supply Chain
James A. Lightman	58	Senior Vice President, General Counsel and Secretary
Gregory Morrison	52	Senior Vice President, Human Resources
J. Wesley Porter	46	Senior Vice President and Chief Compliance Officer
Julie D. Tracy	54	Senior Vice President and Chief Communications Officer
Jennifer S. Walker	48	Senior Vice President, Process Improvement
Terry M. Rich	48	President, Upper Extremities
Kevin D. Cordell	50	President, Lower Extremities and Biologics
Peter S. Cooke	51	President, International
William L. Griffin, Jr.	67	Senior Vice President and General Manager, BioMimetic
Julie B. Andrews	45	Vice President and Chief Accounting Officer
David D. Stevens(1)(2)	62	Chairman and Non-Executive Director
Gary D. Blackford(3)	59	Non-Executive Director
Sean D. Carney(1)(4)	47	Non-Executive Director
John L. Miclot(4)	57	Non-Executive Director
Kevin C. O’Boyle(3)	60	Non-Executive Director
Amy S. Paul(1)	64	Non-Executive Director
Richard F. Wallman(2)(3)	65	Non-Executive Director
Elizabeth H. Weatherman(1)(2)(4)	56	Non-Executive Director

(1)	Member of the nominating, corporate governance and compliance committee.
(2)	Member of the strategic transactions committee.
(3)	Member of the audit committee.
(4)	Member of the compensation committee.

The following is a biographical summary of the experience of our directors and executive officers:

Robert J. Palmisano was appointed our President and Chief Executive Officer and an executive director and member of our board of directors in October 2015 in connection with the Wright/Tornier merger. Mr. Palmisano has served as President and Chief Executive Officer of Wright Medical Group, Inc. since September 2011. Prior to joining legacy Wright, Mr. Palmisano served as President and Chief Executive Officer of ev3 Inc., a global endovascular device company, from April 2008 to July 2010, when it was acquired by Covidien plc. From 2003 to 2007, Mr. Palmisano was President and Chief Executive Officer of IntraLase Corp. Before joining IntraLase, Mr. Palmisano was President and Chief Executive Officer of MacroChem Corporation from 2001 to 2003. Mr. Palmisano currently serves on the Providence College Board of Trustees. Mr. Palmisano previously served on the board of directors of ev3 Inc., Osteotech, Inc. and Abbott Medical Optics, Inc., all publicly held companies, and Bausch & Lomb, a privately held company. Under the terms of his employment agreement, we have agreed that Mr. Palmisano shall be nominated by our board of directors for election as an executive director and a member of our board of directors at each annual general meeting of shareholders. Mr. Palmisano’s qualifications to serve on our board of directors include his day-to-day knowledge of our company and business due to his position as President and Chief Executive Officer, his experience serving on other public companies’ boards of directors, and his extensive business knowledge working with other public companies in the medical device industry.

Lance A. Berry was appointed our Senior Vice President and Chief Financial Officer in October 2015 in connection with the Wright/Tornier merger. Mr. Berry has served as Senior Vice President and Chief Financial Officer of Wright Medical Group, Inc. since 2009. He joined legacy Wright in 2002, and, until his appointment as Chief Financial Officer, served as Vice President and Corporate Controller. Prior to joining Wright, Mr. Berry served as audit manager with the Memphis, Tennessee office of Arthur Andersen LLP from 1995 to 2002. Mr. Berry is a certified public accountant, inactive.

Robert P. Burrows was appointed our Senior Vice President, Supply Chain in October 2015 in connection with the Wright/Tornier merger. Mr. Burrows joined Wright Medical Group, Inc. in August 2014 as Senior Vice President, Supply Chain. Prior to joining legacy Wright, he served as Managing Principal of The On-Point Group, a privately held logistics and supply chain consultancy, from July 1994 through July 2014. While at On-Point, Mr. Burrows led over 40 client engagements, most recently as an operations consultant overseeing the transition and expansion of legacy Wright’s extremities and biologics manufacturing.

James A. Lightman was appointed our Senior Vice President, General Counsel and Secretary in October 2015 in connection with the Wright/Tornier merger. Mr. Lightman joined Wright Medical Group, Inc. in December 2011 as Senior Vice President, General Counsel and Secretary. Prior to joining legacy Wright, Mr. Lightman served in various legal and executive positions with Bausch & Lomb Incorporated, a privately held eye contact company. From February 2008 to November 2009, Mr. Lightman served as Vice President and Assistant General Counsel of Bausch & Lomb, and most recently held the position of Vice President, Global Sales Operations until August 2011. From June 2007 to February 2008, he served as Vice President and General Counsel of Eyeonics, Inc. Prior to joining Eyeonics, Mr. Lightman served as Senior Vice President and General Counsel of IntraLase Corp. from February 2005 to April 2007.

Gregory Morrison was appointed our Senior Vice President, Human Resources in October 2015 in connection with the Wright/Tornier merger. Mr. Morrison served as Senior Vice President, Global Human Resources and HPMS (High Performance Management System) of Tornier from January 2014 to October 2015 and served as Global Vice President, Human Resources from December 2010 to January 2014. Prior to joining Tornier, Mr. Morrison served as Senior Vice President, Human Resources of ev3 Inc., a global endovascular device company acquired by Covidien plc in July 2010, from August 2007 to December 2010, and as Vice President, Human Resources from May 2002 to August 2007. Prior to joining ev3, Mr. Morrison served as Vice President of Organizational Effectiveness of Thomson Legal & Regulatory from March 1999 to February 2002 and Vice President of Global Human Resources of Schneider Worldwide, which was acquired by Boston Scientific Corporation, from 1988 to March 1999.

J. Wesley Porter was appointed our Senior Vice President and Chief Compliance Officer in October 2015 in connection with the Wright/Tornier merger. Mr. Porter joined Wright Medical Group, Inc. in July 2014 as Vice President, Compliance and became Senior Vice President and Chief Compliance Officer in October 2014. Prior to joining legacy Wright, Mr. Porter served as Vice President, Deputy Compliance Officer of Allergan, Inc. from September 2012 to February 2014, Vice President, Ethics and Compliance of CareFusion Corp. from June 2009 to September 2012, and Senior Corporate Counsel, Compliance, HIPAA and Reimbursement of Smith & Nephew, Inc. from April 2006 to May 2009.

Julie D. Tracy was appointed our Senior Vice President and Chief Communications Officer in October 2015 in connection with the Wright/Tornier merger. Ms. Tracy served as Senior Vice President, Chief Communications Officer of Wright Medical Group, Inc. from October 2011 to October 2015. Prior to joining legacy Wright, Ms. Tracy served as Chief Communications Officer of Epocrates, Inc., a publicly held company that sold physician platforms for clinical content, practice tools and health industry engagement, from March 2011 to October 2011. From January 2008 to July 2010, Ms. Tracy was Senior Vice President and Chief Communications Officer of ev3 Inc. Prior to ev3, Ms. Tracy held marketing and investor relations positions at Kyphon Inc. from January 2003 to November 2007 and Thoratec Corporation from January 1998 to January 2003. Ms. Tracy currently serves as a member of the Board of Directors for the National Investor Relations Institute, the professional association of corporate officers and investor relations consultants responsible for communication among corporate management, shareholders, securities analysts and other financial community constituents.

Jennifer S. Walker was appointed our Senior Vice President, Process Improvement in October 2015 in connection with the Wright/Tornier merger. Ms. Walker served as Senior Vice President, Process Improvement of Wright Medical Group, Inc. from December 2011 to October 2015 and Vice President and Corporate Controller from December 2009 to December 2011. Since joining legacy Wright’s financial organization in 1993, she served as Assistant Controller, Director, Financial Reporting & Risk Management, Director, Corporate Tax & Risk Management, and Tax Manager of legacy Wright. Prior to joining legacy Wright, Ms. Walker was a senior tax accountant with Arthur Andersen LLP. Ms. Walker is a certified public accountant.

Terry M. Rich was appointed our President, Upper Extremities in October 2015 in connection with the Wright/Tornier merger. Mr. Rich served as Senior Vice President, U.S. Commercial Operations of Tornier from March 2012 to October 2015. Prior to joining Tornier, Mr. Rich served as Senior Vice President of Sales - West of NuVasive, Inc., a medical device company focused on developing minimally disruptive surgical products and procedures for the spine. Prior to such position, Mr. Rich served as Area Vice President, Sales Director and Area Business Manager of NuVasive from December 2005. Prior to joining NuVasive, Mr. Rich served as Partner/Area Sales Manager of Bay Area Spine of DePuy Spine, Inc., a spine company and subsidiary of Johnson & Johnson, from July 2004 to December 2005.

Kevin D. Cordell was appointed our President, Lower Extremities and Biologics in October 2015 in connection with the Wright/Tornier merger. Mr. Cordell served as President, U.S. Extremities of Wright Medical Group, Inc. from September 2014 to October 2015. Prior to joining legacy Wright, Mr. Cordell served as Vice President of Sales for the GI Solutions business at Covidien plc, a global healthcare products company, from May 2012 to September 2014. While at Covidien, he served as Vice President of Sales and Global Marketing for its Peripheral Vascular business from July 2010 to May 2012. He joined Covidien in July 2010 through the acquisition of ev3 Inc., a global endovascular device company, where he served as Vice President of U.S. Sales from January 2009 to July 2010. Prior to ev3, Mr. Cordell served as Vice President, Global Sales of FoxHollow Technologies, Inc. from March 2007 to October 2007. Earlier in his career, Mr. Cordell held various positions of increasing responsibility for Johnson & Johnson’s Cordis Cardiology and Centocor companies. Mr. Cordell serves on the board of directors of TissueGen, Inc., a privately-held developer of biodegradable polymer technology for implantable drug delivery.

Peter S. Cooke was appointed our President, International in October 2015 in connection with the Wright/Tornier merger. Mr. Cooke served as President, International of Wright Medical Group, Inc. from January 2014 to October 2015 and served as Senior Vice President, International from January 2013 to January 2014. Prior to joining legacy Wright, Mr. Cooke served as Vice President and General Manager, Vascular Therapies Emerging Markets of Covidien plc, a global healthcare products company, from 2010 to January 2013. Prior to Covidien, Mr. Cooke served in various general management roles for ev3 Inc., a global endovascular device company acquired by Covidien in July 2010, including Vice President and General Manager, International from July 2008 to July 2010; Vice President, General Manager, International from November 2006 to June 2008; Vice President, Sales International from January 2005 until November 2006; and Regional Director Asia Pacific and China from February 2003 until January 2005. Prior to ev3, Mr. Cooke spent eleven years at Guidant Corporation, three years at Baxter Healthcare Corporation and two years at St. Jude Medical, Inc.

William L. Griffin, Jr. was appointed our Senior Vice President and General Manager, BioMimetic in October 2015 in connection with the Wright/Tornier merger. Mr. Griffin served as Senior Vice President and General Manager, BioMimetic Therapeutics of Wright Medical Group, Inc. from March 2013 to October 2015 and Senior Vice President, Global Operations from 2008 to March 2013. Prior to joining legacy Wright, Mr. Griffin had global responsibility for all operations at Smith & Nephew, Inc. since 2002. From 1997 until 2002, he held positions at Johnson & Johnson Medical, including serving as its Vice President and General Manager. Mr. Griffin began his career in the medical device industry with Becton, Dickinson and Company where he spent 23 years with the final position of Vice President of Global Supply Chain Services.

Julie B. Andrews was appointed our Vice President and Chief Accounting Officer in October 2015 in connection with the Wright/Tornier merger. Ms. Andrews served as Vice President and Chief Accounting Officer of Wright Medical Group, Inc. from May 2012 to October 2015. From February 1998 to May 2012, Ms. Andrews held numerous key financial positions with Medtronic, Inc., a global medical device company. Most recently, Ms. Andrews served as Medtronic’s Vice President, Finance for its spinal and biologics business units. Ms. Andrews has significant accounting, finance, and business skills as well as global experience, having held positions in worldwide planning and analysis in Medtronic Sofamor Danek and in Medtronic’s spinal and biologics business. Prior to joining Medtronic, Ms. Andrews worked with Thomas & Betts Corporation in Memphis, Tennessee and Thomas Havey, LLP in Chicago, Illinois.

David D. Stevens joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Stevens serves as our Chairman of the Board. Mr. Stevens was a member of the board of directors of Wright Medical Group, Inc. from 2004 to 2015 and served as Chairman of the Board from 2009 to October 2015 and interim Chief Executive Officer of legacy Wright from April 2011 to September 2011. He has been a private investor since 2006. Mr. Stevens served as Chief Executive Officer of Accredo Health Group, Inc., a subsidiary of Medco Health Solutions, Inc., from 2005 to 2006. He was Chairman of the Board and Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005, and was President and Chief Operating Officer of the predecessor companies of Accredo Health from their inception in 1983 until 1996. He serves on the board of directors of Allscripts Healthcare Solutions, Inc., a publicly held company. He previously served on the board of directors of Viasystems Group, Inc., a publicly held company, from 2012 until May 2015 when it was acquired by TTM Technologies, Inc., Medco Health Solutions, Inc., a publicly held company, from 2006 until 2012 when it was acquired by Express Scripts Holding Company, and Thomas & Betts Corporation, a publicly held company, from 2004 to 2012 when it was acquired by ABB Ltd. Mr. Steven’s qualifications to serve on our board of directors include his extensive experience serving as a chief executive officer, including as interim chief executive officer of legacy Wright, his close familiarity with our business, and his prior experience as a director of legacy Wright.

Gary D. Blackford joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Blackford was a member of the board of directors of Wright Medical Group, Inc. from 2008 to 2015. From 2002 to February 2015, Mr. Blackford served as President and Chief Executive Officer and a member of the board of directors of Universal Hospital Services, Inc., a provider of medical technology outsourcing and services to the health care industry, and from 2007 to February 2015, served as Chairman of the Board. From 2001 to 2002, Mr. Blackford served as Chief Executive Officer of Curative Health Services Inc. From 1999 to 2001, Mr. Blackford served as Chief Executive Officer of ShopforSchool, Inc. He served as Chief Operating Officer for Value Rx from 1995 to 1998 and Chief Operating Officer and Chief Financial Officer of MedIntel Systems Corporation from 1993 to 1994. Mr. Blackford serves on the board of directors of Halyard Health, Inc., a publicly held company. Mr. Blackford previously served on the board of directors of Compex Technologies, Inc., a publicly held medical device company, from 2005 until its acquisition by Encore Medical Corporation in 2006. Mr. Blackford’s qualifications to serve as a member of our board of directors include his experience as a chief executive officer and director of a health care services company and other companies and as a director of other public companies in the healthcare industry, his extensive experience leading healthcare companies, and his prior experience as a director of legacy Wright.

Sean D. Carney has served as a non-executive director and member of our board of directors since July 2006. Mr. Carney served as Chairman of the board of directors of legacy Tornier from May 2010 to October 2015. Mr. Carney was appointed as a director of Tornier in connection with the securityholders’ agreement that Tornier entered into with certain of its shareholders. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Since 1996, Mr. Carney has been employed by Warburg Pincus LLC, a private equity firm, and has served as a Member and Managing Director of Warburg Pincus LLC and a General Partner of Warburg Pincus & Co. since January 2001. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, and their affiliates are a principal shareholder that owns approximately 6.1% of our outstanding ordinary shares as of May 9, 2016. Prior to joining Warburg Pincus, Mr. Carney was a consultant at McKinsey & Company, Inc., a management consulting company. Mr. Carney previously served on the board of directors of DexCom, Inc., a publicly held medical device company, Arch Capital Group Ltd., a publicly held company, MBIA Inc., a publicly held company, and several privately held companies. Mr. Carney’s qualifications to serve as a member of our board of directors include his substantial experience as an investor in medical device companies, his experience as a public company director, and his experience evaluating financial results.

John L. Miclot joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Miclot was a member of the board of directors of Wright Medical Group, Inc. from 2007 to 2015. Mr. Miclot has served as President and Chief Executive Officer and a member of the board of directors of LinguaFlex, Inc., a medical device company focused on treatment of sleep disordered breathing, since August 2015. From December 2011 to December 2014, he served as Chief Executive Officer and a member of the board of directors of Tengion Inc., a publicly held company that focused on organ and cell regeneration. Prior to joining Tengion, Mr. Miclot was an Executive-in Residence at Warburg Pincus, LLC. From 2008 to 2010, he was President and Chief Executive Officer of CCS Medical, Inc., a provider of products and services for patients with chronic diseases. From 2003 until 2008, he served as President and Chief Executive Officer of Respironics, Inc., a provider of sleep and respiratory products, and prior to such time, served in various positions at Respironics, Inc. from 1998 to 2003, including Chief Strategic Officer and President of the Homecare Division. From 1995 to 1998, he served as Senior Vice President, Sales and Marketing of Healthdyne Technologies, Inc., a medical device company that was acquired by Respironics, Inc. in 1998. Mr. Miclot spent the early part of his medical career at DeRoyal Industries, Inc., Baxter International Inc., Ohmeda Medical, Inc. and Medix Inc. Mr. Miclot serves on the board of directors of Dentsply International, a publicly held company, and serves as Chairman and a member of the board of directors of Breathe Technologies, Inc., a privately held company. Mr. Miclot also serves as a director of the Pittsburgh Zoo and PPG Aquarium, charitable and educational institutions, serves on the University of Iowa Tippie College of Business board of advisors and serves as an industrial advisor to EQT Partners, an investment company. Mr. Miclot previously served on the board of directors of ev3 Inc., a global endovascular device company, prior to the sale of the company in 2010. Mr. Miclot’s qualifications to serve on our board of directors include his substantial experience as a chief executive officer of several medical device companies, his deep knowledge of the medical device industry, and his prior experience as a director of legacy Wright.

Kevin C. O’Boyle has served as a non-executive director and member of our board of directors since June 2010. In November 2012, Mr. O’Boyle was appointed as Interim Vice Chairman of Tornier, a position he held for about a year. From December 2010 to July 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing Inc., a medical device company which was acquired by Shire plc in July 2011. From January 2003 until December 2009, Mr. O’Boyle served as Chief Financial Officer of NuVasive, Inc., a medical device orthopedics company specializing in spinal disorders. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle serves on the board of directors of GenMark Diagnostics, Inc., ZELTIQ Aesthetics, Inc., and Sientra, Inc., all publicly held companies. Mr. O’Boyle previously served on the board of directors of Durata Therapeutics, Inc. until its acquisition by Actavis plc in November 2014. Mr. O’Boyle’s qualifications to serve on our board of directors includes his executive experience in the healthcare industry, his experience with companies during their transition from being privately held to publicly held, and his financial and accounting expertise.

Amy S. Paul joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Ms. Paul was a member of the board of directors of Wright Medical Group, Inc. from 2008 to 2015. Ms. Paul retired in 2008 following a 26-year career with C.R. Bard, Inc., a medical device company, most recently serving as the Group Vice President-International since 2003. She served in various positions at C.R. Bard, Inc. from 1982 to 2003, including President of Bard Access Systems, Inc., President of Bard Endoscopic Technologies, Vice President and Business Manager of Bard Ventures, Vice President of Marketing of Bard Cardiopulmonary Division, Marketing Manager for Davol Inc., and Senior Product Manager for Davol Inc. Ms. Paul serves on the board of directors of Derma Sciences, Inc., a publicly held company. Ms. Paul previously served on the board of directors of Viking Systems, Inc., a publicly held company, until October 2012 when it was acquired by Conmed Corporation, and was a commissioner of the Northwest Commission on Colleges and Universities from 2010 to 2013. Ms. Paul serves on the President’s Innovation Network at Westminster College. Ms. Paul’s qualifications to serve on our board of directors include her over three decades of experience in the medical device industry, including having served in various executive roles with responsibilities that include international and divisional operations as well as marketing and sales functions, her experience as a director of another public company in the healthcare industry, and her prior experience as a director of legacy Wright.

Richard F. Wallman has served as a non-executive director and member of our board of directors since December 2008. From 1995 through his retirement in 2003, Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International, Inc.). Prior to joining AlliedSignal, Inc., Mr. Wallman served as Controller of International Business Machines Corporation. Mr. Wallman serves on the board of directors of Charles River Laboratories International, Inc., Convergys Corporation, Extended Stay America, Inc. and its wholly subsidiary ESH Hospitality, Inc., and Roper Technologies, Inc., all publicly held companies. Mr. Wallman previously served on the board of directors of Ariba, Inc. and Dana Holding Corporation, both publicly held companies. Mr. Wallman’s qualifications to serve on our board of directors include his prior public company experience, including as Chief Financial Officer of Honeywell, his significant public company director experience, and his financial experience and expertise.

Elizabeth H. Weatherman has served as a non-executive director and member of our board of directors since July 2006. Ms. Weatherman was appointed as a director of Tornier in connection with the securityholders’ agreement that Tornier entered into with certain shareholders. For more information regarding the securityholders’ agreement, please refer to the discussion below under “—Board Structure and Composition.” Ms. Weatherman is a Special Limited Partner of Warburg Pincus LLC, a private equity firm, since January 2016. Ms. Weatherman previously was a Partner of Warburg Pincus & Co., a Member and Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and primarily focused on the firm’s healthcare investment activities. Warburg Pincus LLC and Warburg Pincus & Co. are part of the Warburg Pincus entities collectively referred to elsewhere in this proxy statement as Warburg Pincus, and their affiliates are a principal shareholder that owns 6.1% of our outstanding ordinary shares as of May 9, 2016. Ms. Weatherman serves on the board of directors of several privately held companies. Ms. Weatherman previously served on the boards of directors of several publicly held companies, primarily in the medical device industry, including ev3 Inc., Wright Medical Group, Inc., and Kyphon Inc. Ms. Weatherman’s qualifications to serve on our board of directors include her extensive experience as a director of several public and private companies in the medical device industry.

Board Structure and Composition

We have a one-tier board structure. Our articles of association provide that the number of members of our board of directors will be determined by our board of directors, provided that the board of directors shall be comprised of at least one executive director and two non-executive directors. Our board of directors currently consists of nine directors, one of whom is an executive director and eight of whom are non-executive directors. On April 4, 2016, David H. Mowry announced his resignation as our Executive Vice President and Chief Operating Officer and as an executive director effective as of May 6, 2016. Effective as of May 6, 2016, our board of directors set the number of our directors at nine, one of whom is an executive director and eight of whom are non-executive directors.

All eight of our non-executive directors are “independent directors” under the Listing Rules of the NASDAQ Global Select Stock Market. Independence requirements for service on our audit committee are discussed below under “—Board Committees—Audit Committee” and independence requirements for service on our compensation committee are discussed below under “—Board Committees—Compensation Committee.” All of our non-executive directors, other than Mr. Carney and Ms. Weatherman, are independent under the independence definition in the Dutch Corporate Governance Code.

The general meeting of shareholders appoints the members of our board of directors, subject to a binding nomination of our board of directors in accordance with the relevant provisions of the Dutch Civil Code. Our board of directors makes the binding nomination based on a recommendation of our nominating, corporate governance and compliance committee. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed by the general meeting of shareholders unless the binding nature of the nominations by our board of directors is set aside by the general meeting of shareholders. The binding nature of nomination(s) by our board of directors can only be set aside by a vote of at least two-thirds of the votes cast at an annual or extraordinary general meeting of shareholders, provided such two-thirds vote constitutes more than one-half of our issued share capital. In such case, a new meeting is called at which the resolution for appointment of a member of our board of directors shall require a majority of at least two-thirds of the votes cast representing more than one-half of our issued share capital.

A resolution of the general meeting of shareholders to suspend a member of our board of directors requires the affirmative vote of an absolute majority of the votes cast. A resolution of the general meeting of shareholders to suspend or dismiss members of our board of directors, other than pursuant to a proposal by our board of directors, requires a majority of at least two-thirds of the votes cast, representing more than one-half of our issued share capital.

With respect to Board composition, under the terms of his employment agreement, we have agreed that Mr. Palmisano shall be nominated by our board of directors for election as an executive director and a member of our board of directors at each annual general meeting of shareholders. In addition, pursuant to a securityholders’ agreement among our company and certain of our shareholders, including TMG Holdings Coöperatief U.A. (TMG), TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares. We agreed to use our reasonable best efforts to cause the TMG designees to be elected. As of May 9, 2016, TMG beneficially owned 6.1% of our outstanding ordinary shares. Mr. Carney and Ms. Weatherman are our current directors who are designees of TMG and Mr. Carney will be the designee going forward.

Under our articles of association, our internal rules for the board of directors, and Dutch law, the members of our board of directors are collectively responsible for our management, general, and financial affairs and policy and strategy. Our executive directors are primarily responsible for managing our day-to-day affairs as well as other responsibilities that have been delegated to our executive directors in accordance with our articles of association and internal rules for the board of directors. Our non-executive directors supervise our executive directors and our general affairs and provide general advice to them. In performing their duties, our directors are guided by the interests of our company and, within the boundaries set by relevant Dutch law, must take into account the relevant interests of our stakeholders. The internal affairs of our board of directors are governed by our internal rules for the board of directors, a copy of which is available on the Investor Relations—Corporate Information—Governance Documents & Charters section of our corporate website at www.wright.com.

Mr. Stevens serves as our Chairman. The duties and responsibilities of the Chairman include, among others: determining the agenda and chairing the meetings of our board of directors, managing our board of directors to ensure that it operates effectively, ensuring that the members of our board of directors receive accurate, timely and clear information, encouraging active engagement by all the members of our board of directors, promoting effective relationships and open communication between non-executive directors and the executive directors, and monitoring effective implementation of our board of directors decisions.

All regular meetings of our board of directors are scheduled to be held in the Netherlands. Each director has the right to cast one vote and may be represented at a meeting of our board of directors by a fellow director. Our board of directors may pass resolutions only if a majority of the directors is present at the meeting and all resolutions must be passed by a majority of the directors that have no conflict of interest present or represented. As required by Dutch law, our articles of association provide that when one or more members of our board of directors is absent or prevented from acting, the remaining members of our board of directors will be entrusted with the management of our company. The intent of this provision is to satisfy certain requirements under Dutch law and provide that, in rare circumstances, when a director is incapacitated, severely ill, or similarly absent or prevented from acting, the remaining members of our board of directors (or, in the event there are no such remaining members, a person appointed by our shareholders at a general meeting) will be entitled to act on behalf of our board of directors in the management of our company, notwithstanding the general requirement that otherwise requires a majority of our board of directors be present. In these limited circumstances, our articles of association permit our board of directors to pass resolutions even if a majority of the directors is not present at the meeting.

Subject to Dutch law and any director’s objection, resolutions may be passed in writing by all of the directors in office. Under Dutch law, members of the board of directors may not participate in the deliberation and the decision-making process on a subject or transaction in relation to which he or she has a direct or indirect personal interest that conflicts with the interest of our company and business enterprise. If all directors are conflicted and in the absence of a supervisory board, the resolution shall be adopted by the general meeting of shareholders, except if the articles of association prescribe otherwise. Our articles of association provide that a director shall not take part in any vote on a subject or transaction in relation to which he or she has a direct or indirect personal interest that conflicts with the interest of our company and business enterprise. In such event, the other directors shall be authorized to adopt the resolution. If all directors have a conflict of interest as mentioned above, the resolution shall be adopted by the non-executive directors.

Board Committees

Our board of directors has four standing board committees: audit committee, compensation committee, nominating, corporate governance and compliance committee and strategic transactions committee. Each of these committees has the composition described in the table below and the responsibilities described in the sections below. Our board of directors has adopted a written charter for each committee of our board of directors. These charters are available on the Investor Relations—Corporate Information—Governance Documents & Charters section of our corporate website at www.wright.com. Our board of directors from time to time may establish other committees.

The following table summarizes the current membership of each of our four board committees.

Director	Audit	Compensation	Nominating, corporate governance and compliance	Strategic transactions
Robert J. Palmisano	—	—	—	—
Gary D. Blackford	✓	—	—	—
Sean D. Carney	—	Chair	✓	—
Kevin C. O’Boyle	✓	—	—	—
John L. Miclot	—	✓	—	—
Amy S. Paul	—	—	Chair	—
David D. Stevens	—	—	✓	✓
Richard F. Wallman	Chair	—	—	✓
Elizabeth H. Weatherman	—	✓	✓	Chair

Attendance at Board and Committee Meetings, and Annual General Meetings of Shareholders

Our board of directors held three meetings during the fiscal year ended December 27, 2015. During the last fiscal year, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of the board on which the director served.

Our formal policy regarding attendance by members of our board of directors at annual general meetings of shareholders is that due to the location of our annual general meeting of shareholders in the Netherlands, the residence of our directors in the United States and the fact that regular board meetings do not take place at or around the time of the annual general meetings of shareholders, directors are not required to attend annual general meetings of shareholders. None of our directors attended our most recent annual general meeting of shareholders held on June 18, 2015.

Audit Committee

The audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements. The primary responsibilities of the audit committee include:

•	assisting our board of directors in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements insofar as they relate to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors;

•	appointing, compensating, retaining, and overseeing the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review, or attest services and dealing directly with any such accounting firm;

•	providing a medium for consideration of matters relating to any audit issues;

•	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving all related party transactions required to be disclosed under the U.S. federal securities laws.

The audit committee reviews and evaluates, at least annually, the performance of the audit committee and its members, including compliance of the committee with its charter.

The audit committee has the sole authority to select, retain, oversee, and terminate its own counsel, consultants, and advisors and approve the fees and other retention terms of such counsel, consultants, and advisors, as it deems appropriate.

The audit committee consists of Mr. Wallman (Chair), Mr. Blackford, and Mr. O’Boyle. We believe that the composition of the audit committee complies with the applicable rules of the SEC and the NASDAQ Global Select Stock Market. Our board of directors has determined that each of Mr. Wallman, Mr. Blackford, and Mr. O’Boyle is an “audit committee financial expert,” as defined in SEC rules, and satisfies the financial sophistication requirements of the NASDAQ Global Select Stock Market. Our board of directors also has determined that each of Mr. Wallman, Mr. Blackford, and Mr. O’Boyle meets the more stringent independence requirements for audit committee members of Rule 10A-3(b)(1) under the Exchange Act and the Listing Rules of the NASDAQ Global Select Stock Market, and each of Mr. Wallman, Mr. Blackford, and Mr. O’Boyle is independent under the Dutch Corporate Governance Code. Shareholders should understand that these designations related to our audit committee members’ experience and understanding with respect to certain accounting and auditing matters do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the audit committee or of our board of directors.

The audit committee held eight meetings during 2015.

Compensation Committee

The primary responsibilities of our compensation committee, which are within the scope of the board of directors compensation policy adopted by the general meeting of our shareholders, include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations;

•	making recommendations to our board of directors with respect to incentive compensation and equity-based plans that are subject to board and shareholder approval, administering or overseeing all of our incentive compensation and equity-based plans, and discharging any responsibilities imposed on the committee by any of these plans;

•	reviewing and discussing with management the “Compensation Discussion and Analysis” section of this proxy statement and based on such discussions, recommending to our board of directors whether the “Compensation Discussion and Analysis” section should be included in this proxy statement;

•	approving, or recommending to our board of directors for approval, the compensation programs, and the payouts for all programs, applying to our non-executive directors, including reviewing the competitiveness of our non-executive director compensation programs and reviewing the terms to make sure they are consistent with our board of directors compensation policy adopted by the general meeting of our shareholders; and

•	reviewing and discussing with our Chief Executive Officer and reporting periodically to our board of directors plans for development and corporate succession plans for our executive officers and other key employees.

The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the committee with its charter.

The compensation committee has the sole authority to select, retain, oversee and terminate its own counsel, consultants and advisors and approve the fees and other retention terms of such counsel, consultants and advisors, as it deems appropriate. Before selecting any such counsel, consultant or advisor, the compensation committee reviews and considers the independence of such counsel, consultant or advisor in accordance with applicable SEC and NASDAQ rules. During 2015, the compensation committee retained Mercer (US) Inc. (Mercer) to assist in the design and review of our executive and director compensation programs. Additional information regarding the role of Mercer is found under “Executive Compensation —Compensation Discussion and Analysis—Determination of Compensation—Role of Consultant.” Mercer’s fees for director and executive compensation consulting services provided to the compensation committee in 2015 were $141,402. Mercer did provide other services related to employee health and benefits brokerage. The aggregate fees paid as commissions for such other services in 2015 were $221,613. The compensation committee and our board of directors did not review or approve such other services provided to us by Mercer, as those services were approved by management in the normal course of business. The compensation committee has assessed the independence of Mercer pursuant to SEC rules and NASDAQ listing rules and concluded that the work of Mercer did not raise any conflicts of interest.

For a narrative description of the processes and procedures for the consideration and determination of executive and director compensation, please refer to “Executive Compensation—Compensation Discussion and Analysis—Determination of Compensation” and “Director Compensation.”

The compensation committee consists of Mr. Carney (Chair), Mr. Miclot, and Ms. Weatherman. We believe that the composition of our compensation committee complies with the applicable rules of the SEC and the NASDAQ Global Select Stock Market. Our board of directors has determined that each of Mr. Carney, Mr. Miclot, and Ms. Weatherman meets the more stringent independence requirements for compensation committee members of Rule 10C-1 under the Exchange Act and the Listing Rules of the NASDAQ Global Select Stock Market. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors.

The compensation committee held three meetings during 2015.

Nominating, Corporate Governance and Compliance Committee

The primary responsibilities of our nominating, corporate governance and compliance committee include:

•	reviewing and making recommendations to our board of directors regarding the size and composition of our board of directors;

•	identifying, reviewing and recommending nominees for election as directors;

•	making recommendations to our board of directors regarding corporate governance matters and practices, including any revisions to our internal rules for our board of directors; and

•	overseeing our compliance efforts with respect to our legal, regulatory and quality systems requirements and ethical programs, including our code of business conduct, other than with respect to matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which are within the purview of the audit committee.

The nominating, corporate governance and compliance committee reviews and evaluates, at least annually, the performance of the nominating, corporate governance and compliance committee and its members, including compliance of the committee with its charter.

The nominating, corporate governance and compliance committee has the sole authority to select, retain, oversee and terminate its own counsel, consultants and advisors and approve the fees and other retention terms of such counsel, consultants and advisors, as it deems appropriate.

The nominating, corporate governance and compliance committee consists of Ms. Paul (Chair), Mr. Carney, Mr. Stevens and Ms. Weatherman.

The nominating, corporate governance and compliance committee held two meetings during 2015.

Strategic Transactions Committee

The primary responsibilities of our strategic transactions committee include:

•	reviewing and evaluating potential opportunities for strategic business combinations, acquisitions, mergers, dispositions, divestitures, investments, and similar strategic transactions involving our company or any one or more of our subsidiaries outside the ordinary course of our business that may arise from time to time;

•	approving on behalf of our board of directors any strategic transaction that may arise from time to time and is deemed appropriate by the strategic transactions committee and involves total cash consideration of less than $5.0 million; provided, however, that the strategic transactions committee is not authorized to approve any strategic transaction involving the issuance of capital stock or in which any director, officer, or affiliate of our company has a material interest;

•	making recommendations to our board of directors concerning approval of any strategic transactions that may arise from time to time and are deemed appropriate by the strategic transactions committee and are beyond the authority of the strategic transactions committee to approve;

•	reviewing integration efforts with respect to completed strategic transactions from time to time and making recommendations to management and our board of directors, as appropriate;

•	assisting management in developing, implementing, and adhering to a strategic plan and direction for its activities with respect to strategic transactions and making recommendations to management and our board of directors, as appropriate;

•	reviewing and approving the settlement or compromise of any material litigation or claim against us; and

•	reviewing and evaluating potential opportunities for restructuring our business in response to completed strategic transactions or otherwise in an effort to realize anticipated cost and expense savings for, and other benefits, to our company and making recommendations to management and our board of directors, as appropriate.

The strategic transactions committee reviews and evaluates periodically the performance of the committee and its members, including compliance of the committee with its charter.

The strategic transactions committee consists of Ms. Weatherman (Chair), Mr. Stevens, and Mr. Wallman.

The strategic transactions committee did not meet during 2015.

Internal Rules for the Board of Directors

Our board of directors has adopted internal rules, which are similar to U.S. corporate bylaws or corporate governance guidelines. A copy of these internal rules can be found on the Investor Relations—Corporate Information—Governance Documents & Charters section of our website at www.wright.com. Among the topics addressed in our internal rules for our board of directors are:

•	Board responsibility	•	Board meetings
•	Board composition	•	Board resolutions
•	Chairman responsibilities	•	Conflicts of interest
•	Executive director responsibilities	•	Board committees
•	Non-executive director responsibilities	•	Disclosure of information
•	Ownership of securities	•	Confidentiality

Dutch Corporate Governance Code

In addition to the Listing Rules of the NASDAQ Global Select Stock Market and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code. The Dutch Corporate Governance Code (as last amended on December 10, 2008) contains a number of principles and best practices, with emphasis on integrity, transparency and accountability as the primary means of achieving good governance.

There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Dutch Corporate Governance Code. Although we apply several provisions of the Dutch Corporate Governance Code, as an SEC registrant and NASDAQ listed company, we believe that it is appropriate to maintain governance practices that are in line with our peers listed on the NASDAQ Global Select Stock Market, and therefore, at times may choose to apply practices common for NASDAQ listed companies.

In accordance with the Dutch Corporate Governance Code’s compliance principle of “apply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Corporate Governance Code by either applying the Dutch practices or explaining why the company has chosen to apply different practices, we disclose in our Dutch statutory annual report that accompanies our Dutch statutory annual accounts to what extent we do not apply provisions of the Dutch Corporate Governance Code, together with the reasons for those deviations. Our Dutch statutory annual report may be found on the Investor Relations—Corporate Information—Governance Documents & Charters section of our website at www.wright.com.

Board of Directors Leadership Structure

Mr. Stevens serves as Chairman of our board of directors. Mr. Palmisano serves as our President and Chief Executive Officer and executive director.

Under the internal rules for our board of directors, the chairman may only be a non-executive director, and may not be involved, nor have been involved in the daily management of Wright. The chairman’s general and specific responsibilities cover: (i) determining the agenda and chairing the meetings of our board of directors; (ii) ensuring that there is sufficient time for decision-making by our board of directors; (iii) ensuring the functioning of our board of directors and conducting shareholder meetings, including our annual general meetings of shareholders; (iv) managing our board of directors to ensure that it operates effectively; (v) ensuring that the members of our board of directors receive accurate, timely and clear information, in particular about our performance, to enable our board of directors to take sound decisions, monitor effectively and provide advice to promote the success of Wright; (vi) encouraging active engagement by all the members of our board of directors; (vii) setting and approving our board of directors agenda to take full account of the issues and the concerns of all directors; (viii) promoting effective relationships and open communication, both inside and outside the boardroom, between non-executive directors and the executive directors; (ix) monitoring effective implementation of board of directors decisions; (x) ensuring clear structure for and the effective running of board committees together with and facilitated by our corporate secretary, maintaining effective communication with major shareholders so as to ensure that our board of directors develops an understanding of their views; (xi) in conjunction with our corporate secretary, taking the lead in providing a properly constructed induction program for new directors that is comprehensive, formal and tailored; (xii) ensuring that the performance of individuals and of our board of directors as a whole and its committees is evaluated at least once a year; and (xiii) establishing a close relationship of trust with the executive director, by providing support and advice while respecting executive responsibility.

Under the internal rules for our board of directors, the executive director’s responsibilities within our board of directors include: (i) day-to-day management of Wright comprising all decisions in the ordinary course of its business; and, within the strategic and financial objectives and boundaries as included in the strategy and business plans approved by our board of directors; (ii) strategic management of Wright, including developing strategy and business plans for Wright, including the financial projections and the budget, and proposing these plans to our board of directors and implementing them after approval of our board of directors; (iii) maintaining appropriate accounting, financial and other controls; (iv) establishing and maintaining internal procedures, which ensure that all major financial information is known to our entire board of directors, so that the timeliness, completeness and correctness of the external financial reporting are assured; (v) adopting company policies in respect of corporate conduct, including compliance with applicable laws and regulations; (vi) reviewing the process of the provision of appropriate financial and operational information to our board of directors, and to (public) authorities or other relevant bodies; (vii) preparing and monitoring implementation of succession plans regarding our management; (viii) evaluating the overall effectiveness of Wright; and (ix) such other matters as may be specifically delegated to the executive director by our board of directors.

We currently believe this leadership structure is in the best interests of Wright and our shareholders and strikes the appropriate balance between the President and Chief Executive Officer’s responsibility for the strategic direction, day-to day-leadership and performance of Wright and the Chairman’s responsibility to guide overall strategic direction of Wright and provide oversight of our corporate governance and guidance to our President and Chief Executive Officer and to set the agenda for and preside over board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that our company is well-served by this leadership structure.

Risk Oversight

Risk is inherent with every business. We face a number of risks, including regulatory, compliance, legal, competitive, financial (accounting, credit, interest rate, liquidity and tax), operational, political, strategic and reputational risks. Our management is responsible for the day-to-day management of risks faced by us, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. Our board of directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to us. Our President and Chief Executive Officer regularly attends meetings of our board of directors and discusses with the board the strategies and risks facing our company.

The board’s standing committees oversee risks associated with their respective principal areas of focus. The audit committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, on our processes for the management of business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements as they relate to our financial statements and financial reporting obligations. The audit committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our company. The compensation committee is responsible for overseeing risks and exposures associated with our compensation programs and arrangements, including our executive and director compensation programs and arrangements, and management succession planning. The nominating, corporate governance and compliance committee oversees risks relating to our compliance efforts with respect to legal and regulatory requirements and relevant company policies and procedures, including our code of business conduct, code of conduct on insider trading and confidentiality and other aspects of our corporate compliance program and risks related to our corporate governance matters and policies and director succession planning. The strategic transactions committee oversees risks related to strategic transactions that we may undertake.

Consideration of Director Nominees

Our board of directors has delegated to the nominating, corporate governance and compliance committee the responsibility, among other things, to review and make recommendations to our board of directors regarding the size and composition of our board of directors and identify, review and recommend nominees for appointment as directors. The policy of the nominating, corporate governance and compliance committee with respect to nominees for appointment as directors submitted or recommended by our shareholders is to consider properly submitted recommendations for candidates to our board of directors from our shareholders. In evaluating such recommendations, the nominating, corporate governance and compliance committee seeks to achieve a balance of experience, knowledge, integrity and capability on our board of directors and to address the membership criteria described below. Any shareholder recommendations for consideration by the nominating, corporate governance and compliance committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Wright within the last three years, at least three personal references, a statement of recommendation of the candidate from the shareholder, a description of our ordinary shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on our board of directors and a written indication to provide such other information as the nominating, corporate governance and compliance committee may reasonably request. There are no differences in the manner in which the nominating, corporate governance and compliance committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or otherwise.

Shareholder recommendations to our board of directors should be sent to:

James A. Lightman

Senior Vice President, General Counsel and Secretary

Wright Medical Group N.V.

Prins Bernhardplein 200

1097 JB Amsterdam

The Netherlands

The nominating, corporate governance and compliance committee will evaluate and recommend candidates for membership on our board of directors consistent with criteria established by the committee. The nominating, corporate governance and compliance committee has not formally established any specific, minimum qualifications that must be met by each candidate for our board of directors or specific qualities or skills that are necessary for one or more of the members of our board of directors to possess. However, the nominating, corporate governance and compliance committee, when considering a potential candidate, will factor into its determination the following qualities of a candidate: (i) high personal and professional ethics, values and integrity; (ii) the education, skill and experience that our board of directors deems relevant and useful, including whether such attributes or background would contribute to the diversity of our board of directors as a whole; (iii) the ability and willingness to serve on any committees of our board of directors; and (iv) the ability and willingness to commit adequate time to the proper functioning of our board of directors and its committees.

While we do not have a stand-alone diversity policy, the nominating, corporate governance and compliance committee and our board of directors believe that the above-mentioned attributes provide us with a diverse range of perspectives and judgment necessary to guide our strategies and monitor their execution. The nominating, corporate governance and compliance committee seeks nominees with a broad diversity of experience, expertise and backgrounds. The nominating, corporate governance and compliance committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has served as one of our officers or employees at any time. Except as otherwise disclosed in this proxy statement, no member of our compensation committee has had any relationship with Wright requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served as a director, or member of the compensation committee (or other committee serving an equivalent function), of an organization that has an executive officer also serving as a member of our board of directors or compensation committee.

Stock Ownership Guidelines

We have established stock ownership guidelines that are intended to further align the interests of our directors and executive officers with those of our shareholders. The stock ownership guideline for our non-executive directors is that number of ordinary shares with a value equal to five times the amount of the annual cash retainer paid to directors in consideration for their service as members of our board of directors. Stock ownership targets for our executive officers have been set at that number of our ordinary shares with a value equal to a multiple of the executive’s annual base salary, with the multiple equal to four times for our President and Chief Executive Officer and one and a half to two times for our other executive officers. Each director and executive officer has five years from the date of appointment or hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach his or her stock ownership targets. Until the applicable stock ownership target is achieved, each director and executive officer subject to the guidelines is required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or the vesting of restricted stock unit awards. All of our directors and most of our executives currently meet their respective individual stock ownership guideline.

Code of Business Conduct

We have adopted a code of business conduct, which applies to all of our directors, officers and employees. The code of business conduct is available on the Investor Relations—Corporate Information—Governance Documents & Charters section of our website at www.wright.com. Any person may request a copy free of charge by writing to James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. We intend to disclose on our website any amendment to, or waiver from, a provision of our code of business conduct that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC and the NASDAQ Global Select Stock Market.

Code of Conduct on Insider Trading and Confidentiality

We have adopted a code of conduct on insider trading and confidentiality, which applies to all of our directors, officers and employees. The code of conduct on insider trading and confidentiality, among other things, subjects our directors, officers and employees to four quarterly blackout periods during which they may not effect transactions in Wright securities except under certain limited circumstances and prohibits our directors, officers and employees from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging ordinary shares.

Shareholder Communications with the Board of Directors

We have not adopted a formal process for shareholder communications with our board of directors. Nevertheless, every effort has been made to ensure that the views of our shareholders are heard by our board of directors or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. We believe our responsiveness to shareholder communications to our board of directors has been excellent and, to date, we have not considered it necessary to adopt a formal process. Nevertheless, our board of directors will continue to monitor whether it would be appropriate to adopt a formal process for shareholder communications with our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Introduction

Below under the heading “—Description of Related Party Transactions” is a description of transactions that have occurred during the past fiscal year, or any currently proposed transactions, to which we were or are a participant and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a related person (including any director, director nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family) had or will have a direct or indirect material interest.

These transactions are referred to as “related party transactions.”

Procedures Regarding Approval of Related Party Transactions

As provided in our audit committee charter, all related party transactions are to be reviewed and pre-approved by our audit committee. In determining whether to approve a related party transaction, the audit committee generally will evaluate the transaction in terms of (i) the benefits to our company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated third parties or to employees generally. The audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of our audit committee, that member will not participate in the audit committee’s deliberations.

Description of Related Party Transactions

The following persons and entities that participated in the transactions described in this section were related persons at the time of the transaction:

Alain Tornier and Related Entities. Alain Tornier was a member of our board of directors until the completion of the Wright/Tornier merger. Mr. Tornier wholly owns KCH Stockholm AB, which wholly owns KCH Oslo AS, which holds approximately 1.7% of our outstanding ordinary shares as of May 9, 2016.

TMG Holdings Coöperatief U.A., Warburg Pincus (Bermuda) Private Equity IX, L.P., Sean D. Carney and Elizabeth H. Weatherman. TMG Holdings Coöperatief U.A. holds approximately 6.1% of our outstanding ordinary shares as of May 9, 2016. Sean D. Carney is a current and Elizabeth H. Weatherman is a former Member and Managing Director of Warburg Pincus LLC, which manages TMG, as well as its parent entity Warburg Pincus (Bermuda) Private Equity IX, L.P. (“WP Bermuda”).

We are party to a securityholders’ agreement with certain of our shareholders, including TMG, WP Bermuda, KCH Stockholm AB and Mr. Tornier. Under director nomination provisions of this agreement, TMG has the right to designate three directors to be nominated to our board of directors for so long as TMG beneficially owns at least 25% of our outstanding ordinary shares, two directors for so long as TMG beneficially owns at least 10% but less than 25% of our outstanding ordinary shares and one director for so long as TMG beneficially owns at least 5% but less than 10% of our outstanding ordinary shares. We agreed to use our reasonable best efforts to cause the TMG designees to be elected as directors. TMG holds approximately 6.1% of our outstanding ordinary shares as of May 9, 2016. Mr. Carney and Ms. Weatherman are the current directors who are designees of TMG and Mr. Carney will be the designee going forward. The securityholders’ agreement terminates upon the written consent of all parties to the agreement.

We are party to a registration rights agreement with certain of our shareholders, including entities affiliated with certain of our directors, including TMG. Pursuant to the registration rights agreement, we agreed to (i) use our reasonable best efforts to effect up to three registered offerings of at least $10 million each upon a demand of TMG or its affiliates, (ii) use our reasonable best efforts to become eligible for use of Form S-3 for registration statements and once we become eligible TMG or its affiliates shall have the right to demand an unlimited number of registrations of at least $10 million each on Form S-3 and (iii) maintain the effectiveness of each such registration statement for a period of 120 days or until the distribution of the registrable securities pursuant to the registration statement is complete. We have also granted certain incidental or “piggyback” registration rights with respect to the registrable shares, subject to certain limitations and restrictions, including volume and marketing restrictions imposed by the underwriters of the offering with respect to which the rights are exercised. Under the registration rights agreement, we agreed to bear the expenses, including the fees and disbursements of one legal counsel for the holders, in connection with the registration of the registrable securities, except for any underwriting commissions relating to the sale of the registrable securities.

On July 29, 2008, we formed a real estate holding company, SCI Calyx, together with Alain Tornier. SCI Calyx is owned 51% by us and 49% by Mr. Tornier. SCI Calyx was initially capitalized by a contribution of capital of €10,000 funded 51% by us and 49% by Mr. Tornier. SCI Calyx then acquired a combined manufacturing and office facility in Montbonnot, France, for approximately $6.1 million. The manufacturing and office facility is used to support the manufacture of certain of our current products and house certain of our operations in Montbonnot, France. This real estate purchase was funded through mortgage borrowings of $4.1 million and $2.0 million cash borrowed from the two current shareholders of SCI Calyx. The $2.0 million cash borrowed from the SCI Calyx shareholders originally consisted of a $1.0 million note due to Mr. Tornier and a $1.0 million note due to Tornier SAS, which is our wholly-owned French operating subsidiary. Both of the notes issued by SCI Calyx bear interest at the three-month Euro Libor rate plus 0.5% and have no stated term. During 2010, SCI Calyx borrowed approximately $1.4 million from Mr. Tornier in order to fund on-going leasehold improvements necessary to prepare the Montbonnot facility for its intended use. This cash was borrowed under the same terms as the original notes. As of December 27, 2015, SCI Calyx had related party debt outstanding to Mr. Tornier of $2.0 million. The SCI Calyx entity is consolidated by us, and the related real estate and liabilities are included in our consolidated balance sheets. On September 3, 2008, Tornier SAS, our French operating subsidiary, entered into a lease agreement with SCI Calyx relating to these facilities. The agreement, which terminates in 2018, provides for an annual rent payment of €440,000, which has subsequently been increased and is currently €965,655. As of December 27, 2015, future minimum payments under this lease were $12.3 million in the aggregate.

On December 29, 2007, Tornier SAS entered into a lease agreement with Animus SCI, relating to our facilities in Montbonnot Saint Martin, France. On August 18, 2012, the parties amended the lease agreement to extend the term until May 31, 2022 and reduce the annual rent. The amended agreement provides for an initial annual rent payment of €279,506 annually, which was subsequently increased to €296,861. Animus SCI is wholly-owned by Mr. Tornier. On February 6, 2008, Tornier SAS entered into a lease agreement with Balux SCI, effective as of May 22, 2006, relating to our facilities in Montbonnot Saint Martin, France. On August 18, 2012, the parties amended the lease agreement to extend the term until May 31, 2022 and reduce the annual rent. The amended agreement provides for an initial annual rent payment of €252,254, which was subsequently increased to €564,229. Balux SCI is wholly-owned by Mr. Tornier and his sister, Colette Tornier. As of December 27, 2015, future minimum payments under all of these agreements were $6.0 million in the aggregate.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information concerning the beneficial ownership of our ordinary shares as of May 9, 2016, by each person known by us to beneficially own more than 5% of our ordinary shares. The calculations in the table below assume that there are 102,713,374 ordinary shares outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right, the conversion of any other security, and the issuance of ordinary shares upon the vesting of stock awards granted in the form of restricted stock units. The ordinary shares that a shareholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other person.

Class of Securities	Name and address of beneficial owner	Ordinary shares beneficially owned
		Number	Percent
Ordinary shares	FMR LLC(1)	15,396,371	15.0%
Ordinary shares	OrbiMed Advisors LLC(2)	8,245,111	8.0%
Ordinary shares	T. Rowe Price Associates, Inc.(3)	8,171,486	8.0%
Ordinary shares	The Vanguard Group, Inc.(4)	6,309,119	6.1%
Ordinary shares	Warburg Pincus Entities (TMG Holdings Coöperatief U.A.)(5)	6,221,809	6.1%
Ordinary shares	Invesco Ltd.(6)	5,959,205	5.8%

*	Represents beneficial ownership of less than 1% of our outstanding ordinary shares.
(1)	Based solely on information contained in a Schedule 13G/A of FMR LLC, an investment advisor, filed with the SEC on February 12, 2016, with sole investment discretion with respect to all such shares and sole voting authority with respect to 974,750 shares. Abigail P. Johnson is a Director, the Vice Chairman, Chief Executive Officer and President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(2)	Based solely on a Schedule 13G/A filed on February 11, 2016 by OrbiMed Advisors LLC, OrbiMed Capital LLC, and Samuel D. Isaly reflecting beneficial ownership as of December 31, 2015. The beneficial ownership reflected in the table includes 3,781,397 ordinary shares beneficially owned by OrbiMed Advisors LLC with shared voting and investment discretion; 4,463,714 ordinary shares beneficially owned by OrbiMed Capital LLC with shared voting and investment discretion, and 8,245,111 ordinary shares beneficially owned by Samuel D. Isaly with shared voting and investment discretion. The address of their principal business office is 601 Lexington Avenue, 54th floor, New York, New York 10022.
(3)	Based solely on information contained in a Schedule 13G/A of T. Rowe Price Associates, Inc., an investment advisor, filed with the SEC on February 10, 2016, reflecting beneficial ownership as of December 31, 2015, with sole investment discretion with respect to all such shares, and sole voting authority with respect to 1,005,718 shares. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
(4)

Based solely on information contained in a Schedule 13G of The Vanguard Group, Inc., an investment adviser, filed with the SEC on February 16, 2016, reflecting beneficial ownership as of December 31, 2015, with sole investment discretion with respect to 6,150,047 shares, sole voting authority with respect to 156,381 shares, shared investment discretion with respect to 159,072 shares and shared voting authority with respect to 8,326 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)	Reflects ordinary shares held by TMG Holdings Coöperatief U.A., a Dutch coöperatief (TMG). TMG is wholly-owned by Warburg Pincus (Bermuda) Private Equity IX, L.P., a Bermuda limited partnership (“WP Bermuda”), and WP (Bermuda) IX PE One Ltd., a Bermuda company (“WPIX PE One”). The general partner of WP Bermuda and sole shareholder of WPIX PE One is Warburg Pincus (Bermuda) Private Equity Ltd., a Bermuda company (“WP Bermuda Ltd”.). WP Bermuda is managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC”, and together with WP Bermuda, WPIX PE One and WP Bermuda Ltd., the “Warburg Pincus Entities”). Charles R. Kaye and Joseph P. Landy are the Co-Chairmen and Directors of WP Bermuda Ltd. and Managing Members and Co-Chief Executive Officers of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy has shared voting and investment control of all of the ordinary shares referenced above. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, Mr. Kaye, Mr. Landy and the Warburg Pincus Entities may be deemed to be the beneficial owners of the ordinary shares held by TMG. Each of Mr. Kaye, Mr. Landy and the Warburg Pincus Entities disclaims beneficial ownership of the ordinary shares referenced above except to the extent of any pecuniary interest therein. The address of the Warburg Pincus entities is 450 Lexington Avenue, New York, New York 10017.
(6)	Based solely on information contained in a Schedule 13G of Invesco Ltd., an investment advisor, filed with the SEC on February 12, 2016, reflecting beneficial ownership as of December 31, 2015, with sole investment discretion and sole voting authority with respect to all such shares. The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309.

Security Ownership of Management

The table below sets forth certain information concerning the beneficial ownership of our ordinary shares as of May 9, 2016, by each of our directors and named executive officers and all of our current directors and executive officers as a group.

The calculations in the table below assume that there are 102,713,374 ordinary shares outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right, the conversion of any other security, and the issuance of ordinary shares upon the vesting of stock awards granted in the form of restricted stock units. The ordinary shares that a shareholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other person.

Class of securities	Name and address of beneficial owner	Ordinary shares beneficially owned(1)
		Number	Percent
Ordinary shares	Robert J. Palmisano	1,293,628	1.2%
Ordinary shares	David H. Mowry	293,798	*
Ordinary shares	Lance A. Berry	185,224	*
Ordinary shares	Shawn T McCormick	127,475	*
Ordinary shares	Gregory Morrison	196,695	*
Ordinary shares	Terry M. Rich	164,599	*
Ordinary shares	James A. Lightman	150,761	*
Ordinary shares	Gordon W. Van Ummersen	100,014	*
Ordinary shares	David D. Stevens	144,283	*
Ordinary shares	Gary D. Blackford	118,242	*
Ordinary shares	Sean D. Carney(2)	6,278,635	6.1%
Ordinary shares	John L. Miclot	121,934	*
Ordinary shares	Kevin C. O’Boyle	88,148	*
Ordinary shares	Amy S. Paul	107,934	*
Ordinary shares	Richard F. Wallman	115,096	*
Ordinary shares	Elizabeth H. Weatherman	46,359	*
Ordinary shares	All directors and executive officers as a group (21 persons)	9,759,608	9.3%

*	Represents beneficial ownership of less than 1% of our outstanding ordinary shares.
(1)	Includes for the persons listed below the following ordinary shares subject to options held by that person that are currently exercisable or become exercisable within 60 days of May 9, 2016 and ordinary shares issuable upon the vesting of RSU awards within 60 days of May 9, 2016:

Name	Options	RSU awards
Robert J. Palmisano	1,070,258	72,415
David H. Mowry	216,751	27,754
Lance A. Berry	117,124	10,150
Shawn T McCormick	91,441	—
Gregory Morrison	152,993	6,785
Terry M. Rich	119,548	5,718
James A. Lightman	127,400	6,806
Gordon W. Van Ummersen	69,955	—
David D. Stevens	77,317	—
Gary D. Blackford	61,852	—
Sean D. Carney	27,820	973
John L. Miclot	92,781	—
Kevin C. O’Boyle	77,820	—
Amy S. Paul	77,317	—
Richard F. Wallman	62,195	—
Elizabeth H. Weatherman	27,820	661
All directors and executive officers as a group (21 persons)	2,642,704	140,161

(2)	Includes 6,221,809 ordinary shares held by affiliates of Warburg Pincus & Co. Mr. Carney is a Partner of Warburg Pincus & Co. and a Member and Managing Director of Warburg Pincus LLC. All ordinary shares indicated as owned by Mr. Carney are included because of his affiliation with the Warburg Pincus Entities. Mr. Carney disclaims beneficial ownership of all securities that may be deemed to be beneficially owned by the Warburg Pincus Entities, except to the extent of any pecuniary interest therein. Mr. Carney’s address is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and all persons who beneficially own more than 10% of our outstanding ordinary shares to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares. Directors, executive officers and greater than 10% beneficial owners also are required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 27, 2015, and based on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers and beneficial owners of greater than 10% of our ordinary shares were filed on a timely basis during the year ended December 27, 2015.

DIRECTOR COMPENSATION

Overview

Under the terms of our board of directors compensation policy, which was approved by the general meeting of our shareholders on August 26, 2010 and was amended on October 28, 2010, the compensation packages for our non-executive directors are determined by our non-executive directors, based upon a recommendation by the compensation committee. Such compensation is determined by our non-executive directors pursuant to the terms of our articles of association, which provide that if all directors have a conflict of interest in the matter to be acted upon, the matter shall be approved by our non-executive directors. In determining non-executive director compensation, we target compensation in the market median range of our peer companies; although, we may deviate from the median if we determine necessary or appropriate on a case-by-case basis.

Under the terms of our non-executive director compensation program, compensation for our non-executive directors is comprised of both cash compensation and equity-based compensation. Cash compensation is in the form of annual or other retainers for non-executive directors, chairman, committee chairs, and committee members. Equity-based compensation is in the form of initial and annual stock option and stock grants (in the form of RSU awards). Each of these components is described in more detail below. We do not provide perquisites and other personal benefits to our non-executive directors.

During 2015, the compensation committee engaged Mercer to review our non-executive director compensation program as it would apply after the Wright/Tornier merger. In so doing, Mercer analyzed the outside director compensation levels and practices of our peer companies. Mercer used the same peer group as was approved by the compensation committee and used to gather compensation information for our executive officers. For more information regarding the peer companies, see the information under “Executive Compensation—Compensation Discussion and Analysis—Determination of Executive Compensation—Use of Peer Group and Other Market Data” of this proxy statement. Based on Mercer’s recommendations, the compensation committee recommended and our board of directors approved in October 2015 certain changes to our non-executive director compensation program, effective October 1, 2015. These changes include an increase in our annual non-executive director retainer from $40,000 to $45,000, the premium for our chair of the nominating, corporate governance and compliance committee from $5,000 to $10,000, the annual retainer for audit committee members from $10,000 to $15,000, and the compensation committee and nominating, corporate governance and compliance committee from $5,000 to $7,000, and an increase in the annual equity-based compensation award from $150,000 to $160,000. Our non-executive director compensation program is consistent with our shareholder-approved board of directors compensation policy.

Cash Compensation

The table below sets forth the annual cash retainers paid to each non-executive director and the additional annual cash retainers paid to the chairman and each board committee chair and member prior to October 1, 2015 and after the changes to our non-executive director compensation program effective as of October 1, 2015:

	Annual cash retainer ($)
Description	Before October 1, 2015	After October 1, 2015
Non-executive director	40,000	45,000
Chairman premium	50,000	50,000
Audit committee chair premium	15,000	15,000
Compensation committee chair premium	10,000	10,000
Nominating, corporate governance and compliance committee chair premium	5,000	10,000
Strategic transactions committee chair premium	10,000	10,000
Audit committee member (including chair)	10,000	15,000
Compensation committee member (including chair)	5,000	7,000
Nominating, corporate governance and compliance committee member (including chair)	5,000	7,000
Strategic transactions committee member (including chair)	5,000	5,000

The annual cash retainers are paid on a quarterly basis in arrears within 30 days of the end of each calendar quarter. For example, the retainers for the first calendar quarter covering the period from January 1 through March 31 are paid within 30 days of March 31.

In addition, each non-executive director receives a cash travel stipend of $2,000 for each board meeting attended in person that takes place in the Netherlands or other location outside the United States.

Equity-Based Compensation

The equity-based compensation component of our non-executive director compensation consists of initial stock option and RSUs awards to new non-executive directors upon their first appointment to our board of directors and annual stock option and RSU awards to all non-executive directors on the same date that annual performance recognition grants of equity awards are made to our employees (or such other date if otherwise in accordance with all applicable, laws, rules, and regulations).

Non-executive directors, upon their initial appointment to our board of directors and on an annual basis thereafter effective as of the same date that annual performance recognition grants of equity awards are made to our employees (or such other date if otherwise in accordance with all applicable, laws, rules, and regulations), receive $160,000, one-half of which is paid in stock options and the remaining one-half of which is paid in RSU awards. The number of ordinary shares underlying the stock options and RSU awards is determined based on the 10 trading day average closing sale price of an ordinary share, as reported by the NASDAQ Global Select Market, and as determined one week prior to the date of anticipated corporate approval of the award. The stock options have a term of 10 years and a per share exercise price equal to 100% of the fair market value of an ordinary share on the grant date. The stock options vest over a two-year period, with one-half of the underlying shares vesting on each of the one-year and two-year anniversaries of the grant date, in each case so long as the director is still a director as of such date. The RSU awards vest in full on the one-year anniversary of the grant date so long as the director is still a director as of such date.

Because of the pendency of the Wright/Tornier merger and our inability to grant equity awards prior to the completion of the merger, no stock options or RSU awards were granted to any of our directors until after completion of the merger. Accordingly, on October 13, 2015, at the first in-person board of directors meeting held in the Netherlands after completion of the merger, each of our non-executive directors was granted equity awards with an aggregate value of $160,000, comprised of a stock option to purchase 11,018 ordinary shares at an exercise price of $20.62 per share and an RSU award representing 3,808 ordinary shares.

Election to Receive Equity-Based Compensation in Lieu of Cash Compensation

Our non-executive director compensation policy allows our non-executive directors to elect to receive an RSU award in lieu of 100% of their annual cash retainers payable for services to be rendered as a non-executive director, chairman and chair or member of any board committee. Each non-executive director who elects to receive an RSU award in lieu of such director’s annual cash retainers is granted an RSU award under our stock incentive plan for that number of ordinary shares as determined by dividing the aggregate dollar amount of all annual cash retainers anticipated to payable to such director for the period commencing on July 1 of each year to June 30 of the following year by the 10-trading day average closing sale price of our ordinary shares as reported by the NASDAQ Global Select Market and as determined one week prior to the date of anticipated corporate approval of the award. These RSU awards are typically granted effective as of the same date that other director equity grants are made and annual performance recognition grants of equity awards are made to our employees or such other date if otherwise in accordance with all applicable, laws, rules and regulations. These RSU awards vest in four equal installments on the following September 30th, December 31st, March 31st and June 30th.

Four of our non-executive directors elected to receive an RSU award in lieu of their cash retainers for the period covering July 1, 2014 through June 30, 2015, and accordingly, effective as of August 12, 2014, these four non-executive directors received RSU awards. Two of our non-executive directors elected to receive an RSU award in lieu of their cash retainers for the period covering July 1, 2015 through June 30, 2016. Because of the pendency of the Wright/Tornier merger, however, and our inability to grant equity awards prior to completion of the merger, these two non-executive directors received these RSU awards on October 13, 2015 at the first in-person board of directors meeting held in the Netherlands after completion of the merger. Because of the timing of these grants, the first tranche vested immediately on the grant date, October 13, 2015. These RSU awards are described in more detail in note (1) to the Director Compensation Table under “—Summary of Cash and Other Director Compensation.”

If a non-executive director who elected to receive an RSU award in lieu of such director’s annual cash retainers is no longer a director before such director’s interest in all of the ordinary shares underlying RSU award have vested and become issuable, then such director will forfeit his or her rights to receive all of the shares underlying such RSU award that have not vested and been issued as of the date such director’s status as a director so terminates. In such case, the non-executive director will receive in cash a pro rata portion of his or her annual cash retainers for the quarter in which the director’s status as a director terminates.

If a non-executive director who elected to receive an RSU award in lieu of such director’s annual cash retainers becomes entitled to receive an increased or additional annual cash retainer during the period from July 1 to June 30 of the next year, such director will receive such increased or additional annual cash retainer in cash until July 1 of the next year when the director may elect (on or prior to June 15 of the next year) to receive an RSU award in lieu of such director’s annual cash retainers.

If a non-executive director who elected to receive an RSU award in lieu of such director’s annual cash retainers experiences a change in the director’s membership on one or more board committees or chair positions prior to June 30 of the next year such that the director becomes entitled to receive annual cash retainers for the period from July 1 to June 30 of the next year aggregating an amount less than the aggregate amount used to calculate the director’s most recent RSU award received, the director will forfeit as of the effective date of such board committee or chair change his or her rights to receive a pro rata portion of the shares underlying such RSU award reflecting the decrease in the director’s aggregate annual cash retainers and the date on which such decrease occurred. In addition, the vesting of the RSU award will be revised appropriately to reflect any such change in the number of shares underlying the RSU award and the date on which such change occurred.

Summary of Cash and Other Compensation

The table below summarizes the compensation received by each individual who served as a non-executive director of our company during the year ended December 27, 2015. While Messrs. Palmisano and Mowry did not receive additional compensation for their service as directors, a portion of their compensation was allocated to their service as members of the board of directors. For more information regarding the allocation of Messrs. Palmisano’s and Mowry’s compensation, please refer to note (1) to the Summary Compensation Table under “Executive Compensation—Executive Compensation Tables and Narratives—Summary Compensation.”

DIRECTOR COMPENSATION – 2015

Name	Fees earned or paid in cash(1)(2) ($)	Stock awards(3)(4) ($)	Option awards(5)(6) ($)	All other compensation(7)(8) ($)	Total ($)
Gary D. Blackford(9)	15,000	78,521	77,750	2,000	173,271
Sean D. Carney	107,250	158,753	77,750	2,000	345,753
Richard B. Emmitt(10)	41,250	—	—	4,000	45,250
John L. Miclot(9)	13,000	78,521	77,750	—	169,271
Kevin C. O’Boyle	67,500	78,521	77,750	6,000	229,771
Amy S. Paul(9)	15,500	78,521	77,750	2,000	173,771
David D. Stevens(9)	25,500	78,521	77,750	2,000	183,771
Alain Tornier(10)	30,000	—	—	—	30,000
Richard F. Wallman	71,250	78,521	77,750	6,000	233,521
Elizabeth H. Weatherman	48,500	132,999	77,750	4,000	263,249

(1)

Unless a director otherwise elects to convert all of his or her annual retainers into RSU awards, annual retainers are paid in cash on a quarterly basis in arrears within 30 days of the end of each calendar quarter. Four of our non-executive directors elected to convert all of their annual retainers covering the period of service from July 1, 2014 to June 30, 2015 and two of our non-executive directors elected to convert their annual retainers covering the period of service from July 1, 2015 to June 30, 2016 into RSU awards under our stock incentive plan. Accordingly, these four non-executive directors were granted RSU awards on August 12, 2014 and the two non-executive directors were granted RSU awards on October 13, 2015 for that number of ordinary shares as determined based on the following formula: (a) the aggregate dollar amount of all annual cash retainers that otherwise would have been payable to the non-executive director for services to be rendered as a non-executive director, chairman and chair or member of any board committee (based on such director’s board committee memberships and chair positions as of the grant date), divided by (b) the 10 trading day average closing sale price of an ordinary share, as reported by the NASDAQ Global Select Market, and as determined approximately one week prior to the date of anticipated corporate approval of the award. Such RSU awards vest and the underlying shares become issuable in four as nearly equal as possible quarterly installments, on September 30, December 31, March 31 and June 30, in each case so long as the non-executive director is a director of our company as of such date. Due to the pendency and timing of the Wright/Tornier merger, the number of ordinary shares for the most recent RSU awards was determined based on the average closing sale price of an ordinary share during the period from October 1, 2015 until the date of grant on October 13, 2015 and the first tranche vested on October 13, 2015.

The table below sets forth: (a) the number of RSU awards granted to each non-executive director on October 13, 2015; (b) the total amount of annual retainers converted by such director into RSU awards; (c) of such total amount of annual retainers converted into RSU awards, the amount attributed to the director’s service during 2015, which amount is included in the “Fees earned or paid in cash” column for each director; (d) the grant date fair value of the stock awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718; and (e) the incremental grant date fair value for the stock awards above and beyond the amount of annual retainers for 2015 service converted into RSU awards computed in accordance with FASB ASC Topic 718.

Name	Total amount of retainers converted into RSU awards ($)	Number of RSU awards (#)	Amount of retainer converted into RSU awards attributable to 2015 service ($)	Grant date fair value of RSU awards ($)	Incremental grant date fair value of RSU awards received during 2015 ($)
Mr. Carney	81,750	3,891	40,875	80,232	39,357
Ms. Weatherman	55,500	2,642	27,750	54,478	26,728

The table below sets forth: (a) the number of RSU awards granted to each non-executive director on August 12, 2014; (b) the total amount of annual retainers converted by such director into RSU awards; (c) of such total amount of annual retainers converted into RSU awards, the amount attributed to the director’s service during 2014; (d) the grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718; and (e) the incremental grant date fair value for the RSU awards above and beyond the amount of annual retainers for 2014 service converted into RSU awards computed in accordance with FASB ASC Topic 718.

Name	Total amount of retainers converted into stock awards ($)	Number of stock awards (#)	Amount of retainer converted into stock awards attributable to 2014 service ($)	Grant date fair value of stock awards ($)	Incremental grant date fair value of stock awards received during 2014 ($)
Mr. Carney	120,000	5,238	60,000	113,455	53,455
Mr. Emmitt	55,000	2,401	27,500	52,006	24,506
Mr. Tornier	40,000	1,746	20,000	37,818	17,818
Ms. Weatherman	45,000	1,964	22,500	42,540	20,040

(2)	Does not include fees earned or paid in cash to legacy Wright directors by legacy Wright for service as directors of legacy Wright prior to completion of the Wright/Tornier merger, which consisted of the following: by Mr. Blackford ($33,750); Mr. Miclot ($37,500); Ms. Paul ($37,500); and Mr. Stevens ($69,750). No other compensation was received by these individuals for service as directors of legacy Wright prior to completion of the Wright/Tornier merger.
(3)

On October 13, 2015, each non-executive director received an RSU award for 3,808 ordinary shares granted under our stock incentive plan. The RSU award vests and the underlying shares become issuable on the one-year anniversary of the grant date, October 13, 2016, so long as the non-executive director is a director of our company as of such date. In addition, as described above in note (1), certain non-executive directors elected to convert their annual retainers covering the period of service from July 1, 2015 to June 30, 2016 into RSU awards under our stock incentive plan. The amount reported in the “Stock awards” column represents the aggregate grant date fair value for the October 13, 2015

RSU awards granted to each director in 2015 and for those directors who elected to convert their annual retainers covering the period of service from July 1, 2015 to June 30, 2016, the grant date fair value for the additional October 13, 2015 RSU awards granted to such director in 2015, in each case as computed in accordance with FASB ASC Topic 718. The grant date fair value for RSU awards is determined based on the closing sale price of our ordinary shares on the grant date.
(4)	The table below provides information regarding the number of unvested stock awards (all of which are in the form of RSUs) held by each of the non-executive directors at December 27, 2015: Mr. Blackford (3,808); Mr. Carney (6,727); Mr. Emmitt (0); Mr. Miclot (3,808); Mr. O’Boyle (3,808); Ms. Paul (3,808); Mr. Stevens (3,808); Mr. Tornier (0); Mr. Wallman (3,808), and Ms. Weatherman (5,790).
(5)	On October 13, 2015, each non-executive director received a stock option to purchase 11,018 ordinary shares at an exercise price of $20.62 per share granted under our stock incentive plan. Such option expires on October 13, 2025 and vests with respect to one-half of the underlying ordinary shares on each of the following dates, so long as the individual remains a director of our company as of such date: October 13, 2016 and October 13, 2017. Amounts reported in the “Option awards” column represent the aggregate grant date fair value for option awards granted to each non-executive director in 2015 computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The grant date value per share for the option granted on October 13, 2015 was $7.06 and was determined using the following specific assumptions: risk free interest rate: 1.375%; expected life: 6.08 years; expected volatility: 32.7%; and expected dividend yield: 0.
(6)	The table below provides information regarding the aggregate number of options to purchase ordinary shares outstanding at December 27, 2015 and held by each of our non-executive directors:

Name	Aggregate number of shares underlying options	Exercisable/ unexercisable	Range of exercise price(s) ($)	Range of expiration date(s)
Mr. Blackford	72,870	61,852/11,018	15.01-29.06	05/14/2018-10/13/2025
Mr. Carney	38,838	27,820/11,018	18.04-25.20	05/12/2021-10/13/2025
Mr. Emmitt	27,820	27,820/0	18.04-25.20	05/12/2021-08/12/2024
Mr. O’Boyle	88,838	77,820/11,018	18.04-25.20	06/03/2020-10/13/2025
Mr. Miclot	103,799	92,781/11,018	15.01-29.06	03/30/2017-10/13/2025
Ms. Paul	88,335	77,317/11,018	15.01-29.06	05/14/2018-10/13/2025
Mr. Stevens	88,335	77,317/11,018	15.01-29.06	05/11/2016-10/13/2025
Mr. Tornier	27,820	27,820/0	18.04-25.20	05/12/2021-08/12/2024
Mr. Wallman	73,213	62,195/11,018	16.98-25.20	12/08/2018-10/13/2025
Ms. Weatherman	38,838	27,820/11,018	18.04-25.20	05/12/2021-10/13/2025

(7)	Represents the value of immediate acceleration of unvested stock options, restricted stock and RSU awards in connection with the Wright/Tornier merger and travel stipends of $2,000 for each board meeting attended in person that takes place in the Netherlands or other location outside the United States.
(8)	We do not provide perquisites and other personal benefits to our non-executive directors. Any perquisites or personal benefits actually provided to any non-executive director were less than $10,000 in the aggregate
(9)	Joined our board of directors effective upon completion of the Wright/Tornier merger on October 1, 2015.
(10)	Resigned from our board of directors effective upon completion of the Wright/Tornier merger on October 1, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (CD&A), we describe the key principles and approaches we use to determine elements of compensation paid to, awarded to and earned by the following executive officers, whose compensation is set forth in the Summary Compensation Table found under “Executive Compensation Tables and Narratives-Summary Compensation Information”:

•	Robert J. Palmisano, who serves as our current President and Chief Executive Officer and an executive director, and prior to the Wright/Tornier merger, served as legacy Wright’s President and Chief Executive Officer;

•	David H. Mowry, who is our former Executive Vice President and Chief Operating Officer and executive director, and prior to the Wright/Tornier merger, served as legacy Tornier’s President and Chief Executive Officer;

•	Lance A. Berry, who serves as our current Senior Vice President and Chief Financial Officer, and prior to the Wright/Tornier merger, served as legacy Wright’s Senior Vice President and Chief Financial Officer;

•	Shawn T McCormick, who prior to the Wright/Tornier merger served as legacy Tornier’s former Chief Financial Officer;

•	Gregory Morrison, who serves as our current Senior Vice President, Human Resources, and prior to the Wright/Tornier merger, served as legacy Tornier’s Senior Vice President, Global Human Resources and HPMS;

•	Terry M. Rich, who serves as our current President, Upper Extremities, and prior to the Wright/Tornier merger, served as legacy Tornier’s Senior Vice President, U.S. Commercial Operations;

•	James A. Lightman, who serves as our current Senior Vice President, General Counsel and Secretary, and prior to the Wright/Tornier merger, served as legacy Wright’s Senior Vice President, General Counsel and Secretary; and

•	Gordon W. Van Ummersen, who prior to the Wright/Tornier merger served as legacy Tornier’s former Senior Vice President, Global Product Delivery.

We refer to these current and former executive officers as our “named executive officers” and our President and Chief Executive Officer as our “CEO” in this CD&A. This CD&A should be read in conjunction with the accompanying compensation tables, corresponding notes and narrative discussion, as they provide additional information and context to our compensation disclosures.

Executive Summary

2015 was a significant year for us. On October 1, 2015, we completed the Wright/Tornier merger and became the premier extremities and biologics company. Since the completion of the merger, we have devoted significant time and resources to integrating the operations of legacy Wright and legacy Tornier and focusing our executives and other employees on our combined company mission, vision and values.

One of our key executive compensation objectives is to link pay to performance by aligning the financial interests of our executives with those of our shareholders and by emphasizing pay for performance in our compensation programs. We typically strive to accomplish this objective primarily through our annual performance incentive plan, which compensates executives for achieving annual corporate financial and other goals and, in the case of some executives, individual goals. Although the performance goals under our performance incentive plan for the first half of 2015 were primarily financial related, our second half of 2015 performance goals were broader and intended to motivate our combined company to achieve short-term common goals determined after completion of the merger to be critically important in positioning our combined company for a successful 2016.

Because the merger was considered a “reverse acquisition,” the historical financial statements of legacy Wright replaced our historical financial statements for all periods prior to the merger. Our total net sales for 2015 were $415.5 million as reported. Our pro forma total net sales for 2015, which includes financial results for both the legacy Wright and Tornier businesses giving effect to the merger as if it had occurred on the first day of fiscal 2015, were $656.4 million. Our total extremities net sales for 2015 were $321.8 million as reported. Our pro forma total extremities net sales for 2015 were $519.8 million.

The completion of the Wright/Tornier merger and our 2015 financial performance had the following impact on our pay programs in 2015:

•	Total net revenue, total extremities revenue, EBITDA, and free cash flow, in each case as adjusted, for legacy Tornier for the first half of 2015 were between threshold and target goals or between target and maximum goals, resulting in first half of 2015 performance incentive plan bonuses to our named executive officers who were executives of legacy Tornier during that time of 96.4% of target for our corporate performance goals.

•	Adjusted net revenue for legacy Wright for the first half of 2015 substantially exceeded target goals, resulting in first half of 2015 performance incentive plan corporate portion bonuses to legacy Wright named executive officers of 144% of target.

•	Legacy Wright U.S. lower extremities revenue and legacy Tornier global upper extremities revenue and other performance goals for the second half of 2015 substantially exceeded target goals, resulting in second half of 2015 performance incentive plan bonuses for our named executive officers of 150% of target.

•	Because the merger was a “change in control” under legacy Wright’s and legacy Tornier’s stock-based compensation plans, all unvested equity awards of legacy Wright and legacy Tornier outstanding as of the merger automatically vested. While this automatic vesting resulted in additional compensation for our executives for 2015, we believe it served its intended purpose of retaining and motivating the legacy Wright and legacy Tornier executive teams through the completion of the merger.

•	Our executive management team changed significantly as a result of the merger, which resulted in a change in our principal executive officer, principal financial officer, and several other executive officer positions during 2015. Because the departures of our former legacy Tornier executives were in connection with a “change in control,” these executives received “change in control” severance payments and benefits, which resulted in additional compensation for 2015. While these payments resulted in higher compensation for these executives than in prior years, we believe these payments served their intended purpose of retaining and motivating these executives through the completion of the merger.

•	Effective upon completion of the merger, we entered into an employment with our President and Chief Executive Officer and separation pay agreements with our other named executive officers who were continuing as officers of the combined company. We also entered into confidentiality, non-competition, non-solicitation and intellectual property rights agreements with our executives. The terms of these agreements are substantially identical to prior agreements with legacy Wright. We also entered into a service agreement with our President and Chief Executive Officer and Executive Vice President and Chief Operating Officer, which deal with certain Dutch law matters relating to their roles as executive directors, and under which we allocate a portion of their annual base salary to their service as executive directors.

•	Because of the automatic vesting of equity awards as a result of the merger and to continue to retain our best talent after the merger, we granted special one-time “re-up” equity awards to several of our key executives, including many of our named executive officers, in addition to our annual equity grants, shortly after completion of the merger. These equity awards resulted in some of our named executive officers receiving higher stock-based compensation in 2015 than in prior years.

Compensation Highlights and Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and principles, and benefit our shareholders.

What We Do:

•	Pay for performance. We tie compensation directly to financial and other performance metrics. Our performance incentive plan typically pays out with respect to each performance measure only if certain minimum threshold levels of performance are met.

•	Bonus caps. Our performance incentive plan bonuses are capped at 200% of target and legacy Tornier’s plan bonuses were capped at 150% of target for the first half of 2015.

•	Performance measure mix. We use a mix of performance measures within our performance incentive plan.

•	At-risk pay. A significant portion of our executive compensation is “performance-based” or “at risk.”

•	Equity-based pay. A significant portion of our executive compensation is “equity-based” and in the form of stock-based incentive awards.

•	LTI grant guidelines. Each year, we review and adopt long-term incentive guidelines for the grant of equity awards under our stock incentive plan.

•	Long-term vesting. Value received under long-term equity-based incentive awards is tied to three-year to four-year vesting and any value received by executives from stock option grants is contingent upon long-term stock price performance in that stock options have value only if the market value of our ordinary shares exceeds the exercise price of the options.

•	Clawback policy. Our stock incentive plan and related award agreements include a “clawback” mechanism to recoup incentive compensation if it is determined that executives engaged in certain conduct adverse to our interests. In addition, our performance incentive plan also contains a clawback provision.

•	Stock ownership guidelines. We maintain stock ownership guidelines for all of our executives.

•	Independent committee and consultant. We have an independent compensation committee which is advised by an independent external compensation consultant.

What We Don’t Do:

•	No repricing. We do not allow repricing or exchange of any equity awards without shareholder approval.

•	No excessive perquisites. We do not provide excessive perquisites to our executives.

•	No tax gross-ups, other than a limited tax gross-up to our CEO. We do not provide tax “gross-up” payments to our executives, other than certain limited tax gross-up payments to our CEO as required under the terms of his employment agreement.

•	No hedging or pledging. We do not allow hedging or pledging of our securities.

Say-on-Pay Vote

At our 2014 annual general meeting of shareholders, our shareholders had the opportunity to provide an advisory vote on the compensation paid to our named executive officers, or a “say-on-pay” vote. Of the votes cast by our shareholders, over 99% were in favor of our “say-on-pay” proposal. Accordingly, the compensation committee generally believes that these results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to make; and therefore, we have not made, any significant changes to our executive pay program solely in response to that vote. In accordance with the result of the advisory vote on the frequency of the say-on-pay vote, which was conducted at our 2011 annual general meeting of shareholders, our board of directors has determined that we will conduct an executive compensation advisory vote every three years. Accordingly, the next say-on-pay vote will occur in 2017 in connection with our 2017 annual general meeting of shareholders.

Compensation Objectives and Philosophies

Our executive compensation policies, plans and programs seek to enhance our financial performance, and thus shareholder value, by aligning the financial interests of our executives with those of our shareholders and by emphasizing pay-for-performance. Specifically, our executive compensation programs are designed to:

•	Reinforce our corporate mission, vision and values.

•	Attract and retain executives important to the success of our company.

•	Align the interests of our executives with the interests of our shareholders.

•	Reward executives for the achievement of company performance objectives, the creation of shareholder value in the short- and long-term, and their contributions to the success of our company.

To achieve these objectives, the compensation committee makes executive compensation decisions based on the following philosophies:

•	Base salary and total compensation levels will generally be targeted to be near the 67th percentile of a group of similarly-sized peer companies. However, the specific competitiveness of any individual executive’s salary and compensation will be determined considering factors like the executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and the sufficiency of total compensation potential to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

•	At least two-thirds of the CEO’s compensation and half of other executives’ compensation opportunity should be in the form of variable compensation that is tied to financial results and/or creation of shareholder value.

•	The portion of total compensation that is performance-based or at-risk should increase with an executive’s overall responsibilities, job level, and compensation. However, compensation programs should not encourage excessive risk-taking behavior among executives and should support our commitment to corporate compliance.

•	Primary emphasis should be placed on company performance as measured against goals approved by the compensation committee rather than on individual performance.

•	At least half of the CEO’s compensation and one-third of other executives’ compensation opportunity should be in the form of stock-based incentive awards.

Executive Compensation Decision Making

Role of Compensation Committee and Board. The responsibilities of the compensation committee include reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers, evaluating each executive’s performance in light of those goals and objectives and, either as a committee or together with the other directors, determining and approving each executive’s compensation, including performance-based compensation based on these evaluations (and, in the case of executives, other than the CEO, the CEO’s evaluation of such executive’s individual performance). Consistent with our shareholder-approved board of directors compensation policy, the compensation packages for our CEO and Executive Vice President and Chief Operating Officer, who also serve as executive directors of our company, are determined by our non-executive directors, based upon recommendations from the compensation committee.

In setting or recommending executive compensation for our named executive officers, the compensation committee considers the following primary factors:

•	each executive’s position within the company and the level of responsibility;

•	the ability of the executive to impact key business initiatives;

•	the executive’s individual experience and qualifications;

•	compensation paid to executives of comparable positions by companies similar to us;

•	company performance, as compared to specific pre-established objectives;

•	individual performance, generally and as compared to specific pre-established objectives;

•	the executive’s current and historical compensation levels;

•	advancement potential and succession planning considerations;

•	an assessment of the risk that the executive would leave us and the harm to our business initiatives if the executive left;

•	the retention value of executive equity holdings, including outstanding stock options and restricted stock unit (RSU) awards;

•	the dilutive effect on the interests of our shareholders of long-term equity-based incentive awards; and

•	anticipated share-based compensation expense as determined under applicable accounting rules.

The compensation committee also considers the recommendations of our CEO with respect to executive compensation to be paid to other executives. The significance of any individual factor described above in setting executive compensation will vary from year to year and may vary among our executives. In making its final decision regarding the form and amount of compensation to be paid to our named executive officers (other than the CEO), the compensation committee considers and gives great weight to the recommendations of the CEO recognizing that due to his reporting and otherwise close relationship with each executive, the CEO often is in a better position than the compensation committee to evaluate the performance of each executive (other than himself).

In making its final decision regarding the form and amount of compensation to be paid to the CEO, the compensation committee considers the results of the CEO’s self-review and his individual annual performance review by the compensation committee, benchmarking data gathered by Mercer, and the recommendations of our non-executive directors.

Role of Management. Three members of our executive team play a role in our executive compensation process and regularly attend meetings of the compensation committee - the CEO, Senior Vice President, Human Resources, and Senior Vice President, General Counsel and Secretary. The CEO assists the compensation committee primarily by making formal recommendations regarding the amount and type of compensation to be paid to executives (other than himself). In making these recommendations, the CEO considers many of the same factors listed above that the compensation committee considers in setting executive compensation, including in particular the results of each executive’s annual performance review and the executive’s achievement of his or her individual management performance objectives established in connection with our performance incentive plan, described below. The Senior Vice President, Human Resources assists the compensation committee primarily by gathering compensation related data regarding executives and coordinating the exchange of this information and other executive compensation information among the members of the compensation committee, the compensation committee’s compensation consultant and management in anticipation of compensation committee meetings. The Senior Vice President, General Counsel and Secretary assists the compensation committee primarily by ensuring compliance with legal and regulatory requirements and educating the committee on executive compensation trends and best practices from a corporate governance perspective. Final deliberations and decisions regarding the compensation to be paid to each executive, however, are made by our board of directors or compensation committee without the presence of the executive.

Role of Consultant. The compensation committee has retained the services of Mercer (US) Inc. (Mercer) to provide executive compensation advice. Mercer’s engagement by the compensation committee includes reviewing and advising on all significant aspects of executive compensation. This includes base salaries, short-term cash incentives and long-term equity incentives for executives, and cash compensation and long-term equity incentives for non-executive directors. At the request of the compensation committee, each year, Mercer recommends a peer group of companies, collects relevant market data from these companies to allow the compensation committee to compare elements of our compensation program to those of our peers, provides information on executive compensation trends and implications for us and makes other recommendations to the compensation committee regarding certain aspects of our executive compensation program. Our management, principally the Senior Vice President, Human Resources and the chair of the compensation committee, regularly consult with representatives of Mercer before compensation committee meetings. A representative of Mercer is invited on a regular basis to attend, and periodically attends, meetings of the compensation committee. In making its final decision regarding the form and amount of compensation to be paid to executives, the compensation committee considers the information gathered by and recommendations of Mercer. The compensation committee values Mercer’s benchmarking information and input regarding best practices and trends in executive compensation matters.

Use of Peer Group and Other Market Data. To help determine appropriate levels of compensation for certain elements of our executive compensation program, the compensation committee reviews annually the compensation levels of our named executive officers and other executives against the compensation levels of comparable positions with companies similar to us in terms of industry, revenues, products and operations. The elements of our executive compensation program to which the compensation committee “benchmarks” or uses to base or justify a compensation decision or to structure a framework for compensating executives include base salary, short-term cash incentive opportunity, and long-term equity incentives. With respect to other elements of our executive compensation program, such as perquisites, severance, and change in control arrangements, the compensation committee benchmarks these elements on a periodic or as needed basis and in some cases uses peer group or market data more as a “market check” after determining the compensation on some other basis. The compensation committee believes that compensation paid by peer group companies is more representative of the compensation required to attract, retain, and motivate our executive talent than broader survey data and that compensation paid by peer companies that are in the same industry, with similar products and operations, and with revenues in a range similar to us, generally provides more relevant comparisons.

In 2015, Mercer worked with the post-Wright/Tornier merger compensation committee to identify a peer group of 13 companies that the compensation committee approved at its first in-person meeting in the Netherlands after completion of the merger. Companies in the peer group are public companies in the health care equipment and supplies business with products and operations similar to ours and that had annual revenues generally within a range of our then-anticipated post-merger annual revenues. The peer group included the following companies:

The Cooper Companies, Inc.	Masimo Corporation	NuVasive, Inc.
Globus Medical, Inc.	Merit Medical Systems, Inc.	ResMed Inc.
Greatbatch, Inc.	Natus Medical Incorporated	Sirona Dental Systems, Inc.
Haemonetics Corporation	NxStage Medical, Inc.	Thoratec Corporation
Integra LifeSciences Holdings Corporation

The table below sets forth certain revenue and other financial information as of a date available prior to the date Mercer used to compile the proposed peer group and market capitalization information as of February 28, 2015 regarding the peer group and our position within the peer group that the compensation committee used in connection with its recommendations and decisions regarding executive compensation for 2015:

	Trailing 12-month revenue (in millions)	Three-year revenue growth	Trailing 12-month EBIT	Market capitalization (in millions)
25th percentile	$478	25%	$69	$1,325
50th percentile	688	34%	93	2,171
75th percentile	928	42%	143	2,299
Tornier +Wright	700	N/A	N/A	3,300
Percentile rank	51%	N/A	N/A	78%

In reviewing benchmarking data, the compensation committee recognizes that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to aspects of our business and objectives that may be unique to us. Nevertheless, the compensation committee believes that gathering this information is an important part of its compensation-related decision-making process. However, where a sufficient basis for comparison does not exist between the peer group data and an executive, the compensation committee gives less weight to the peer group data. For example, relative compensation benchmarking analysis does not consider individual specific performance or experience or other case-by-case factors that may be relevant in hiring or retaining a particular executive.

Market Positioning. In general, we target base salary and total compensation levels to be near the 67th percentile of our peer group. However, the specific competitiveness of any individual executive’s pay will be determined considering factors like the executive’s skills and capabilities, contributions as a member of the executive management team, and contributions to our overall performance. The compensation committee will also consider the sufficiency of total compensation potential and the structure of pay plans to ensure the hiring or retention of an executive when considering the compensation potential that may be available elsewhere.

Executive Compensation Components

The principal elements of our executive compensation program for 2015 were:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation, in the form of stock options and RSU awards; and

•	other compensation arrangements, such as benefits made generally available to our other employees, limited and modest executive benefits and perquisites, and severance and change in control arrangements.

In determining the form of compensation for our named executive officers, the compensation committee views these elements of our executive pay program as related but distinct. The compensation committee does not believe that significant compensation derived by an executive from one element of our compensation program should necessarily result in a reduction in the amount of compensation the executive receives from other elements or that minimal compensation derived from one element should necessarily result in an increase in the amount the executive should receive from one or more other elements of compensation.

Except as otherwise described in this CD&A, the compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, the compensation committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position changes and responsibility increases given the influence more senior level executives generally have on company performance. Thus, individuals with greater roles and responsibilities associated with achieving our objectives should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if objectives are met or surpassed. For example, this philosophy is illustrated by the higher annual performance incentive plan target and long-term equity incentives of our CEO compared to our other executives. In addition, our objective is that at least two-thirds of the CEO’s compensation and one-half of other executives’ compensation opportunity be in the form of variable compensation that is tied to financial results or share price and that at least half of the CEO’s compensation and one-third of other executives’ compensation opportunity be in the form of stock-based incentive awards.

Base Salary

Overview. We provide a base salary for our named executive officers that, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year. Base salaries are established upon hiring an executive, and are subject to subsequent annual upward adjustments.

Setting Initial Salaries for New Executives. We initially fix base salaries for executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. In connection with the Wright/Tornier merger, we brought on several new executives from legacy Wright. In October 2015, at the first in-person compensation committee meeting in the Netherlands after completion of the merger, we set initial base salaries for these new executives, which were effective October 1, 2015, the closing date of the merger. In setting these salaries, we took into consideration the following factors, among others: (1) the executives’ existing actual and “notional” base salaries at legacy Wright, as described in more detail below; (2) the fact that legacy Wright executives had not yet received an annual merit increase for 2015; and (3) the base salaries of executives in comparable positions in our peer group. In addition, with respect to Mr. Palmisano, we also took into consideration his employment agreement which provided that we would review his base salary at least annually for any increase.

Because legacy Wright had offered its executives in past years an opportunity to elect to receive legacy Wright equity in lieu of an annual base salary increase paid in cash throughout the year, certain executives from legacy Wright had both “actual” base salaries, which were their actual base salaries paid to them in cash during the year in accordance with legacy Wright’s payroll procedures, and what we refer to as “notional” base salaries, which were what their base salaries would have been had they not elected to receive legacy Wright equity in lieu of an annual base salary increase. In setting initial base salaries for these executives, we took into consideration both their actual and notional base salaries, with more emphasis, however, on their notional base salaries.

In addition to setting initial base salaries for our new executives from legacy Wright, we also reviewed the base salaries of our legacy Tornier executives who remained as executives of our combined company after the merger. In some cases, we increased their base salaries effective October 1, 2015 to reflect a market adjustment based on the base salaries of executives in comparable positions in our peer group and/or to reflect the fact that some of these executives were required to relocate to our new U.S. corporate headquarters in Memphis, Tennessee from our former U.S. corporate headquarters in Bloomington, Minnesota.

Annual Salary Increases. We review the base salaries of our named executive officers each year following the completion of our prior year individual performance reviews. If appropriate, we increase base salaries to recognize annual increases in the cost of living and superior individual performance and to ensure that our base salaries remain market competitive. We refer to annual base salary increases as a result of cost of living adjustments and individual performance as “merit increases.” In addition, we may make additional upward adjustments to an executive’s base salary to compensate the executive for assuming increased roles and responsibilities, to retain an executive at risk of recruitment by other companies, and/or to bring an executive’s base salary closer to our target market positioning of companies in our peer group. We refer to these base salary increases as “market adjustments.”

2015 Base Salaries. The table below sets forth the 2014 base salaries (actual and notional, if applicable) of our named executive officers, their base salaries effective October 1, 2015, the percentage increase compared to their 2014 base salaries (actual and notional, if applicable) set by legacy Wright or legacy Tornier, as applicable, and the market positioning of their 2015 base salaries in our peer group:

Name	2014 base salary (actual/notional) ($)	2015 base salary ($)	2015 base salary % increase compared to 2014 actual and notional base salary(1)(2)	2015 base salary compared to peer group percentile
Robert J. Palmisano	$750,000/836,200	$886,200	18.2%/6.0%	Above 75th
David H. Mowry	550,000	622,000	13.0%	Above 75th
Lance A. Berry	375,000	397,500	6.0%	Above 50th
Shawn T McCormick	365,456	377,333	3.0%	At 50th
Gregory Morrison	300,002	365,000	21.7%	Above 50th
Terry M. Rich	369,694	384,482	4.0%	Above 75th
James A. Lightman	310,000/352,000	373,100	20.4%/6.0%	Above 50th
Gordon W. Van Ummersen	356,122	365,025	2.5%	Above 50th

(1)	Percentage increase compared to 2014 base salary reflects any base salary increase received effective October 1, 2015 and, in the case of the legacy Tornier executives, any base salary increase received effective February 1, 2015.
(2)	In the case of the legacy Wright executives who previously elected to receive legacy Wright equity in lieu of prior base salary increases, the percentage increase is compared to both their 2014 actual base salary and 2014 notional base salary.

The February 2015 base salary increases for our legacy Tornier named executive officers ranged from 2.5% to 4.0% over their respective 2014 base salaries. No upward market adjustments were made. The October 2015 base salary increases for our legacy Wright named executive officers reflected a 6.0% merit increase over their respective 2014 base salaries or 2014 notional base salaries in the case of certain legacy Wright executives who previously elected to receive legacy Wright equity in lieu of prior base salary increases. In addition, the October 2015 base salary increases for Messrs. Mowry and Morrison reflected upward market adjustments and additional base compensation to ease their relocation to Memphis, Tennessee.

2016 Base Salaries. In February 2016, we set the following base salaries for 2016 for our named executive officers effective April 1, 2016: Mr. Palmisano ($921,648), Mr. Mowry ($646,880), Mr. Berry ($413,400), Mr. Morrison ($379,600), Mr. Rich ($399,861), and Mr. Lightman $388,024). The 2016 base salaries represent merit increases of 4% over their respective 2015 base salaries. No upward market adjustments were made.

Short-Term Cash Incentive Compensation

Our short-term cash incentive compensation is typically paid as an annual cash bonus under our performance incentive plan and is intended to compensate executives, as well as other employees, for achieving annual corporate financial and other performance goals and, in some cases, individual performance goals.

For 2015, because of the timing of the Wright/Tornier merger, our named executive officers who were executives of legacy Tornier received a first half of 2015 pro-rated cash incentive based on legacy Tornier’s first half of 2015 performance and a second half of 2015 pro-rated cash incentive based on our combined company’s second half of 2015 performance. Our named executive officers who were executives of legacy Wright similarly received a first half of 2015 pro-rated cash incentive based on legacy Wright’s first half of 2015 performance and a second half of 2015 pro-rated cash incentive based on our combined company’s second half of 2015 performance.

All 2015 short-term cash incentive bonuses to our named executive officers, other than first half of 2015 bonuses to named executive officers who did not continue as executives of the combined company after the Wright/Tornier merger, were paid out in February 2016 and were dependent upon their continued service through the end of fiscal 2015. First half of 2015 pro-rated cash incentive bonuses to legacy Tornier executives who did not continue as executives of the combined company after the Wright/Tornier merger were paid in October 2015 shortly after completion of the merger pursuant to the terms of resignation agreements and releases entered into with such executives in connection with the merger.

Target Bonuses Percentages. Target short-term cash incentive bonuses for 2015 for each executive were based on a percentage of base salary and were as follows for each named executive officer:

Name	First half of 2015 percentage of base salary	Second half of 2015 percentage of base salary
Robert J. Palmisano	100%	100%
David H. Mowry	80%	80%
Lance A. Berry	60%	65%
Shawn T McCormick	50%	50%
Gregory Morrison	40%	50%
Terry M. Rich	75%	55%
James A. Lightman	50%	50%
Gordon W. Van Ummersen	50%	50%

In the case of the legacy Wright executives who previously elected to receive legacy Wright equity in lieu of prior base salary increases, the target bonus percentages were based on a percentage of their notional base salaries.

The first half of 2015 target bonus percentages for the legacy Tornier named executive officers did not change from their 2014 levels. Based on an executive compensation analysis by Mercer in October 2013, the target bonus percentages for the legacy Tornier named executive officers were either at or below the 50th percentile for executives with similar positions in our peer group at that time, except in the case of Mr. Mowry, whose target bonus percentage of 80% was slightly above the 25th percentile and below the 50th percentile, and Mr. Rich, whose target bonus percentage of 75% was above the 75th percentile. The compensation committee set Mr. Rich’s target bonus percentage at 75% to give him a competitive compensation package so we could hire him from his prior employer.

The second half of 2015 target bonus percentages for our named executive officers did not change from their first half of 2015 levels, except in the case of Messrs. Berry, Morrison, and Rich. Mr. Berry’s target bonus percentage was increased to align him slightly above the 50th percentile. Mr. Morrison’s target bonus percentage was increased to align his target bonus percentage with our other senior vice presidents. Mr. Rich’s target bonus percentage was decreased to bring him more in line with the target bonus percentages of our other business group presidents and other executives with similar positions in our peer group. Based on an executive compensation analysis by Mercer in 2015, the target bonus percentages for our named executive officers were either at or slightly above the 50th percentile for executives with similar positions in our peer group, except in the case of Mr. Rich, whose target bonus percentage is between the 50th and 75th percentile, and Mr. Morrison, whose target bonus percentage is at the 75th percentile.

First Half of 2015 Performance Goals and Actual Bonuses to Legacy Tornier Executives. First half of 2015 bonuses to legacy Tornier executives, including Messrs. Mowry, McCormick, Morrison, Rich, and Van Ummersen, were based upon achievement of corporate performance goals for all executives, plus individual performance goals for all executives, except Messrs. Mowry and Rich.

Named executive officer	Percentage based upon corporate performance goals	Percentage based upon individual performance goals
David H. Mowry	100%	0%
Shawn T McCormick	90%	10%
Gregory Morrison	80%	20%
Terry M. Rich	100%	0%
Gordon W. Van Ummersen	90%	10%

The corporate performance metrics and their weightings for the first half of 2015 are set forth in the table below. These four metrics were selected because they were determined to be the four most important indicators of legacy Tornier’s financial performance for 2015 as evaluated by management and analysts. Extremities revenue was weighted most heavily since that was intended to be legacy Tornier’s greatest focus in 2015.

First half of 2015 corporate performance metric	Weighting
Adjusted extremities revenue	50%
Adjusted EBITDA	20%
Adjusted free cash flow	20%
Adjusted total revenue	10%

The table below sets forth the corporate performance goals for the first half of 2015, the range of possible payouts, and the actual payout percentages for our legacy Tornier named executive officers based on actual performance achieved. In each case, the goals were adjusted for certain items, including changes to foreign currency exchange rates and items that are unusual and not reflective of normal operations, which in 2015, included excluding the revenues of our SALTO® ankle products, which were divested in connection with the Wright/Tornier merger. If performance falls below the threshold level, there is no payout for such performance metric. If performance falls between the threshold, target and maximum levels, actual payout percentages are determined on a sliding scale basis, with payouts for each performance metric starting at 50% of target for threshold performance and capped at 150% of target for maximum achievement. For the first half of 2015, the total weighted average payout percentage applicable to the portion of the first half of 2015 annual performance incentive bonus tied to corporate performance goals was 96.4% of target. Actual performance exceeded target for the adjusted EBITDA and free cash flow performance goals and was just below target for the adjusted total and extremities revenue performance goals.

	Performance goals(1)
Performance metric	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)	First half of 2015 performance(2)	First half of 2015 bonus
Adjusted extremities revenue(3)	$153.3 mil.	$157.3 mil.	$161.3 mil.	$156.1 mil.	85.3%
Adjusted EBITDA(4)	16.8 mil.	17.8 mil.	19.6 mil.	18.7 mil.	125%
Adjusted free cash flow(5)	(14.8) mil.	(11.8) mil.	(9.8) mil.	(11.3) mil.	112.5%
Adjusted total revenue(6)	184.9 mil.	189.9 mil.	194.9 mil.	186.2 mil.	62.7%

(1)	The performance goals were calculated using non-GAAP financial measures, which we believe provide meaningful supplemental information regarding our core operational performance. The performance goals were calculated based on an assumed foreign currency exchange rate. For revenue, we assumed a foreign currency exchange rate of 1.33, which represented the actual reported average rate of foreign exchange in 2014. For all other performance goals, we assumed a foreign currency exchange rate of 1.12 U.S. dollars for 1 Euro, which represented an anticipated average rate of foreign exchange for 2015 and which was the foreign currency exchange rate used by us for 2015 budgeting purposes.
(2)	The compensation committee determined first half of 2015 bonuses after reviewing legacy Tornier’s unaudited financial statements, which were adjusted for changes to foreign currency exchange rates and which were subject to additional discretionary adjustment by the compensation committee for items that are unusual and not reflective of normal operations as discussed in the notes below. Accordingly, the figures included in the “First half of 2015 performance” column differ from the figures reported in legacy Tornier’s unaudited financial statements for the six months ended June 28, 2015.
(3)	“Adjusted extremities revenue” means legacy Tornier’s extremities revenue for the six months ended June 28, 2015, as adjusted for changes to foreign currency exchange rates and revenue related to legacy Tornier’s SALTO® ankle products which legacy Tornier divested in connection with the Wright/Tornier merger.

(4)	“Adjusted EBITDA” means legacy Tornier’s net loss before interest income and expense, income tax expense and benefit, depreciation and amortization for the six months ended June 28, 2015, as adjusted to give effect to, among other things, non-operating income and expense, foreign currency transaction gains and losses, share-based compensation, amortization of the inventory step-up from acquisitions and special charges including acquisition, integration and distribution transition costs, instrument use tax refund, restructuring charges, merger-related costs, and certain other items that affect the comparability and trend of legacy Tornier’s operating results.
(5)	“Adjusted free cash flow” means legacy Tornier’s net cash flow provided by operating activities for the six months ended June 28, 2015 less instrument investments and plant, property and equipment investments, as adjusted for changes to foreign currency exchange rates.
(6)	“Adjusted total revenue” means legacy Tornier’s total revenue for the six months ended June 28, 2015, as adjusted for changes to foreign currency exchange rates and revenue related to legacy Tornier’s SALTO® ankle products which legacy Tornier divested in connection with the Wright/Tornier merger.

To foster cooperation and communication among executives, the compensation committee places primary emphasis on overall corporate performance goals rather than on individual performance goals. For named executive officers, at least 80% of their legacy Tornier first half of 2015 annual performance incentive plan bonuses were determined based on the achievement of corporate performance goals and only 20% or less were based on achievement of individual performance goals. In addition, no bonus payouts attributable to individual performance were to occur if the threshold adjusted EBITDA corporate performance goal was not achieved.

The individual performance goals used to determine bonuses under legacy Tornier’s plan were management by objectives, known internally as MBOs. Although MBOs are generally two to three written, specific and measurable objectives agreed to and approved by the executive, CEO and compensation committee in the beginning of the year, for 2015, there was just one MBO that applied to all legacy Tornier executives with MBOs for the first half of 2015. The MBO related to activities in anticipation of the integration of legacy Wright and legacy Tornier. It was determined that such integration would be critical to the initial success of the merger and therefore the intent of just one MBO for 2015 was to focus executives on integration. The compensation committee determined that the legacy Tornier named executive officers achieved a 100% achievement of their MBOs.

First Half of 2015 Performance Goals and Actual Bonuses to Legacy Wright Executives. First half of 2015 bonuses to legacy Wright executives, including Messrs. Palmisano, Berry, and Lightman, were based upon achievement of 100% corporate performance goals for Messrs. Palmisano and Berry and 75% corporate performance goals and 25% individual performance goals for Mr. Lightman.

The corporate performance metrics and their weightings for the first half of 2015 are set forth in the table below.

First half of 2015 corporate performance metric	Weighting
Adjusted revenue from continuing operations(1)	67%
Adjusted gross margin from continuing operations(2)	33%

(1)	This performance measure was calculated using a non-GAAP financial measure, which we believe provides meaningful supplemental information regarding our core operational performance. Adjusted revenue from continuing operations was calculated by excluding (a) the difference in foreign currency to a plan rate and (b) AUGMENT® Bone Graft revenues.
(2)	This performance measure was calculated using a non-GAAP financial measure, which we believe provides meaningful supplemental information regarding our core operational performance. Adjusted gross margin from continuing operations was calculated by excluding (a) the difference in foreign currency to a plan rate; (b) AUGMENT® Bone Graft revenues; and (c) non-cash inventory step-up amortization.

Originally, three corporate performance metrics were selected by legacy Wright, including the two performance metrics described above and a third performance metric that was based on AUGMENT® Bone Graft revenues. However, in June 2015, a decision was made to eliminate the AUGMENT® Bone Graft revenue goal due to the delay in FDA approval of the product, and the remaining two goals were re-weighted as described above.

The percentage of the target bonus earned by bonus objective was based on the following performance levels:

Performance level	Percent of target bonus earned
Minimum	0%
Threshold (50% payout)	50.1% to 99.9%
Target (100% payout)	100%
Above target (150% payout)	100.1% to 150%
High (200% payout)	150.1% to 200%

A legacy Wright participant would not be paid for a performance metric where achievement was below the minimum performance goal. If the target performance goal was exceeded, legacy Wright would pay a bonus in excess of the target performance bonus. However, no legacy Wright participant would be paid an amount which exceeded twice the target performance bonus.

In setting the threshold, target, above target, and high performance achievement levels, legacy Wright considered past performance, market conditions, and the financial, strategic, and operational plans presented by management. When setting the target performance levels, legacy Wright sought to ensure that at- or above-market performance was the goal. For above target performance levels, the achievement levels required “stretch” performance by the management team to achieve this level of performance. At the threshold level, targets would be set on a steeper slope than at the above target/high categories, so that missed target performance would result in more rapidly declining bonus opportunity, and below the threshold level, generally no bonus was paid for that performance level.

The performance level of each corporate performance goal for the first half of 2015 for legacy Wright was based on the following:

Performance level	Adjusted revenue from continuing operations	Adjusted gross margin from continuing operations
Minimum	<$138,400,000	<74.30%
Threshold (50% payout)	$138,400,001 to $150,399,999	74.30% to 75.79%
Target (100% payout)	$150,400,000	75.8%
Above target (150% payout)	$150,400,001 to $155,000,000	75.81% to 76.80%
High (200% payout)	$155,000,001 to $158,000,000	76.81% to 77.80%

For the first half of 2015, adjusted revenue from continuing operations was approximately $155,900,000 and adjusted gross margin from continuing operations was approximately 73.80%. Although the adjusted gross margin from continuing operations goal was not met, legacy Wright determined that a target bonus was appropriate in light of the effect of a shorter performance period on the achievement of that performance goal and the opportunity during the second half of 2015 to improve gross margins. Accordingly, legacy Wright determined that the overall weighted corporate performance achievement rating was 144% of target.

With respect to the individual performance goal component, legacy Wright determined that all legacy Wright executives with an individual performance goal component achieved 100% of their individual performance goals.

Second Half of 2015 Performance Goals and Actual Bonuses. Bonuses under our performance incentive plan to our named executive officers for the second half of 2015 were based upon achievement of four corporate performance goals. To ensure alignment amongst executives at both legacy Wright and legacy Tornier, the corporate performance goals were the same for all plan participants, and were as follows:

1.	2016 Annual Operating Plan: Complete our 2016 annual operating plan and workforce planning by February 2016 board of directors meeting.

2.	HPMS - Total Alignment: Complete High Performance Management System (HPMS) success tree to include the new mission, vision, values, and vital few initiatives for the combined company.

3.	Continue Driving Core Business While Executing Integration: Achieved combined revenue growth of legacy Wright’s U.S. lower extremity and legacy Tornier’s global upper extremity products at 1.5x or greater of market.

4.	Rapid AUGMENT® Adoption: Completed training of greater than 150 foot and ankle surgeons on AUGMENT® Bone Graft.

We selected these performance goals for the second half of 2015 to focus our executives on integrating the businesses of legacy Wright and legacy Tornier as quickly and efficiently as possible, aligning our combined workforce towards our new combined company vision, mission and values, and continuing to grow our core extremities and biologics businesses at above-market growth rates.

In February 2016, the compensation committee determined an overall achievement rating of 150% of target.

Total Performance Incentive Plan Bonuses. The following table sets for the first half of 2015 performance incentive plan bonuses and the second half of 2015 performance incentive plan bonuses for all named executive officers, which bonuses were paid in March 2016, except in the case of Messrs. McCormick and Van Ummersen who received their first half of 2015 bonuses in October 2015:

Named executive officer	First half of 2015	Second half of 2015	Total
Robert J. Palmisano	$602,004	$645,651	$1,247,655
David H. Mowry	220,870	358,200	579,070
Lance A. Berry	162,113	181,266	343,379
Shawn T McCormick	90,724	141,500	232,224
Gregory Morrison	59,709	115,238	174,947
Terry M. Rich	128,874	187,435	316,309
James A. Lightman	117,084	135,931	253,015
Gordon W. Van Ummersen	87,885	136,884	224,769

Performance Incentive Plan Goals for 2016. In February 2016, the compensation committee approved performance goals for our performance incentive plan for 2016. The 2016 target bonus percentages for our named executive officers did not change from their second half of 2015 levels. Consistent with the design for the second half of 2015 plan, the annual bonus for our CEO will be based 100% on achievement of corporate performance goals, with no individual performance components. Bonuses for our other named executive officers will be based 100% on achievement of corporate performance goals for Messrs. Mowry and Berry and 80% on achievement of corporate performance goals and 20% on achievement of individual goals for Messrs. Morrison and Lightman. Mr. Rich’s 2016 bonus will be based 40% on corporate performance goals and 60% on divisional goals. The corporate performance measures for 2016 will be based on our adjusted net sales, adjusted net sales of AUGMENT® Bone Graft, adjusted EBITDA, and adjusted free cash flow.

Additional Short-Term Cash Incentive Bonus to Van Ummersen. In connection with his departure from the company, we paid an additional $100,000 integration bonus to Mr. Van Ummersen, which we agreed to pay him under his resignation agreement and release of claims if he successfully completed the transition of accounts to the purchaser of legacy Tornier’s U.S. SALTO® ankle and certain toe products.

Long-Term Equity-Based Incentive Compensation

Generally. The compensation committee’s primary objectives with respect to long-term equity-based incentives are to align the interests of our executives with the long-term interests of our shareholders, promote stock ownership, and create significant incentives for executive retention. Long-term equity-based incentives typically comprise a significant portion of each named executive officer’s compensation package, consistent with our executive compensation philosophy that at least half of the CEO’s compensation and one-third of other executives’ compensation opportunity should be in the form of stock-based incentive awards.

In June 2015, our shareholders approved the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, which we refer to as our stock incentive plan, under which our named executive officers (as well as other executives and key employees) are eligible to receive equity-based incentive awards. For more information on the terms of our stock incentive plan, see “—Grants of Plan-Based Awards—Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan.” All equity-based incentive awards granted to our named executive officers during 2015 were made under our stock incentive plan.

Types of Equity Grants. Under our long-term incentive grant guidelines, our board of directors, on recommendation of the compensation committee, generally grants three types of equity-based incentive awards to our named executive officers: performance recognition grants, talent acquisition grants, and special recognition grants. On limited occasion, purely discretionary awards may be granted. During 2015, annual performance recognition grants and talent acquisition grants in the form of special, one-time “re-up” grants were made to one or more of our named executive officers, as described in more detail under “—2015 Equity Awards.”

Performance recognition grants are discretionary annual grants that are historically made during mid-year to give the compensation committee another formal opportunity during the year to review executive compensation and recognize executive and other key employee performance. During 2015, annual performance recognition grants were granted in October 2015 after completion of the Wright/Tornier merger as opposed to in mid-year due to restrictive covenants on the grant of new equity awards during the pendency of the merger.

The recipients and size of the annual performance recognition grants are determined based on our long-term incentive grant guidelines. Under our long-term incentive grant guidelines for annual performance recognition grants, named executive officers received a certain percentage of their respective base salaries in stock options and RSU awards. Consistent with the principle that the interests of our executives should be aligned with those of our shareholders and that the portion of an executive’s total compensation that varies with performance and is at risk should increase with the executive’s level of responsibility, incentive grants, expressed as a percentage of base salary and dollar values, increase as an executive’s level of responsibility increases. The incentive grant guidelines were benchmarked by Mercer against our peer group.

The table below describes our long-term incentive grant guidelines for annual performance recognition grants that applied to our named executive officers for 2015. Neither Mr. McCormick nor Mr. Van Ummersen had an incentive grant guideline for 2015 since they were leaving the company.

Named executive officer	Grade level	Incentive grant guideline expressed as % of base salary	Dollar value of incentive grant guideline(1) ($)
Robert J. Palmisano	13	400%	$3,477,600
David H. Mowry	12	250%	1,555,000
Lance A. Berry	11	175%	682,500
Shawn T McCormick	N/A	N/A	N/A
Gregory Morrison	10	125%	456,250
Terry M. Rich	10	100%	384,500
James A. Lightman	10	125%	457,625
Gordon W. Van Ummersen	N/A	N/A	N/A

(1)	The dollar value of the incentive grant guideline that applied for the 2015 equity grants to the legacy Wright executives was based on a base salary that reflected a 4% merit increase rather than the 6% merit increase that they received.

Once the target total long-term equity value was determined for each executive based on the executive’s relevant percentage of base salary, half of the value was provided in stock options and the other half was provided in RSU awards. The reasons why we use stock options and RSU awards are described below under “—Stock Options” and “—RSU Awards.”

Talent acquisition grants are used for new hires. These grants of options and RSU awards are considered and approved by our board of directors, upon recommendation of the compensation committee, as part of the executive’s compensation package at the time of hire (with the grant date and exercise price delayed until the hire date or the first open window period after board approval of the grant). As with our performance recognition grants, the size of our talent acquisition grants is determined by dollar amount (as opposed to number of underlying shares), and under our long-term incentive grant guidelines, is generally two times the long-term incentive grant guidelines for annual performance recognition grants, as recommended by Mercer. We recognize that higher initial grants often are necessary to attract a new executive, especially one who may have accumulated a substantial amount of equity-based long-term incentive awards at a previous employer that would typically be forfeited upon acceptance of employment with us. In some cases, we may need to further increase a talent acquisition grant to attract an executive. Although no talent acquisitions grants were made during 2015, we made special one-time “re-up” grants to all of our named executive officers other than Messrs. McCormick and Van Ummersen in October 2015 together with the annual performance recognition grants. The purpose of these “re-up” grants was to encourage these executives to stay with our combined company after completion of the Wright/Tornier merger by partially restoring their unvested equity retention value and, in some cases, to facilitate the transition of executives into new roles. The amount of these “re-up” grants was based on what we typically grant in connection with talent acquisition grants and was benchmarked by Mercer and found to be aligned with market practice of award sizes for new hires who would similarly have no unvested equity awards.

In addition to our annual performance recognition grants and talent acquisition grants, from time to time, we may make special recognition grants or discretionary grants to executive officers for retention or other purposes. Such grants may vest based on the passage of time and/or the achievement of certain performance goals.

Stock Options. Historically, we have granted stock options to our named executive officers, as well as other key employees. We believe that options effectively incentivize employees to maximize company performance, as the value of awards is directly tied to an appreciation in the value of our ordinary shares. They also provide an effective retention mechanism because of vesting provisions. An important objective of our long-term incentive program is to strengthen the relationship between the long-term value of our ordinary shares and the potential financial gain for employees. Stock options provide recipients with the opportunity to purchase our ordinary shares at a price fixed on the grant date regardless of future market price. The vesting of our stock options is generally time-based, with 25% of the shares underlying the stock option typically vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 36 nearly equal monthly installments. Our policy is to grant options only with an exercise price equal to or more than the fair market value of an ordinary share on the grant date.

Because stock options become valuable only if the share price increases above the exercise price and the option holder remains employed during the period required for the option to vest, they provide an incentive for an executive to remain employed. In addition, stock options link a portion of an employee’s compensation to the interests of our shareholders by providing an incentive to achieve corporate goals and increase the market price of our ordinary shares over the four-year vesting period.

We typically time our option grants to occur on the third trading day after the public release of our financial results for our most recently ended quarter. As a Dutch company, we must comply with Dutch insider trading laws which prohibit option grants when we are aware of material nonpublic information.

RSU Awards. RSU awards are intended to retain key employees, including named executive officers, through vesting periods. RSU awards provide the opportunity for capital accumulation and more predictable long-term incentive value than stock options. All of our RSU awards are a commitment by us to issue ordinary shares at the time the RSU award vests. The specific terms of vesting of an RSU award depends on whether the award is a performance recognition grant or talent acquisition grant. Performance recognition grants of RSU awards are made mid-year and vest in four annual installments on June 1st of each year. Talent acquisition grants of RSU awards to new hires vest in a similar manner, except that the first installment is often pro-rated, depending on the grant date.

2015 Equity Awards. The table below sets forth the number of stock options and RSU awards granted to each of our named executive officers in 2015. Neither Mr. McCormick nor Mr. Van Ummersen received equity awards during 2015 since they were leaving the company.

	Annual performance recognition grants		Special one-time re-up grants
Named executive officer	Stock options	RSU awards	Stock options	RSU awards
Robert J. Palmisano	239,481	82,761	598,702	206,901
David H. Mowry	107,083	37,006	214,167	74,012
Lance A. Berry	47,000	16,242	70,499	24,363
Shawn T McCormick	N/A	N/A	N/A	N/A
Gregory Morrison	31,419	10,858	47,129	16,287
Terry M. Rich	26,478	9,150	39,717	13,726
James A. Lightman	31,514	10,891	47,271	16,336
Gordon W. Van Ummersen	N/A	N/A	N/A	N/A

Additional information concerning the long-term incentive compensation information for our named executive officers for 2015 is included in the Summary Compensation Table and Grants of Plan-Based Awards Table under the heading “Executive Compensation Tables and Narratives.”

All Other Compensation

Retirement Benefits. In 2015, our named executive officers had the opportunity to participate in retirement plans maintained by our operating subsidiaries, including a 401(k) plan, on the same basis as our other employees. We believe these plans provide an opportunity for our executives to plan for and meet their retirement savings needs. Except for these plans, we do not provide pension arrangements or post-retirement health coverage for our employees, including named executive officers. We also do not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites and Other Benefits. We provide our executive officers with modest perquisites to attract and retain them. The perquisites provided to our executives during 2015 included $1,000 for certain personal insurance premiums and up to $5,000 reimbursement for financial and tax planning and tax preparation. In addition, we are required to provide our CEO additional perquisites under the terms of his employment agreement, which we agreed upon at the time of his initial hiring by legacy Wright to attract him to our company. These additional perquisites include payment of certain legal fees, additional reimbursement for financial and tax planning and tax preparation, a monthly allowance of $7,500 for housing and automobile expenses, reimbursement for reasonable travel expenses between Memphis, Tennessee and his residences, and an annual physical examination. To the extent that the reimbursements for his housing and automobile expenses and travel expenses between Memphis, Tennessee and his residences are not deductible by Mr. Palmisano for income tax purposes, such amounts are “grossed-up” for income tax purposes so that the reimbursed items will be received net of any deduction for income and payroll taxes. We agreed to this gross-up provision at the time of his initial hiring by legacy Wright to attract him to our company and ease the financial burden on him to travel between Memphis, Tennessee and his residences. We believe these perquisites are an important part of our overall compensation package and help us accomplish our goal of attracting, retaining, and rewarding top executive talent. The value of all of the perquisites provided to our named executive officers for 2015 can be found under “Executive Compensation Tables and Narratives—All Other Compensation for 2015-Supplemental.”

Change in Control and Post-Termination Severance Arrangements

Change in Control Arrangements. To encourage continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our equity-based compensation plans, separation pay agreements with our executives, and our employment agreement with our CEO, which are described in more detail below and under “Executive Compensation Tables and Narratives—Potential Payments Upon a Termination or Change in Control.” These arrangements are designed to incentivize our executives to remain with our company in the event of a change in control or potential change in control.

Both legacy Wright and legacy Tornier had similar provisions that were triggered upon completion of the Wright/Tornier merger. Actual payments and benefits provided to our named executive officers as a result of the merger are described and quantified under “Executive Compensation Tables and Narratives—Potential Payments Upon a Termination or Change in Control—Actual Payments to Named Executive Officers in Connection with the Wright/Tornier Merger.” We believe these provisions served their intended purpose as the management teams of both legacy Wright and legacy Tornier remained intact through the completion of the merger.

Under the terms of our current stock incentive plan and the individual award documents provided to recipients of awards under that plan, all stock options and RSU awards will become immediately vested (and, in the case of options, exercisable) upon the completion of a change in control of our company. For more information, see “Executive Compensation Tables and Narratives—Potential Payments Upon a Termination or Change in Control—Change in Control Arrangements.” Thus, the immediate vesting of stock options and RSU awards is triggered by the change in control, itself, and thus is known as a “single trigger” change in control arrangement. We believe our “single trigger” equity acceleration change in control arrangements provide important retention incentives during what can often be an uncertain time for employees. They also provide executives with additional monetary motivation to focus on and complete a transaction that our board of directors believes is in the best interests of our company and shareholders rather than to seek new employment opportunities. We also believe that the immediate acceleration of equity-based awards aligns the interests of our executives and other employees with those of our shareholders by allowing our executives to participate fully in the benefits of a change in control as to all of their equity. If an executive were to leave before the completion of the change in control, non-vested awards held by the executive would terminate.

In addition, we have entered into an employment agreement with our CEO and separation pay agreements with our other named executive officers and other officers which provide certain payments and benefits in the event of a termination of employment in connection with a change in control. These “double-trigger” change in control protections are intended to induce executives to accept or continue employment with our company, provide consideration to executives for certain restrictive covenants that apply following termination of employment, and provide continuity of management in connection with a threatened or actual change in control transaction. If an executive’s employment is terminated without cause or by the executive for “good reason” (as defined in the agreements) within 12 months (24 months for our CEO) following a change in control, the executive will be entitled to receive a lump sum severance payment and certain benefits. These arrangements and a quantification of the payment and benefits provided under these arrangements are described in more detail under “Executive Compensation Tables and Narratives—Potential Payments Upon a Termination or Change in Control.” These additional payments and benefits will not be triggered just by a change in control, but require a termination event not within the control of the executive, and thus are known as “double trigger” change in control arrangements. As opposed to the immediate acceleration of equity-based awards, we believe that other change in control payments and benefits should properly be tied to termination following a change in control, given the intent that these amounts provide economic security to ease in the executive’s transition to new employment.

We believe our change in control arrangements are an important part of our executive compensation program in part because they mitigate some of the risk for executives working in a smaller company where there is a meaningful likelihood that the company may be acquired. Change in control benefits are intended to attract and retain qualified executives who, absent these arrangements and in anticipation of a possible change in control of our company, might consider seeking employment alternatives to be less risky than remaining with our company through the transaction. We believe that relative to our company’s overall value, our potential change in control benefits are relatively small. We confirm this belief by reviewing a tally sheet for each executive that summarizes the change in control and severance benefits potentially payable to each executive. We also believe that the form and amount of such benefits are reasonable in light of those provided to executives by companies in our peer group and other companies with which we compete for executive talent and the amount of time typically required to find executive employment opportunities. We, thus, believe we must continue to offer such protections to remain competitive in attracting and retaining executive talent.

Other Severance Arrangements. Each of our named executive officers who continued as an executive officer of the combined company is entitled to receive severance benefits upon certain other qualifying terminations of employment, other than a change in control, pursuant to the provisions of an employment agreement for our CEO and separation pay agreements for our other named executive officers. These severance arrangements are intended to induce the executives to accept or continue employment with our company and are primarily intended to retain our executives and provide consideration to those executives for certain restrictive covenants that apply following a termination of employment. Additionally, we entered into these agreements because they provide us valuable protection by subjecting the executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following their termination of employment. For more information on our severance arrangements with our named executive officers, see the discussions below under “—Executive Compensation Tables and Narratives—Potential Payments Upon a Termination or Change in Control.”

In addition, in connection with their departures from the company, we entered into a resignation agreement and release of claims with each of Mr. McCormick and Mr. Van Ummersen, the purpose of which was to provide for: (1) his resignation as an officer effective as of the effective time of the merger and as an employee effective as of the end of a three-month transition period after the merger; (2) payments and benefits to which he is entitled under his employment agreement as a result of the termination of his employment; (3) limited additional payments and benefits described below which he received upon his execution of a release of claims on the last day of his employment; and (4) other provisions standard and customary in this type of agreement. While these severance payments resulted in higher compensation for these executives than in prior years, we believe these payments served their intended purpose of retaining and motivating these executives through the completion of the merger. For more information regarding these agreements, see “—Executive Compensation Tables and Narratives—Summary Compensation Information—Agreements with Other Named Executive Officers.”

Stock Ownership Guidelines

We have established stock ownership guidelines that are intended to further align the interests of our executives with those of our shareholders. Stock ownership targets for each of our executive officers have been set at that number of our ordinary shares with a value equal to a multiple of the executive’s annual base salary, with the multiple equal to four times for our CEO and two times for our other named executive officers. Each of the executive officers has five years from the date of hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach his or her stock ownership targets. Until the applicable stock ownership target is achieved, each executive subject to the guidelines is required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or the vesting of RSU awards. If there is a significant decline in the price of our ordinary shares that causes executives to be out of compliance, such executives will be subject to the 75% retention ratio, but will not be required to purchase additional shares to meet the applicable targets. Our compensation committee reports on compliance with the guidelines at least annually to our board of directors.

Named executive officer	Stock ownership target as a multiple of base salary	In compliance (yes/no)
Robert J. Palmisano	4x	Yes
David H. Mowry	2x	Yes
Lance A. Berry	2x	Yes
Gregory Morrison	2x	Yes
Terry M. Rich	2x	Yes
James A. Lightman	2x	Yes

Anti-Hedging and Pledging

Our code of conduct on insider trading and confidentiality prohibits our executive officers from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our ordinary shares.

Clawback Policy

Our stock incentive plan and corporate performance incentive plan contain “clawback” provisions. Under our stock incentive plan, if an executive is determined by the compensation committee to have taken action that would constitute “cause” or an “adverse action,” as those terms are defined in the plan, during or within one year after the termination of the executive’s employment, all rights of the executive under the plan and any agreements evidencing an award then held by the executive will terminate and be forfeited. In addition, the compensation committee may require the executive to surrender and return to us any shares received, and/or to disgorge any profits or any other economic value made or realized by the executive in connection with any awards or any shares issued upon the exercise or vesting of any awards during or within one year after the termination of the executives employment or other service. Under our performance incentive plan, we have the right to take all actions necessary, to recover any awards or amounts paid to any plan participant to the extent required or permitted by applicable laws, rules or regulations, securities exchange listing requirements or any policy of our company implementing the foregoing.

Tax Deductibility of Compensation

In designing our executive compensation program, we consider the deductibility of executive compensation under Code Section 162(m), which provides that we may not deduct more than $1 million paid to certain executive officers, other than “performance-based” compensation meeting certain requirements. Although we recently amended our stock incentive plan to incorporate provisions intended to satisfy the requirements for awarding “performance-based” compensation as defined in Code Section 162(m) under the plan, we did not grant any “performance-based” compensation under the plan during 2015. In addition, while we designed our plan to operate in a manner intended to qualify as “performance-based” under Code Section 162(m), the compensation committee may administer the plan in a manner that does not satisfy the requirements of Code Section 162(m) to achieve a result that the compensation committee determines to be appropriate.

Compensation Committee Report

The compensation committee has reviewed and discussed the foregoing “—Compensation Discussion and Analysis” with our management. Based on this review and these discussions, the compensation committee has recommended to our board of directors that the foregoing “—Compensation Discussion and Analysis” be included in our annual report on Form 10-K for the year ended December 27, 2015.

Compensation Committee

Sean D. Carney

John L. Miclot

Elizabeth H. Weatherman

Executive Compensation Tables and Narratives

Summary Compensation Information

The table below provides summary information concerning all compensation awarded to, earned by, or paid to the individuals that served as our principal executive officer or principal financial officer during the year ended December 27, 2015 and other named executive officers for each of the last three fiscal years of which they served as an executive officer.

SUMMARY COMPENSATION TABLE – 2015

Name and principal position	Year	Salary(1) ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(4) ($)	Non-equity incentive plan compensation(5) ($)	All other compensation(6) ($)	Total ($)
Robert J. Palmisano(7) President and Chief Executive Officer and Executive Director	2015	222,068	—	5,972,830	5,914,722	1,247,655	1,668,463	15,025,738

David H. Mowry(8) Former Executive Vice President and Chief Operating Officer and Executive Director	2015	544,527	—	2,289,191	2,266,933	579,070	947,471	6,627,192
	2014	548,613	—	649,995	655,281	513,999	7,350	2,375,238
	2013	444,334	—	687,758	689,921	106,285	27,673	1,955,971

Lance A. Berry(9) Senior Vice President and Chief Financial Officer	2015	105,894	—	837,275	829,143	343,379	253,346	2,369,037

Shawn T McCormick(10) Former Chief Financial Officer	2015	368,935	—	—	—	232,224	1,144,672	1,745,831
	2014	364,433	—	456,450	217,703	211,098	4,773	1,254,457
	2013	354,411	—	240,848	241,636	47,686	3,707	888,288

Gregory Morrison(11) Senior Vice President, Human Resources	2015	316,467	—	559,730	554,282	174,947	566,958	2,172,384
	2014	297,730		658,265	178,716	137,194	6,954	1,278,859

Terry M. Rich(12) Senior Vice President, U.S. Commercial Operations	2015	363,097	—	471,703	467,112	316,309	475,419	2,093,640
	2014	368,726	—	458,941	220,230	380,525	—	1,428,422
	2013	358,823	—	244,116	244,915	16,093	—	863,947

James A. Lightman(13) Senior Vice President, General Counsel and Secretary	2015	97,295	—	561,420	555,955	253,015	285,730	1,753,415

Gordon W. Van Ummersen(14) Former Senior Vice President, Global Product Delivery	2015	357,149	—	—	—	324,769	1,107,650	1,789,568
	2014	325,533	—	408,842	169,712	207,951	37,350	1,149,388
	2013	196,314	80,000	475,161	476,721	26,414	21,510	1,276,120

(1)	Five percent of each of Mr. Palmisano’s and Mr. Mowry’s annual base salary was allocated to his service as an executive director and member of our board of directors.
(2)	We generally do not pay any discretionary bonuses or bonuses that are subjectively determined and did not pay any such bonuses to any named executive officers in 2015. Annual cash incentive bonus payouts based on performance against pre-established performance goals under our performance incentive plan are reported in the “Non-equity incentive plan compensation” column.
(3)	Amounts reported represent the aggregate grant date fair value for RSU awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on the per share closing sale price of our ordinary shares on the grant date.

(4)	Amounts reported represent the aggregate grant date fair value for option awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The table below sets forth the specific assumptions used in the valuation of each such option award:

Grant date	Grant date fair value per share ($)	Risk free interest rate	Expected life	Expected volatility	Expected dividend yield
10/13/2015	7.06	1.375%	6.08 years	32.70%	—
08/12/2014	9.87	1.900%	6.10 years	45.10%	—
08/09/2013	9.03	1.700%	6.11 years	46.58%	—
02/26/2013	7.92	1.000%	6.11 years	47.21%	—

(5)	Amounts reported for 2015 represent payouts under our performance incentive plan for second half of 2015 performance and amounts paid under legacy Tornier’s and legacy Wright’s performance incentive plan for first half of 2015 performance. In addition, the amount reported for Mr. Van Ummersen includes a $100,000 integration bonus that was paid on December 31, 2015 pursuant to the terms of his resignation agreement and release of claims. Amounts reflected for each year reflect the amounts earned for that year but paid during the following year, except in the case of Mr. McCormick and Mr. Van Ummersen for 2015 since they received their first half of 2015 payouts in 2015 and Mr. Mowry for 2014 when $330,000 of his target incentive payout was paid at the end of 2014.
(6)	Amounts reported in this column for 2015 are described under “—All Other Compensation for 2015 - Supplemental.”
(7)	Mr. Palmisano was appointed our President and Chief Executive Officer effective upon completion of the Wright/Tornier merger, on October 1, 2015. Prior to such time, Mr. Palmisano served as President and Chief Executive Officer of Wright Medical Group, Inc. and, in such capacity, earned or was awarded or paid salary and other compensation by legacy Wright prior to October 1, 2015, which amounts are not included in the above table.
(8)	Mr. Mowry served as our Executive Vice President and Chief Operating Officer effective upon completion of the Wright/Tornier merger, on October 1, 2015 through May 6, 2016. Mr. Mowry served as our President and Chief Executive Officer from November 12, 2012 to October 1, 2015.
(9)	Mr. Berry was appointed our Senior Vice President and Chief Financial Officer effective upon completion of the Wright/Tornier merger, on October 1, 2015. Prior to such time, Mr. Berry served as Senior Vice President and Chief Financial Officer of Wright Medical Group, Inc. and, in such capacity, earned or was paid salary and other compensation by legacy Wright prior to October 1, 2015, which amounts are not included in the above table.
(10)	Mr. McCormick served as our Chief Financial Officer until completion of the Wright/Tornier merger, on October 1, 2015 and after such date remained as an employee though January 1, 2016, Mr. McCormick currently serves as one of our independent consultants.
(11)	Mr. Morrison was appointed our Senior Vice President, Human Resources effective upon completion of the Wright/Tornier merger, on October 1, 2015. Mr. Morrison served as our Senior Vice President, Global Human Resources and HPMS prior to such time.
(12)	Mr. Rich was appointed our President, Upper Extremities effective upon completion of the Wright/Tornier merger, on October 1, 2015. Mr. Rich served as our Senior Vice President, U.S. Commercial Operations prior to such time.
(13)	Mr. Lightman was appointed our Senior Vice President, General Counsel and Secretary effective upon completion of the Wright/Tornier merger, on October 1, 2015. Prior to such time, Mr. Lightman served as Senior Vice President, General Counsel and Secretary of Wright Medical Group, Inc. and, in such capacity, earned or was paid salary and other compensation by legacy Wright prior to October 1, 2015, which amounts are not included in the above table.
(14)	Mr. Van Ummersen served as our Senior Vice President, Global Product Delivery until completion of the Wright/Tornier merger, on October 1, 2015 and after such date remained as an employee though December 31, 2015.

Agreements with Robert J. Palmisano. Effective October 1, 2015, we entered into a service agreement and one of our subsidiaries entered into an employment agreement with Robert J. Palmisano, our President and Chief Executive Officer.

The service agreement deals with certain Dutch law matters relating to Mr. Palmisano’s role as an executive director. Under the terms of the service agreement, we have allocated a portion of Mr. Palmisano’s annual base salary to his service as an executive director, which amounts are paid after deduction of applicable withholdings for taxes and social security contributions. In addition, under the terms of the service agreement, we have agreed to provide Mr. Palmisano with indemnification and director and officer liability insurance, on terms and conditions that are at least as favorable to Mr. Palmisano as those then provided to any other current or former director or executive officer of our company or any of our affiliates.

The employment agreement provides that during the term of the agreement, Mr. Palmisano will serve as President and Chief Executive Officer of our company and each principal operating subsidiary and will report to our Chairman of the Board and board of directors. During the term, Mr. Palmisano shall be nominated by our board of directors for election as an executive director and a member of our board of directors at each annual general meeting of shareholders. The employment agreement expires on December 31, 2018, subject to earlier termination under certain circumstances. Commencing on October 1, 2017 and on each anniversary thereafter, the term will automatically extend for an additional one-year period, unless at least 30 days prior to such date, either party gives notice of non-extension to the other.

With respect to compensation, the employment agreement establishes an annual base salary for Mr. Palmisano at $886,200 and provides that our board of directors will review his compensation at least annually for any increase. The employment agreement acknowledges that a certain percentage of Mr. Palmisano’s base salary will be paid by Wright Medical Group N.V. in consideration for his services as an executive director of Wright Medical Group N.V. under the service agreement described above. The employment agreement provides that Mr. Palmisano is eligible to receive an annual performance incentive bonus pursuant to the Wright Medical Group N.V. Performance Incentive Plan and, if applicable, the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, depending on whether, and to what extent, certain performance goals established by the compensation committee for such year have been achieved. The amount of the performance incentive bonus payable to Mr. Palmisano will be targeted at 100% of his annual base salary and will not exceed 200% of his annual base salary. The employment agreement provides that Mr. Palmisano will receive an annual equity grant under our stock incentive plan (or any successor plan) equal to 300% of his annual base salary, and comprised 50% non-qualified stock options and 50% RSU awards, unless the board of directors establishes a different percentage as specified in the agreement. In addition, the employment agreement provides that Mr. Palmisano is eligible to participate in the fringe benefit programs, including those for medical and disability insurance and retirement benefits that we generally make available to our executive officers from time to time. During the term, Mr. Palmisano will be reimbursed for up to $1,000 for personal insurance premiums, other than for insurance coverage that pays for medical, prescription drug, dental, vision, or other medical care expenses. In addition, he may elect, in accordance with our cafeteria plan rules, not to participate in the medical and disability insurance programs provided by us, in which case, we will pay him up to $900 per month (or such greater amount that we would otherwise pay for medical and disability coverage for him and his spouse under our benefits programs). Mr. Palmisano is also entitled to receive reimbursement for up to $15,000 for financial and tax planning and tax preparation, and an annual physical examination at our expense. The employment agreement also provides for a monthly allowance of $7,500 for housing and automobile expenses, and Mr. Palmisano will be reimbursed for reasonable travel expenses between Memphis, Tennessee and his residences. To the extent that these reimbursements are not deductible by Mr. Palmisano for income tax purposes, such amounts will be “grossed-up” for income tax purposes so that the reimbursed items will be received net of any deduction for income and payroll taxes. The employment agreement contains severance provisions as described in more detail under “—Potential Payments Upon a Termination or Change in Control.” We have guaranteed the obligations of our subsidiary under Mr. Palmisano’s employment agreement.

Mr. Palmisano and one of our subsidiaries also entered into a confidentiality, non-competition, non-solicitation and intellectual property rights agreement, pursuant to which Mr. Palmisano agreed to certain covenants that impose obligations on him regarding confidentiality of information, transfer of inventions, non-solicitation of employees, customers and suppliers, and non-competition with our business.

Agreements with Other Named Executive Officers. Effective October 1, 2015, we entered into a service agreement with David H. Mowry, our former Executive Vice President and Chief Operating Officer and an executive director, which dealt with certain Dutch law matters relating to Mr. Mowry’s role as an executive director. The terms of the service agreement are substantially similar to the service agreement with Mr. Palmisano, as described above.

Mr. Mowry and the other named executive officers who were executive officers immediately after the Wright/Tornier merger and one of our subsidiaries also entered into confidentiality, non-competition, non-solicitation and intellectual property rights agreements. The material terms of these agreements are substantially similar to the agreement with Mr. Palmisano, as described above. In addition, through one of our subsidiaries, we have entered into separation pay agreements with our named executive officers who are currently executive officers, other than Mr. Palmisano, which agreements are described in more detail under “—Potential Payments Upon a Termination or Change in Control.”

Immediately prior to the completion of the Wright/Tornier merger, legacy Tornier entered into a resignation agreement and release of claims with each of Mr. McCormick and Mr. Van Ummersen, the purpose of which was to provide for: (1) his resignation as an officer effective as of the effective time of the merger and as an employee effective as of the end of a three-month transition period after the merger; (2) payments and benefits to which he is entitled under his employment agreement as a result of the termination of his employment; (3) limited additional payments and benefits described below which he received upon his execution of a release of claims on the last day of his employment; and (4) other provisions standard and customary in this type of agreement. With respect to the payments and benefits, the agreements provided that Mr. McCormick and Mr. Van Ummersen would receive: (1) no change to his base salary during the transition period of time after the merger during which he remained an employee; (2) no future equity grants; (3) a change in control payment equal to one year base salary and his full target annual bonus, which would be paid in one lump sum within 15 days of his termination date in accordance with the terms of his employment agreement; (4) health insurance benefits in accordance with the terms of his employment agreement; and (5) a pro-rated bonus calculated under the terms of legacy Tornier’s corporate performance incentive plan and a pro-rated bonus calculated under the terms of our performance incentive plan, in each case based on his current incentive target pursuant to the terms thereof. In addition, under the terms of his agreement, Mr. Van Ummersen was eligible to receive a $100,000 integration bonus on December 31, 2015 if he successfully completed the transition of accounts to the purchaser of legacy Tornier’s U.S. SALTO® ankle and certain toe products. All amounts paid or to be paid to Mr. McCormick and Mr. Van Ummersen under their resignation agreements are reflected in the Summary Compensation Table.

In January 2016, upon completion of his employment, Tornier Inc. entered into a consulting agreement with Mr. McCormick pursuant to which he serves as an independent consultant in exchange for a consulting fee of $1,000 per month through the end of September 2016. His consulting payments which began in January 2016 are dependent upon his provision of future consulting services and are not reflected in the Summary Compensation Table.

Indemnification Agreements. We have entered into indemnification agreements with all of our named executive officers. The indemnification agreements are governed by the laws of the State of Delaware (USA) and provide, among other things, for indemnification to the fullest extent permitted by law and our articles of association against any and all expenses (including attorneys’ fees) and liabilities, judgments, fines and amounts paid in settlement that are paid or incurred by the executive or on his or her behalf in connection with such action, suit or proceeding. We will be obligated to pay these amounts only if the executive acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company. The indemnification agreements provide that the executive will not be indemnified and expenses advanced with respect to an action, suit or proceeding initiated by the executive unless (i) so authorized or consented to by our board of directors or the company has joined in such action, suit or proceeding or (ii) the action, suit or proceeding is one to enforce the executive’s rights under the indemnification agreement. The company’s indemnification and expense advance obligations are subject to the condition that an appropriate person or body not party to the particular action, suit or proceeding shall not have determined that the executive is not permitted to be indemnified under applicable law. The indemnification agreements also set forth procedures that apply in the event an executive requests indemnification or an expense advance.

All Other Compensation for 2015 - Supplemental. The table below provides information concerning amounts reported in the “All other compensation” column of the Summary Compensation Table for 2015 with respect to each named executive officer. Additional detail is provided below the table.

Name	Equity award acceleration $	Severance benefits $	Retirement benefits $	Housing/ car allowance $	Commuting expense $	Financial planning $	Gross-up $	Other $	Total other compensation $
Mr. Palmisano	1,478,050	—	8,539	43,450	50,000	5,000	12,254	71,170	1,668,463
Mr. Mowry	942,396	—	450	—		—	—	4,625	947,471
Mr. Berry	243,307	—	10,039	—	—	—	—	—	253,346
Mr. McCormick	564,295	570,000	10,377	—	—	—	—	—	1,144,672
Mr. Morrison	541,457	—	7,350	—	—	—	—	18,151	566,958
Mr. Rich	475,419	—	—	—	—	—	—	—	475,419
Mr. Lightman	285,730	—	—	—	—	—	—	—	285,730
Mr. Van Ummersen	548,379	551,538	7,733	—	—	—	—	—	1,107,650

Acceleration of Legacy Wright and Legacy Tornier Equity Awards in Connection with Wright/Tornier Merger. Pursuant to their terms, all legacy Wright and legacy Tornier equity awards that were outstanding as of immediately prior to the effective time of the Wright/Tornier merger automatically accelerated in full in connection with the merger and all legacy Wright equity awards converted into our ordinary shares or options to purchase our ordinary shares based on the exchange ratio used in the merger. The value of this automatic acceleration of equity awards held by each of the named executive officers is reflected in the “All other compensation” column of the Summary Compensation Table. The value of each unvested restricted share or RSU award is calculated based on $20.67, the closing price of our ordinary shares on the closing date of the merger as reported by the NASDAQ Global Select Market, and the value of each unvested stock option is calculated based on the difference between $20.67 and the exercise price of each option.

Severance Benefits. As previously described, we entered into a resignation agreement and release of claims with each of Mr. McCormick and Mr. Van Ummersen. Amounts paid or accrued under these agreements are reflected in the “Severance benefits” column of the above supplemental table for “All other compensation.”

Retirement Benefits. Under the 401(k) Plan of legacy Wright and legacy Tornier, participants, including our named executive officers, may voluntarily request that we reduce his or her pre-tax compensation and contribute such amounts to the 401(k) plan’s trust up to certain statutory maximums. We contribute matching contributions in an amount equal to 3% of the participant’s eligible earnings for a pay period, or if less, 50% of the participant’s pre-tax 401(k) contributions (other than catch-up contributions) for that pay period. We do not provide any nonqualified defined contribution or other deferred compensation plans for our executives.

Relocation Benefits. Mr. Mowry and Mr. Morrison received relocation expense reimbursements that are reflected in the “Other” column of the above supplemental table for “All other compensation.”

Perquisites and Personal Benefits. The only perquisites and personal benefits provided to our named executive officers are $1,000 for certain personal insurance premiums and up to $5,000 reimbursement for financial and tax planning and tax preparation, except in the case of Mr. Palmisano who is entitled to certain additional perquisites and personal benefits under his employment agreement, including up to $15,000 reimbursement for financial and tax planning and tax preparation, a monthly allowance of $7,500 for housing and automobile expenses, reimbursement for reasonable travel expenses between Memphis, Tennessee and his residences, and an annual physical examination. To the extent that the reimbursements for his housing and automobile expenses and travel expenses between Memphis, Tennessee and his residences are not deductible by Mr. Palmisano for income tax purposes, such amounts are “grossed-up” for income tax purposes so that the reimbursed items will be received net of any deduction for income and payroll taxes. In addition, during 2015, we paid $71,170 in legal fees and expenses incurred by Mr. Palmisano in connection with the negotiation of his new employment agreement, which is reflected in the “Other” column of the above supplemental table for “All other compensation.”

Grants of Plan-Based Awards

The table below provides information concerning grants of plan-based awards to each of our named executive officers during the year ended December 27, 2015. Non-equity incentive plan-based awards were granted to our named executive officers under our performance incentive plan and the performance incentive plan of legacy Tornier, the material terms of which are described under “—Compensation Discussion and Analysis.” Stock awards (in the form of RSU awards) and option awards were granted under our stock incentive plan. The material terms of these awards and the material plan provisions relevant to these awards are described under “—Compensation Discussion and Analysis,” or in the notes to the table below or the narrative following the table below. We did not grant any “equity incentive plan” awards within the meaning of the SEC rules during the year ended December 27, 2015.

GRANTS OF PLAN-BASED AWARDS – 2015

		Board	Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: number of shares of	All other option awards: number of securities underlying	Exercise or base price of option	Grant date fair value stock and option
Name	Grant date	approval date	Threshold(2) ($)	Target ($)	Maximum(3) ($)	stock or units(4) (#)	options(5) (#)	awards ($/Sh)	awards(6) ($)
Robert J. Palmisano
Cash incentive award(7)	N/A	10/13/15	—	443,100	886,200	—	—	—	—
Stock option	10/13/15	10/13/15	—	—	—	—	838,183	20.62	5,914,722
Stock grant	10/13/15	10/13/15	—	—	—	289,662	—	—	5,972,830
David H. Mowry
Cash incentive award	N/A	02/13/15	11,440	228,800	343,200	—	—	—	—
Cash incentive award	N/A	10/13/15	—	248,800	497,600	—	—	—	—
Stock option	10/13/15	10/13/15	—	—	—	—	321,250	20.62	2,266,933
Stock grant	10/13/15	10/13/15	—	—	—	111,018	—	—	2,289,191
Lance A. Berry
Cash incentive award(7)	N/A	10/13/15	—	129,188	258,375	—	—	—	—
Stock option	10/13/15	10/13/15	—	—	—	—	117,499	20.62	829,143
Stock grant	10/13/15	10/13/15	—	—	—	40,605	—	—	837,275
Shawn T McCormick
Cash incentive award	N/A	02/13/15	4,717	94,333	141,500	—	—	—	—
Cash incentive award	N/A	10/13/15	—	94,333	188,667	—	—	—	—
Gregory Morrison
Cash incentive award	N/A	02/13/15	3,120	62,400	93,601	—	—	—	—
Cash incentive award	N/A	10/13/15	—	91,250	182,500	—	—	—	—
Stock option	10/13/15	10/13/15	—	—	—	—	78,548	20.62	554,282
Stock grant	10/13/15	10/13/15	—	—	—	27,145	—	—	559,730
Terry M. Rich
Cash incentive award	N/A	02/13/15	7,209	144,181	216,271	—	—	—	—
Cash incentive award	N/A	10/13/15	—	124,957	249,913	—	—	—	—
Stock option	10/13/15	10/13/15	—	—	—	—	66,195	20.62	467,112
Stock grant	10/13/15	10/13/15	—	—	—	22,876	—	—	471,703
James A. Lightman
Cash incentive award(7)	N/A	10/13/15	—	93,275	186,550	—	—	—	—
Stock option	10/13/15	10/13/15	—	—	—	—	78,785	20.62	555,955
Stock grant	10/13/15	10/13/15	—	—	—	27,227	—	—	561,420
Gordon W. Van Ummersen
Cash incentive award	N/A	02/13/15	4,563	91,256	136,884	—	—	—	—
Cash incentive award	N/A	10/01/15	—	100,000	—	—	—	—	—
Cash incentive award	N/A	10/13/15	—	91,256	182,513	—	—	—

(1)	Amounts reported represent estimated future payouts under legacy Tornier’s performance incentive plan for first half of 2015 performance and our performance incentive plan for second half of 2015 performance. Legacy Tornier’s performance incentive plan for first half of 2015 performance was approved by our board of directors on February 13, 2015, and our performance incentive plan for second half of 2015 performance was approved by our board of directors on October 13, 2015. See note (7) below regarding legacy Wright’s performance incentive plan for first half of 2015 performance. Actual payouts under these performance incentive plans are reflected in the “Non-equity incentive compensation” column of the Summary Compensation Table. In addition, the amount reported for Mr. Van Ummersen reflects an estimated future payout under an integration bonus pursuant to the terms of his resignation agreement and release of claims.

(2)	Threshold amounts for awards payable under the performance incentive plans assume the satisfaction of the threshold level of the lowest weighted corporate performance goal.
(3)	Maximum amounts reflect payouts at a maximum rate of 150% of target for legacy Tornier’s performance incentive plan for first half of 2015 performance and 200% of target for our performance plan for second half of 2015 performance.
(4)	Amounts reported represent stock grants in the form of RSU awards granted under our stock incentive plan. The RSU awards granted on October 13, 2015 vest and become issuable over time, with the last tranche becoming issuable on June 1, 2019, in each case, so long as the individual remains an employee or consultant of our company.
(5)	Amounts reported represent options granted under our stock incentive plan. All options have a ten-year term and vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 36 as nearly equal as possible monthly installments.
(6)	See notes (3) and (4) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of stock awards and option awards.
(7)	Does not include cash incentive award grants by legacy Wright for first half of 2015 performance since Mr. Palmisano, Mr. Berry, and Mr. Lightman were not executive officers of our company as of the grant of such awards.

Tornier N.V. Corporate Performance Incentive Plan. Under the terms of the Tornier N.V. Corporate Performance Incentive Plan, executives, as well as other employees of legacy Tornier, earned cash incentive bonuses based on the financial or other performance of legacy Tornier during the first half of 2015 and individual objectives. The material terms of the plan are described in detail under “—Compensation Discussion and Analysis—Short-Term Cash Incentive Compensation.”

Wright Medical Group, Inc. Performance Incentive Plan. Under the terms of the Wright Medical Group, Inc. Performance Incentive Plan, executives, as well as other employees of legacy Wright, earned cash incentive bonuses based on the financial or other performance of legacy Wright during the first half of 2015 and individual objectives. The material terms of the plan are described in detail under “—Compensation Discussion and Analysis—Short-Term Cash Incentive Compensation.”

Wright Medical Group N.V. Performance Incentive Plan. Under the terms of the Wright Medical Group N.V. Performance Incentive Plan, our named executive officers, as well as other employees, earned cash incentive bonuses based on our financial performance for the second half of 2015. The material terms of the plan are described in detail under “—Compensation Discussion and Analysis-Short-Term Cash Incentive Compensation.”

Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan. At an extraordinary general meeting of shareholders held on June 18, 2015, our shareholders approved the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, which permits the grant of a wide variety of stock-based and cash-based awards, including incentive and non-qualified options, stock appreciation rights, stock grants, stock unit grants, cash-based awards, and other stock-based awards. Our stock incentive plan is designed to assist us in attracting and retaining employees, directors and consultants, provide an additional incentive to such individuals to work to increase the value of our ordinary shares, and provide such individuals with a stake in our future which corresponds to the stake of our shareholders.

The stock incentive plan reserves for issuance a number of ordinary shares equal to the sum of (i) the number of ordinary shares available for grant under the Tornier N.V. Amended and Restated Stock Option Plan as of February 2, 2011 (not including issued or outstanding shares granted pursuant to options under such plan as of such date), which was 1,199,296; (ii) the number of ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement, or other termination following February 2, 2011 of an option outstanding as of February 2, 2011 under our prior stock option plan; and (iii) 8,200,000. As of December 27, 2015, 2,910,716 ordinary shares remained available for grant under the stock incentive plan, and there were 6,022,912 ordinary shares covering outstanding awards under such plan as of such date. For purposes of determining the remaining ordinary shares available for grant under the stock incentive plan, to the extent that an award expires or is cancelled, forfeited, settled in cash, or otherwise terminated without a delivery to the participant of the full number of ordinary shares to which the award related, the undelivered ordinary shares will again be available for grant. Any ordinary shares withheld to satisfy tax withholding obligations in respect of awards issued under the plan, any ordinary shares withheld to pay the exercise price of awards issued under the plan and any ordinary shares not issued or delivered as a result of the “net exercise” of an outstanding option after June 18, 2015 are counted against the ordinary shares authorized for issuance under the plan.

The maximum aggregate number of ordinary shares subject to non-employee director awards to any one non-employee director in any one fiscal year may not exceed 100,000 ordinary shares; provided that such limit will not apply to any election by a non-employee director to receive shares in lieu of cash retainers and meeting fees. The following additional limits apply to awards payable to any participant in any calendar year. With respect to awards of stock options and SARs, no more than 2,000,000 ordinary shares may underlie awards issued to any one participant in a calendar year. For cash-based awards, no more than $5,000,000 may be payable to any one participant in a calendar year, and for any other award based on, denominated in or otherwise related to shares, no more than 2,000,000 ordinary shares may be issued to any one participant in a calendar year.

The total number of ordinary shares available for issuance under the stock incentive plan, the number of ordinary shares subject to outstanding awards and the sub-limits on certain types of award grants are subject to adjustment in the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture, or extraordinary dividend (including a spin off) or any other similar change in our corporate structure or ordinary shares.

Our board of directors has the ability to amend the stock incentive plan or any awards granted thereunder at any time, provided that, certain amendments are subject to approval by our shareholders and subject to certain exceptions, no amendment may adversely affect any outstanding award without the consent of the affected participant. Our board of directors also may suspend or terminate the stock incentive plan at any time, and, unless sooner terminated, the stock incentive plan will terminate on August 25, 2020.

Under the terms of the stock incentive plan, stock options must be granted with a per share exercise price equal to at least 100% of the fair market value of an ordinary share on the grant date. For purposes of the plan, the fair market value of an ordinary share is the closing sale price of our ordinary shares, as reported by the NASDAQ Global Select Market. We set the per share exercise price of all stock options granted under the plan at an amount at least equal to 100% of the fair market value of our ordinary shares on the grant date. Options become exercisable at such times and in such installments as may be determined by our board of directors, provided that most options may not be exercisable after 10 years from their grant date. The vesting of our stock options is generally time-based and is as follows: 25% of the shares underlying the stock option vest on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vest over a three-year period thereafter in 36 as nearly equal as possible monthly installments, in each case so long as the individual remains an employee or consultant of our company.

Currently, optionees must pay the exercise price of stock options in cash, except that the compensation committee may allow payment to be made (in whole or in part) by a “cashless exercise” effected through an unrelated broker through a sale on the open market, by a “net exercise” of the option, or by a combination of such methods. In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the grantee but will reduce the number of our ordinary shares issued upon the exercise by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price for the shares exercised under this method.

Under the terms of the grant certificates under which stock options have been granted to our named executive officers, if an executive’s employment or service with our company terminates for any reason, other than upon a “life event,” the unvested portion of the option will immediately terminate and the executive’s right to exercise the then vested portion of the option will immediately terminate, if the executive’s employment or service relationship with our company terminated for cause or continue for a period of 90 days if the executive’s employment or service relationship with our company terminated for any reason, other than for cause or upon death or disability. Upon a “life event,” defined as the executive’s death, disability or qualified retirement, a pro rata portion of the unvested portion of the option will immediately vest and the remaining unvested portion will immediately terminate and the executive’s right to exercise the then vested portion of the option will continue for a period of one year if the executive’s employment or service relationship with our company terminated as a result of his or her death or disability or continue for a period of 90 days if the executive’s employment or service relationship with our company terminated by reason of a qualified retirement.

Stock grants under the plan are made in the form of RSU awards and assuming the recipient continuously provides services to our company (whether as an employee or as a consultant) typically vest and the ordinary shares underlying such awards are issued over time. The specific terms of vesting of an RSU award depend upon whether the award is a performance recognition grant, talent acquisition grant, special recognition grant, or discretionary grant. Performance recognition grants are typically made in mid-year and vest, or become issuable, in four as nearly equal as possible annual installments on June 1st of each year. Promotional performance recognition grants and talent acquisition grants granted to promoted employees and new employees and special recognition grants vest in a similar manner, except that the first installment is pro-rated, depending upon the grant date. Grants also may vest upon the achievement of certain financial performance goals.

As a condition of receiving stock options or RSU awards, recipients, including our named executive officers, must agree to pay all applicable tax withholding obligations in connection with the awards, and in the case of our RSU grants, must agree upon acceptance of the award to a “sell-to-cover” instruction pursuant to which the executive gives instructions to, and authorizes, a brokerage firm to sell on the executive’s behalf that number of ordinary shares issuable upon vesting of the RSU award as determined to be appropriate to generate cash proceeds sufficient to satisfy any applicable tax withholding obligations.

Under the terms of the grant certificates under which RSU awards have been granted to the named executive officers, if an executive’s employment or service with our company terminates for any reason, other than death or disability or a qualified retirement, the unvested portion of the RSU award will immediately terminate. Upon an executive’s death, the unvested portion of the RSU award will immediately vest and the underlying shares will become issuable. Upon the termination of an executive’s employment or service relationship due to the executive’s disability or a qualified retirement, a pro rata portion of the unvested RSU award will immediately vest and such underlying shares will become issuable and the remaining unvested portion will immediately terminate.

Cash-based awards may be granted to participants in such amounts and upon such terms as the committee may determine. The terms and conditions applicable to cash-based awards will be evidenced by an award agreement with the grantee. Each cash-based award will specify a payment amount or payment range as determined by the committee. If the cash-based awards are subject to performance goals, the number and/or value of cash-based awards that will be paid out to the participant will depend on the extent to which the performance goals and any other non-performance terms are met.

With respect to awards that the committee determines are intended to qualify as exempt performance-based compensation under Code Section 162(m) (162(m) awards), the committee will pre-establish, in writing and no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is consistent with qualifying the 162(m) award for such exemption), one or more performance goals applicable to such 162(m) awards, the amount or amounts that will be payable or earned if the performance goals are achieved, and such other terms and conditions as the committee deems appropriate with respect to such awards. At the close of the applicable performance period, the committee will certify whether the applicable performance goals have been attained, and no amount will be paid under 162(m) awards unless the performance goal or goals applicable to the payment of such 162(m) awards have been so certified. The committee may, in its sole and absolute discretion (either in individual cases or in ways that affect more than one participant), reduce the actual payment, if any, to be made under 162(m) awards to the extent consistent with the performance-based compensation exemption.

The incentive plan provides that grants of performance awards may be made subject to achieving “performance goals” over a specified performance period. Performance goals with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Code Section 162(m) are limited to an objectively determinable measure of performance relating to any, or any combination of, the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the committee specifies, consistent with the requirements of Code Section 162(m)): sales revenue, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, return on assets, return on equity, return on capital, market share, earnings per share, cash flow, revenue, revenue growth, expenses, stock price, dividends, total stockholder return, price/earnings ratio, market capitalization, book value, product quality, customer retention, unit sales, strategic business objectives or any other performance measure deemed appropriate by the committee in its discretion.

Other stock-based or stock-related awards (including the grant or offer for sale of unrestricted ordinary shares or the payment in cash or otherwise of amounts based on the value of ordinary shares) may be granted in such amounts and subject to such terms and conditions (including performance goals) as determined by the committee. Each other stock-based award shall be expressed in terms of ordinary shares or units based on ordinary shares, as determined by the committee. Other stock-based awards will be paid in cash or ordinary shares, as determined by the committee.

With the exception of stock options and SARs, awards under the incentive plan may, in the committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on ordinary shares covered by such award had such shares been issued and outstanding on the dividend payment date. Such dividend equivalents will be converted to cash or additional ordinary shares by such formula and at such time and subject to such limitations as determined by the committee. Dividend equivalents will be accrued for the account of the participant and will be paid to the participant on the date on which the corresponding awards are exercised, settled, paid, or become free of restrictions, as applicable. Dividend equivalents will be subject to forfeiture to the same extent that the corresponding awards are subject to forfeiture as provided in plan or any award agreement.

As described in more detail under “—Potential Payments Upon Termination or Change in Control,” if a change in control of our company occurs, then, under the terms of our incentive plan, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding RSU awards will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance condition will be deemed satisfied generally only to the extent of the stated target.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding unexercised stock options and unvested stock awards for each of our named executive officers that remained outstanding at our fiscal year-end, December 27, 2015. We did not have any “equity incentive plan” awards within the meaning of the SEC rules outstanding on December 27, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2015

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date(2)	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units that have not vested(4) ($)
Robert J. Palmisano	628,849	—	15.55	09/17/2021
	4,112	—	17.70	04/16/2022
	145,500	—	20.75	05/09/2022
	9,771	—	22.55	04/17/2023
	144,625	—	23.93	05/14/2023
	7,939	—	30.14	04/01/2024
	129,462	—	29.06	05/13/2024
	—	838,183	20.62	10/13/2025
					289,662	6,824,437
David H. Mowry	48,490	—	23.61	08/12/2021
	23,365	—	18.04	08/10/2022
	17,466	—	17.28	02/26/2023
	61,057	—	19.45	08/09/2023
	66,373	—	21.66	08/12/2024
	—	321,250	20.62	10/13/2025	111,018	2,615,584
Lance A. Berry	7,732	—	18.94	04/04/2016
	10,309	—	28.32	05/14/2018
	6,575	—	15.01	05/13/2019
	9,635	—	17.82	05/13/2020
	12,528	—	15.04	05/11/2021
	1,924	—	17.70	04/16/2022
	19,557	—	20.75	05/09/2022
	30,602	—	23.93	05/14/2023
	18,262	—	29.06	05/13/2024
	—	117,499	20.62	10/13/2025
					40,605	956,654
Shawn T McCormick	42,645	—	18.15	09/04/2022
	26,745	—	19.45	08/09/2023
	22,051	—	21.66	08/12/2024
					—	—
Gregory Morrison	83,333	—	22.50	12/16/2020
	16,220	—	25.20	05/12/2021
	14,505	—	18.04	08/10/2022
	20,833	—	19.45	08/09/2023
	18,102	—	21.66	08/12/2024
	—	78,548	20.62	10/13/2025	27,145	639,536
Terry M. Rich	55,690	—	23.36	03/12/2022
	14,443	—	18.04	08/10/2022
	27,108	—	19.45	08/09/2023
	22,307	—	21.66	08/12/2024
	—	66,195	20.62	10/13/2023	22,876	538,959

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option expiration date(2)	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units that have not vested(4) ($)
James A. Lightman	67,008	—	15.75	12/29/2021
	1,132	—	17.70	04/16/2022
	14,889	—	20.75	05/09/2022
	3,999	—	22.55	04/17/2023
	22,199	—	23.93	05/14/2023
	18,173	—	29.06	05/13/2024
	—	78,785	20.62	10/13/2025
					27,227	641,468
Gordon W. Van Ummersen	52,765	—	19.45	08/09/2023
	17,190	—	21.66	08/12/2024
					—	—

(1)	All stock options vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 36 as nearly equal as possible monthly installments, in each case so long as the individual remains an employee or consultant of our company. If a change in control of our company occurs, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms. For more information, see the discussion under “—Potential Payments Upon a Termination or Change in Control.”
(2)	All option awards have a 10-year term, but may terminate earlier if the recipient’s employment or service relationship with our company terminates.
(3)	The release dates and release amounts for the unvested stock awards are as follows:

Name	06/01/16	06/01/17	06/01/18	06/01/19
Mr. Palmisano	72,415	72,415	72,415	72,417
Mr. Mowry	27,754	27,755	27,754	27,755
Mr. Berry	10,150	10,152	10,151	10,152
Mr. McCormick	—	—	—	—
Mr. Morrison	6,785	6,787	6,786	6,787
Mr. Rich	5,718	5,720	5,718	5,720
Mr. Lightman	6,806	6,807	6,807	6,807
Mr. Van Ummersen	—	—	—	—

If a change in control of our company occurs, all issuance conditions on all outstanding stock awards will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance or condition will be deemed satisfied generally only to the extent of the stated target.

(4)	The market value of stock awards that had not vested as of December 27, 2015 is based on the per share closing sale price of our ordinary shares on the last trading day of our fiscal year, December 24, 2015 ($23.56), as reported by the NASDAQ Global Select Market.

Options Exercised and Stock Vested During Fiscal Year

The table below provides information regarding stock options that were exercised by our named executive officers and stock awards that vested for each of our named executive officers during the fiscal year ended December 27, 2015.

	Option awards(1)		Stock awards(2)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Robert J. Palmisano
Stock options	—	—
Restricted stock(3)			71,507	1,478,050
David H. Mowry
Stock options	—	—
Restricted stock units			66,750	1,529,623
Lance A. Berry
Stock options	—	—
Restricted stock(3)			11,771	243,307
Shawn T McCormick
Stock options	—	—
Restricted stock units			36,088	811,745
Gregory Morrison
Stock options	—	—
Restricted stock units			32,778	723,858
Terry M. Rich
Stock options	—	—
Restricted stock units			35,682	821,890
James A. Lightman
Stock options	—	—
Restricted stock(3)			9,836	203,310
Gordon W. Van Ummersen
Stock options	—	—
Restricted stock units			33,363	740,373

(1)	The number of shares acquired upon exercise reflects the gross number of shares acquired absent netting for shares surrendered to pay the option exercise price and/or satisfy tax withholding requirements. The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our ordinary shares on the exercise date, as reported by the NASDAQ Global Select Market, less the per share exercise price.
(2)	The number of shares acquired upon vesting reflects the gross number of shares acquired absent netting of shares surrendered or sold to satisfy tax withholding requirements. The value realized on vesting of the RSU awards held by each of the named executive represents the gross number of ordinary shares acquired, multiplied by the closing sale price of our ordinary shares on the vesting date or the last trading day prior to the vesting date if the vesting date was not a trading day, as reported by the NASDAQ Global Select Market.
(3)	For Messrs. Palmisano, Berry, and Lightman, represents restricted stock of legacy Wright held by them prior to them becoming executive officers of our company that vested immediately in full effective upon completion of the Wright/Tornier merger and converted into our ordinary shares. The number of shares acquired on vesting is the number of ordinary shares acquired (taking into account the exchange ratio used in the merger) and the value realized on vesting represents the gross number of ordinary shares acquired multiplied by the closing sale price of our ordinary shares on the vesting date, as reported by the NASDAQ Global Select Market.

Potential Payments Upon a Termination or Change in Control

Employment Agreement with Robert J. Palmisano. Effective October 1, 2015, Wright Medical Group, Inc., one of our subsidiaries, entered into an employment agreement with Robert J. Palmisano, our President and Chief Executive Officer. Under the terms of our employment agreement with Mr. Palmisano, in the event of a termination of his employment, the post-employment pay and benefits, if any, to be received by him will vary according to the basis for his termination. We have guaranteed the obligations under the employment agreement since our subsidiary, Wright Medical Group, Inc., is party to the agreement. The employment agreement will continue until December 31, 2018, subject to earlier termination under certain circumstances, and commencing on October 1, 2017, will automatically renew for additional one-year periods unless we or Mr. Palmisano provides notice of non-extension of the agreement.

In the event that Mr. Palmisano’s employment is terminated for cause or he terminates his employment other than for “good reason” (as defined in the employment agreement) or disability, we will have no obligations to him, other than payment of accrued obligations. Accrued obligations include: (i) any accrued base salary through the date of termination; (ii) any annual cash incentive compensation awards earned but not yet paid; (iii) the value of any accrued vacation; (iv) reimbursement for any unreimbursed business expenses; and (v) only in the case of a termination at any time by reason of death or disability, his annual target incentive payment for the year that includes the date of termination.

In the event of an involuntary termination of his employment, we will be required to provide him, in addition to his accrued obligations: (i) a lump sum payment equal to two and one-half times the sum of: (a) his then current annual base salary; plus (b) his annual target incentive bonus; (ii) payment or reimbursement for the cost of COBRA continuation coverage for up to 12 months; (iii) outplacement assistance for a period of 12 months, subject to termination if Mr. Palmisano accepts employment with another employer; (iv) financial planning services for a period of 12 months; and (v) an annual physical examination within 12 months of termination.

In the event of a termination of his employment due to death or disability, we will be required to provide him, in addition to his accrued obligations, his annual target incentive bonus.

In the event of an involuntary termination of his employment in anticipation of or within a 24-month period following a “change in control,” we will be required to provide him, in addition to his accrued obligations: (i) a lump sum payment equal to three times the sum of: (a) his then current annual base salary, plus (b) his annual target incentive bonus; (ii) his annual target incentive bonus for the year in which his termination occurs; (iii) payment or reimbursement for the cost of COBRA continuation coverage for up to 12 months; (iv) outplacement assistance for a period of 12 months, subject to termination if Mr. Palmisano accepts employment with another employer; (v) financial planning services for a period of 12 months; and (vi) an annual physical examination within 12 months of termination.

Upon termination for any reason other than for cause, disability, or death, Mr. Palmisano must enter into a release of all claims within 30 days after the date of termination before any payments will be made to him under the employment agreement, other than accrued obligations. If he breaches the terms of the confidentiality, non-competition, non-solicitation, intellectual property rights agreement, then our obligations to make payments or provide benefits will cease immediately and permanently, and he will be required to repay an amount equal to 30% of the post-employment payments and benefits previously provided to him under the employment agreement, with interest. The employment agreement provides for other clawback and forfeiture provisions, including if we are required to restate our financial statements under certain circumstances. All payments under his employment agreement will be net of applicable tax withholding obligations. The agreement also provides that if any severance payments or other payments or benefits deemed made in connection with a future change in control are subject to the “golden parachute” excise tax under Code Section 4999, the payments will be reduced to one dollar less than the amount that would subject him to the excise tax if the reduction results in him receiving a greater amount on a net-after tax basis than would be received if he received the payments and benefits and paid the excise tax.

Severance Pay Agreements with Other Named Executive Officers. Our subsidiary, Wright Medical Group, Inc., has entered into separation pay agreements with our named executive officers, other than Mr. Palmisano. We have guaranteed the obligations under these separation pay agreements. The separation pay agreements will continue until October 1, 2018 and, commencing on October 1, 2017, will automatically renew for additional one-year periods unless we or the executive provides notice of termination of the agreement.

Under the terms of the separation pay agreement, in the event that the executive is terminated for cause or the executive terminates his employment other than for good reason or disability, we will have no obligations, other than payment of accrued obligations. Accrued obligations include: (i) any accrued base salary through the date of termination; (ii) any annual cash incentive compensation awards earned but not yet paid; (iii) the value of any accrued vacation; (iv) reimbursement for any unreimbursed business expenses; and (v) only in the case of a termination at any time by reason of death or disability, an annual incentive target bonus for the year that includes the date of termination, prorated for the portion of the year that the executive was employed.

In the event of an involuntary termination of the executive’s employment, other than for cause, we will be obligated to pay a severance payment and accrued obligations and provide certain benefits to the executive. The severance payment will equal the sum of (i) the executive’s then current annual base salary, plus (ii) an amount equal to his then current annual target bonus. Half of the total severance payment amount will be payable at or within a reasonable time after the date of termination and the remaining half will be payable in installments beginning six months after the date of termination, with a final installment to be made on or before March 15 of the calendar year following the year of termination. In the event of an involuntary termination of the executive’s employment in connection with a change in control, then his severance payment will equal two times the amount of his severance payment as described above. Under the separation pay agreement, an involuntary termination of the executive’s employment will occur if we terminate the executive’s employment other than for cause, disability, voluntary retirement, or death or if the executive resigns for good reason, in each case as defined in the separation pay agreement.

In addition to a severance payment, the executive also will be entitled to receive the following benefits in the event of an involuntary termination of his employment: (i) a pro rata portion of the executive’s annual cash incentive compensation award for the fiscal year that includes the termination date, if earned pursuant to the terms thereof and at such time and in such manner as determined pursuant to the terms thereof, less any payments thereof already made during such fiscal year (or, in the event of an involuntary termination in connection with a change in control, a pro rata portion of the executive’s target annual cash incentive compensation award for the fiscal year that includes the termination date, less any payments thereof already made during such fiscal year); (ii) payment or reimbursement for the cost of COBRA continuation coverage for up to 12 months (18 months in the event of an involuntary termination in connection with a change in control); (iii) outplacement assistance for a period of one year (two years in the event of an involuntary termination in connection with a change in control), subject to termination if the executive accepts employment with another employer; (iv) financial planning services for a period of one year (two years in the event of an involuntary termination in connection with a change in control); (v) payment to continue insurance coverage equal to the executive’s annual supplemental insurance premium benefit provided to him or her prior to the date of termination (twice the premium benefit in the event of an involuntary termination in connection with a change in control); (vi) an annual physical examination within 12 months of termination; and (vii) reasonable attorneys’ fees and expenses if any such fees or expenses are incurred to recover benefits rightfully owed under the separation pay agreement.

In the event of a termination of an executive’s employment due to death or disability, we will be required to provide the executive, in addition to his or her accrued obligations, a pro rata portion of his or her annual target incentive bonus.

Upon termination for any reason other than cause, disability, or death, the executive must enter into a release of all claims within 30 days after the date of termination before any payments will be made to the executive under the separation pay agreement, other than accrued obligations. If the executive breaches the terms of the confidentiality, non-competition, non-solicitation, and intellectual property rights agreement or the release, then our obligations to make payments or provide benefits will cease immediately and permanently, and the executive will be required to repay an amount equal 90% of the payments and benefits previously provided to the executive under the separation pay agreement, with interest. The separation pay agreement provides for other clawback and forfeiture provisions, including if we are required to restate our financial statements under certain circumstances. All payments under the separation pay agreement will be net of applicable tax withholding obligations. The separation pay agreement provides that if any severance payments or other payments or benefits deemed made in connection with a future change in control are subject to the “golden parachute” excise tax under Code Section 4999, the payments will be reduced to one dollar less than the amount that would subject the executive to the excise tax if the reduction results in the executive receiving a greater amount on a net-after tax basis than would be received if the executive received the payments and benefits and paid the excise tax.

Change in Control Provisions in Stock Incentive Plan. In addition to the change in control severance protections provided in Mr. Palmisano’s employment agreement and the separation pay agreements with our executives, our stock incentive plan under which stock options and RSU awards have been granted to our named executive officers contains “change in control” provisions. Under the terms of our stock incentive plan, if there is a change in control of our company, then, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding RSU awards will be deemed satisfied; provided, however, that if any such issuance condition relates to satisfying any performance goal and there is a target for the goal, the issuance condition will be deemed satisfied generally only to the extent of the stated target. Alternatively, the compensation committee may determine that outstanding awards will be cancelled as of the consummation of the change in control and that holders of cancelled awards will receive a payment in respect of such cancellation based on the amount of per share consideration being paid in connection with the change in control less, in the case of options and other awards subject to exercise, the applicable exercise price.

A “change in control” under our stock incentive plan means:

•	the acquisition (other than from us) by any person, entity or group, subject to certain exceptions, of 50% or more of either our then-outstanding ordinary shares or the combined voting power of our then-outstanding ordinary shares or the combined voting power of our then-outstanding capital stock entitled to vote generally in the election of directors;

•	the “continuity directors” cease for any reason to constitute at least a majority of our board of directors;

•	consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our shareholders immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the reorganized, merged, consolidated, or other surviving corporation (or its direct or indirect parent corporation);

•	approval by our shareholders of a liquidation or dissolution of our company; or

•	the consummation of the sale of all or substantially all of our assets with respect to which persons who were our shareholders immediately prior to such sale do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the acquiring corporation (or its direct or indirect parent corporation).

Potential Payments to Named Executive Officers. The table below reflects the amount of compensation and benefits payable to each named executive officer, other than Messrs. McCormick and Van Ummersen, in the event of (i) any voluntary resignation or termination or termination for cause; (ii) an involuntary termination without cause; (iii) an involuntary termination without cause or a resignation for good reason within 12 months (24 months in the case of Mr. Palmisano) following a change in control, or a qualifying change in control termination; and (iv) termination by reason of an executive’s death or disability. The amounts reported in the table assume that the applicable triggering event occurred on December 27, 2015, and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event. Amounts paid to Messrs. McCormick and Van Ummersen in connection with their departure from the company are described under “—Summary Compensation Information—Agreements with Other Named Executive Officers” and quantified under “—Actual Payments to Named Executive Officers in Connection with Wright/Tornier Merger.”

Name	Type of payment(1)	Voluntary/ for cause termination ($)	Involuntary termination without cause ($)	Qualifying change in control termination ($)	Death/ disability ($)
Robert J. Palmisano	Cash severance	—	4,431,000	5,317,200	—
	Benefit continuation	—	19,920	19,920	—
	Annual bonus(2)	—	886,200	886,200	886,200
	Outplacement benefits	—	30,000	30,000	—
	Other termination benefits(3)	—	6,000	6,000	—
	Option award acceleration(4)	—	—	2,464,258	—
	RSU award acceleration(5)	—	—	6,824,437	—

	Total	—	5,373,120	15,548,015	886,200

David H. Mowry	Cash severance	—	1,119,600	2,239,200	—
	Benefit continuation	—	19,920	29,880	—
	Annual bonus(6)	—	497,600	497,600	497,600
	Outplacement benefits	—	30,000	60,000	—
	Other termination benefits(3)	—	6,000	12,000	—
	Option award acceleration(4)	—	—	528,991	—
	RSU award acceleration(5)	—	—	2,615,584	—

	Total	—	1,673,120	5,983,255	497,600

Lance A. Berry	Cash severance	—	655,875	1,311,750	—
	Benefit continuation	—	19,920	29,880	—
	Annual bonus(2)	—	258,375	258,375	258,375
	Outplacement benefits	—	30,000	60,000	—
	Other termination benefits(3)	—	6,000	12,000	—
	Option award acceleration(4)	—	—	345,447	—
	RSU award acceleration(5)	—	—	956,654	—

	Total	—	970,170	2,974,106	258,375

Gregory Morrison	Cash severance	—	547,500	1,095,000	—
	Benefit continuation	—	19,920	29,880	—
	Annual bonus(2)	—	182,500	182,500	182,500
	Outplacement benefits	—	30,000	60,000	—
	Other termination benefits(3)	—	6,000	12,000	—
	Option award acceleration(4)	—	—	230,931	—
	RSU award acceleration(5)	—	—	639,536	—

	Total	—	785,920	2,249,847	182,500

Terry M. Rich	Cash severance	—	595,947	1,191,894	—
	Benefit continuation	—	19,920	29,880	—
	Annual bonus(2)	—	211,465	211,465	211,465
	Outplacement benefits	—	30,000	60,000	—
	Other termination benefits(3)	—	6,000	12,000	—
	Option award acceleration(4)	—	—	194,613	—
	RSU award acceleration(5)	—	—	538,959	—

	Total	—	863,332	2,238,811	211,465

James A. Lightman	Cash severance	—	559,650	1,119,300	—
	Benefit continuation	—	19,920	29,880	—
	Annual bonus(2)	—	186,550	186,550	186,550
	Outplacement benefits	—	30,000	60,000	—
	Other termination benefits(3)	—	6,000	12,000	—
	Option award acceleration(4)	—	—	231,628	—
	RSU award acceleration(5)	—	—	641,468	—

	Total	—	802,120	2,280,826	186,550

(1)	Where applicable, the benefit amounts set forth in the table reflect an automatic reduction in the payment to the extent necessary to prevent the payment from being subject to an excise tax, but only if by reason of the reduction, the after-tax benefit of the reduced payment exceeds the after-tax benefit if such reduction were not made.
(2)	Assumes payment equal to full target annual bonus for the year in which the termination date occurs.

(3)	Reflects the cost of financial planning services and continued executive insurance. Reimbursement of reasonable attorneys’ fees and expenses is not included as the amount is not estimable.
(4)	Based on the difference between: (i) the per share market price of the ordinary shares underlying the unvested stock options held by such executive as of December 24, 2015, the last trading day of fiscal 2015, based upon the per share closing sale price of our ordinary shares on such date ($23.56), as reported by the NASDAQ Global Select Market, and (ii) the per share exercise price of the options held by such executive. The per share exercise price of all unvested stock options held by our named executive officers included in the table as of December 27, 2015 is $20.62.
(5)	Based on: (i) the number of unvested RSU awards held by such executive as of December 27, 2015, multiplied by (ii) the per share market price of our ordinary shares as of December 24, 2015, the last trading day of fiscal 2015, based upon the per share closing sale price of our ordinary shares on December 24, 2015 ($23.56), as reported by the NASDAQ Global Select Market.
(6)	Amounts reported assume payment equal to full target annual bonus, even though the bonus will be pro-rated and even though the bonus will be paid only if earned pursuant to the terms of our performance incentive plan in the case of a termination other than in connection with a change in control or death or disability.

Actual Payments to Named Executive Officers in Connection with Wright/Tornier Merger. The table below reflects the amount of compensation and benefits paid or payable to each named executive officer as a result of the Wright/Tornier merger which occurred on October 1, 2015. These amounts are reflected in the “All other compensation” column of the Summary Compensation Table.

Name	Cash severance ($)	Benefits continuation ($)	Option award acceleration ($)	Restricted stock/RSU award acceleration ($)	Total ($)
Mr. Palmisano	—	—	—	1,478,050	1,478,050
Mr. Mowry	—	—	74,814	867,582	942,396
Mr. Berry	—	—	—	243,307	243,307
Mr. McCormick	566,000	4,000	43,183	521,112	1,134,295
Mr. Morrison	—	—	22,248	519,210	541,458
Mr. Rich	—	—	26,033	449,386	475,419
Mr. Lightman	—	—	82,420	203,310	285,730
Mr. Van Ummersen	547,538	4,000	32,187	516,192	1,099,917

(1)	Based on the difference between: (i) the per share market price of the ordinary shares underlying the unvested stock options held by such executive as of October 1, 2015, the date of the Wright/Tornier merger ($20.67), as reported by the NASDAQ Global Select Market, and (ii) the per share exercise price of the options held by such executive.
(2)	Based on: (i) the number of unvested RSU awards held by such executive as of October 1, 2015, multiplied by (ii) the per share market price of our ordinary shares as of such date based upon the per share closing sale price of our ordinary shares on October 1, 2015 ($20.67), as reported by the NASDAQ Global Select Market.

Risk Assessment of Compensation Policies, Practices and Programs

As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure, work together in a manner so as to encourage our employees, including our named executive officers, to pursue growth strategies that emphasize shareholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our company. As part of our assessment, we noted in particular the following:

•	annual base salaries for employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;

•	while performance-based, or at risk, compensation constitutes a significant percentage of the overall total compensation of many of our employees, including in particular our named executive officers, and thereby we believe motivates our employees to help fulfill our corporate mission, vision, and values, including specific and focused company performance goals, the non-performance based compensation for most employees for most years is a sufficiently high percentage of their overall total compensation that we do not believe that unnecessary or excessive risk taking is encouraged by the performance-based compensation;

•	for most employees, our performance-based compensation has appropriate maximums;

•	a significant portion of performance-based compensation of our employees is in the form of long-term equity incentives which do not encourage unnecessary or excessive risk because they generally vest over a three to four-year period of time thereby focusing our employees on our long-term interests; and

•	performance-based or variable compensation awarded to our employees, which for our higher-level employees, including our named executive officers, constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes several different performance measures and goals that are drivers of long-term success for our company and shareholders.

As a matter of best practice, we will continue to monitor our compensation policies, practices, and programs to ensure that they continue to align the interest of our employees, including in particular our executive officers, with those of our long-term shareholders while avoiding unnecessary or excessive risk.

MISCELLANEOUS

Proposals for the 2017 Annual General Meeting of Shareholders

If any shareholder wishes to propose a matter for consideration at our 2017 annual general meeting of shareholders, the proposal should be delivered to James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement and form of proxy for our 2017 annual general meeting of shareholders, a proposal must be received by our Senior Vice President, General Counsel and Secretary on or before January 18, 2017, unless the date of the 2017 annual general meeting is changed by more than 30 days from the date of the 2016 annual general meeting of shareholders, and must satisfy the requirements of the proxy rules promulgated by the SEC.

Any other shareholder proposals to be presented at our 2017 annual general meeting of shareholders, including director nominations, must be given in writing to our Senior Vice President, General Counsel and Secretary no later than 60 days prior to our 2017 annual general meeting of shareholders, as required by our articles of association.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals must comply with the laws of the Netherlands, our articles of association and the rules and regulations of the SEC. You may contact James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, for a copy of the relevant provisions of our articles of association regarding the requirements for making shareholder proposals.

Proxy Solicitation Costs

We are paying the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of our company without additional compensation. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our shareholders.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to: James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, (+ 31) 20 521-4777.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our company, at the address or telephone number provided above.

Copies of 2015 Annual Report on Form 10-K and Dutch Statutory Annual Accounts

Our annual report on Form 10-K and Dutch statutory annual accounts for the fiscal year ended December 27, 2015 are being sent to shareholders together with this proxy statement on or about May 16, 2016.

Our annual report on Form 10-K, including the financial statements and the financial statement schedules thereto, and our Dutch statutory annual accounts for the fiscal year ended December 27, 2015 are available without charge upon written request to: James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. The annual report on Form 10-K and Dutch statutory annual accounts for the fiscal year ended December 27, 2015 are also available on our website at www.wright.com.

By Order of the Board of Directors

/s/ David D. Stevens David D. Stevens Chairman

May 16, 2016

Appendix A

WRIGHT MEDICAL GROUP N.V.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(As amended and restated on June 28, 2016)

1. Purpose. This Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan (the “Plan”) is intended to advance the interests Wright Medical Group N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands, or any successor thereto (the “Company”), and its shareholders by providing Eligible Employees of the Company and each Designated Subsidiary with opportunities to acquire Shares on favorable terms through payroll deductions. The Plan amends and restates the Tornier N.V. 2010 Employee Stock Purchase Plan, as amended. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and will be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code. Notwithstanding the foregoing, the Company may establish one or more sub-plans of the Plan which do not qualify as an employee stock purchase plan under Section 423 of the Code for Eligible Employees of Designated Subsidiaries in countries outside of the United States in order to achieve tax, employment, securities law or other purposes and objectives, and to conform the terms of the Plan with the laws and requirements of such countries in order to allow such Eligible Employees to purchase Shares in a manner similar to the Plan.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof consisting solely of not less than two members of the Board who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act.

(c) “Company Group” shall mean the Company, together with each Designated Subsidiary.

(d) “Compensation” shall mean regular straight-time earnings and commissions that are included in regular compensation, including amounts that would have constituted compensation but for a Participant’s election to defer or reduce compensation pursuant to any deferred compensation, cafeteria, capital accumulation or any other similar plan of the Company and including overtime and shift premium, but excluding all other amounts such as amounts attributable to stock-based, cash-based and other incentive compensation and bonuses (except to the extent that the inclusion of any such item is specifically directed by the Committee), determined in a manner consistent with the requirements of Section 423 of the Code.

(e) “Designated Subsidiary” shall mean a Subsidiary that has been designated by the Board from time to time, in its sole discretion, as eligible to participate in the Plan.

(f) “Eligible Employee” shall mean an Employee of the Company or a Designated Subsidiary (i) who would not, immediately after an option is granted to such Employee hereunder, own Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any Subsidiary (as determined under Section 423(b)(3) of the Code); (ii) whose customary employment is for more than twenty (20) hours per week; and (iii) whose customary employment is for more than five (5) months in any calendar year. For purposes of clause (i) of this subsection (f), the rules of Section 424(d) of the Code with regard to the attribution of share ownership shall apply in determining the share ownership of an individual, and Shares which an Employee may purchase under outstanding options shall be treated as shares owned by the Employee. Notwithstanding anything herein to the contrary, Employees who are citizens or residents of a jurisdiction outside the United States (without regard to whether they are citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) shall not be considered Eligible Employees for purposes of the Plan if (x) the grant of an option hereunder or any Offering to a citizen or non-U.S. resident of such non-U.S. jurisdiction is prohibited by the laws of such jurisdiction, or (y) compliance with the laws of such non-U.S. jurisdiction would cause the Plan or any Offering to violate the requirements of Section 423 of the Code.

(g) “Employee” shall mean any person, including an officer, who renders services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2). Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety first (91st) day of such leave.

(h) “Employer” shall mean, with respect to a Participant, the member of the Company Group by which the Participant is principally employed.

(i) “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(j) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(k) “Exercise Date” shall mean the last Trading Day of each Offering Period.

(l) “Fair Market Value” shall mean, with respect to the Shares, as of any date: (i) the closing sale price of the Shares as of such date at the end of the regular trading session, as reported by the Nasdaq Stock Market, the New York Stock Exchange, the NYSE/MKT LLC or any national securities exchange on which the Shares are then listed or quoted (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade); (ii) if the Shares are not so listed, admitted to unlisted trading privileges, or reported on any national securities exchange, the closing sale price as of such date at the end of the regular trading session, as reported by the OTC Bulletin Board or the OTC Markets Group, Inc., or other comparable service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (iii) if the Shares are not so listed or reported, such price as the Committee determines in its sole discretion in a manner acceptable under Section 423 of the Code.

(m) “New Exercise Date” is defined in Section 19(b) below.

(n) “Offering” means any of the offerings to Participants of options to purchase Shares under the Plan, as described in Section 4 below.

(o) “Offering Period” is defined in Section 4 below.

(p) “Participant” shall mean an Eligible Employee who participates in the Plan pursuant to Section 5 of the Plan.

(q) “Purchase Price” shall mean eighty five percent (85%) of the Fair Market Value of one Share on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Committee pursuant to Section 19 of the Plan; provided, further, that the Purchase Price shall not be less than the par value of one Share.

(r) “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(s) “Shares” shall mean the ordinary shares, par value €0.03 per share, of the Company, or the number and kind of shares of stock or other securities into which such ordinary shares may be changed in accordance with Section 13 of the Plan.

(t) “Subsidiary” shall mean any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

(u) “Trading Day” shall mean a day on which the principal exchange on which the Shares are traded is open for trading.

3. Eligibility.

(a) Any Employee who is an Eligible Employee on the Enrollment Date for an Offering Period (as defined in Section 4 below) shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Section 3(b) of the Plan and the limitations imposed by Section 423(b) of the Code.

(b) No Eligible Employee shall be granted an option under the Plan if the amount of payroll deductions that the Eligible Employee has elected to have withheld under such option (pursuant to Section 5 below) would permit the Eligible Employee to purchase Shares under all “employee stock purchase plans” (within the meaning of Section 423 of the Code) of the Company or any Subsidiary to accrue (i.e., become exercisable) at a rate that exceeds twenty five thousand dollars (USD $25,000) of the Fair Market Value of such Shares (determined as of the Enrollment Date) for each calendar year in which such option is outstanding at any time.

4. Offering Periods. Options to purchase Shares shall be offered to Participants under the Plan through a continuous series of Offerings, each continuing for six months and each of which shall commence on January 1 and July 1 of each year, as the case may be, and shall terminate on June 30 and December 31 of such year, as the case may be (each such period being, an “Offering Period”); provided, however, that (a) the Committee may suspend Offerings under the Plan or any Offering Period at any time and for any reason and (b) the first Offering Period under the Plan and any subsequent Offering Period commenced immediately after a suspension of the Plan shall have an Enrollment Date and Exercise Date as determined by the Committee in its sole discretion. Offerings under the Plan shall continue until either (i) the Committee decides, in its sole discretion, (x) to suspend Offerings under the Plan or (y) that no further Offerings shall be made because the number of Shares remaining available under the Plan is insufficient to make an Offering to all Eligible Employees, or (ii) the Plan is terminated under Section 20 below. Notwithstanding the foregoing, and without limiting the authority of the Committee under Sections 14, 19 and 20 of the Plan, the Committee, in its sole discretion, may (a) accelerate the Exercise Date of the then current Offering Period and provide for the exercise of options thereunder by Participants in accordance with Section 8 of the Plan, or (b) accelerate the Exercise Date of the then current Offering Period and provide that all payroll deductions credited to the accounts of Participants will be paid to Participants as soon as practicable after such Exercise Date and that all options for such Offering Period will automatically be canceled and will no longer be exercisable, if such change is announced at least five (5) days prior to the newly scheduled Exercise Date.

5. Participation.

(a) Each Eligible Employee may become a Participant with respect to any Offering Period by completing a subscription agreement authorizing payroll deductions in a form acceptable to the Committee and filing it with the Company (or its designated third-party stock plan administrator) at least fifteen (15) calendar days (or a different number of days as may be determined by the Committee, in its sole discretion) prior to the first day of such Offering Period. A Participant’s completion of a subscription agreement with respect to any Offering Period will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Section 10 of the Plan, or otherwise becomes ineligible to participate in the Plan.

(b) Payroll deductions for a Participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period with respect to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 of the Plan.

(c) During a Participant’s leave of absence approved by the Participant’s Employer and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), such Participant may continue to participate in the Plan by making cash payments to the Company on each payday equal to the amount of the Participant’s payroll deductions under the Plan for the payday immediately preceding the first day of such Participant’s leave of absence. If a leave of absence is unapproved or fails to meet the requirements of Treasury Regulation Section 1.421-7(h)(2), the Participant will automatically cease to participate in the Plan and may not make any further contributions to the Plan hereunder. In such event, the Company will automatically cease to deduct the Participant’s payroll under the Plan. The Company will pay to the Participant his or her total payroll deductions for the Offering Period, in cash in one lump sum (without interest), as soon as practicable after the Participant ceases to participate in the Plan.

(d) The subscription agreement(s) used in connection with the Plan shall be in a form prescribed by the Committee, and the Committee may, in its sole discretion, determine whether such agreement shall be submitted in written or electronic form.

6. Payroll Deductions.

(a) At the time a Participant files a subscription agreement, such Participant shall elect to have payroll deductions made on each payday (such amount to be deducted after any applicable deduction for tax and other withholding) during the Offering Period in an amount from one percent (1%) to twenty percent (20%) of the Compensation which the Participant receives on each pay day during the Offering Period.

(b) All payroll deductions made for a Participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. Except as described in Section 5(c) of the Plan, a Participant may not make any additional payments into such account.

(c) A Participant may discontinue his or her participation in the Plan as provided in Section 10 of the Plan. A Participant may not increase or decrease the rate of his or her payroll deductions during the Offering Period.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) of the Plan, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period.

(e) At the time an option is exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan are disposed of, the Participant must make adequate provision for any foreign, U.S. federal, state, or other tax obligations, if any, which arise upon the exercise of the option or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from all of the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant.

7. Grant of Option. On the Enrollment Date of each Offering Period, each Participant in such Offering Period shall be granted an option to purchase on the Exercise Date with respect to such Offering Period (at the applicable Purchase Price) up to a number of the Shares determined by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided, however, that (i) such purchase shall be subject to the limitations set forth in Sections 3 and 13 of the Plan, and (ii) in no event may more than one thousand (1,000) Shares be purchased by any Participant during any Offering Period. Exercise of the option shall occur as provided in Section 8 of the Plan, unless the Participant has withdrawn from participation pursuant to Section 10 of the Plan or otherwise becomes ineligible to participate in the Plan. The option shall expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 10 of the Plan or otherwise becomes ineligible to participate in the Plan, such Participant’s option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of full Shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his account. No fractional Shares shall be purchased, and any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full Share shall be retained in such Participant’s account for the subsequent Offering Period. During a Participant’s lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by such Participant.

(b) If the Committee determines that, on a given Exercise Date, the number of Shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period (notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s shareholders subsequent to such Enrollment Date); (ii) the number of Shares available for sale under the Plan on such Exercise Date; or (iii) the number of Shares available for sale on such Exercise Date, the Committee shall provide that the Company (or its designated third-party stock plan administrator) shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising options to purchase Shares on such Exercise Date, and shall decide, in its sole discretion, to either (x) continue all Offering Periods then in effect or (y) terminate any or all Offering Periods then in effect pursuant to Section 20 of the Plan. In the event of such a pro rata allocation of Shares pursuant to this Section 8(b), the balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to each such Participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon.

9. Deposit of Shares. As promptly as practicable after each Exercise Date on which a purchase of Shares occurs, the Company may arrange for the deposit, into each Participant’s account with any broker designated by the Company to administer this Plan, of the number of Shares purchased upon exercise of each such Participant’s option.

10. Withdrawal.

(a) At any time prior to the Exercise Date, a Participant, by giving written notice to the Company (or its designated third-party stock plan administrator) in a form acceptable to the Committee, may withdraw all but not less than all of the payroll deductions credited to such Participant’s account and not yet used to exercise an option under the Plan. All of the Participant’s payroll deductions credited to his or her account during the Offering Period, plus any balance retained in his or her account from a prior Offering Period, if any, shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, and such Participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant delivers to the Company (or its designated third-party stock plan administrator) a new subscription agreement in accordance with the terms of Section 5(a) of the Plan.

(b) A Participant’s withdrawal from an Offering Period shall not have any effect upon such Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

11. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant shall be deemed to have elected to withdraw from the Plan, and the payroll deductions credited to such Participant’s account during the Offering Period, plus any balance retained in his or her account from a prior Offering Period, if any, shall be paid to the Participant, or in the case of his or her death, to the person or persons entitled thereto under Section 15 of the Plan, as soon as reasonably practicable, and such Participant’s option for the Offering Period shall be automatically terminated.

12. Interest. No interest shall accrue on the payroll deductions or lump sum contributions of a Participant in the Plan.

13. Shares Subject to Plan.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 of the Plan, a maximum of five hundred and fifty thousand (550,000) Shares shall be made available for sale under the Plan and no more than maximum of one hundred thousand (100,000) Shares may be issued on each Exercise Date. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for issuance under the Plan. The Shares subject to the Plan may be unissued shares or reacquired shares bought on the market or otherwise.

(b) Except as otherwise provided herein, with respect to Shares subject to an option granted under the Plan, a Participant shall not be deemed to be a shareholder of the Company, and the Participant shall not have any of the rights or privileges of a shareholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distributions or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

14. Administration.

(a) The Plan will be administered by the Committee. To the extent consistent with applicable corporate or other law, the Committee may delegate to any officers of the Company the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Participants who are subject to Section 16 of the Exchange Act. The Committee may exercise its duties, power and authority under the Plan in its sole discretion without the consent of any Participant or other party, unless the Plan specifically provides otherwise. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding for all purposes and on all persons, including, without limitation, the Company, the shareholders of the Company, the Participants and their respective successors-in-interest. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.

(b) Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may establish one or more sub-plans of the Plan which do not satisfy the requirements of Section 423 of the Code for purposes of effectuating the participation of Eligible Employees of Designated Subsidiaries incorporated in countries outside of the United States. For purposes of the foregoing, the Committee may establish one or more sub-plans to: (a) amend or vary the terms of the Plan in order to conform such terms with the laws, rules and regulations of each country outside of the United States where a Designated Subsidiary is located; (b) amend or vary the terms of the Plan in each country where a Designated Subsidiary is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Participants and/or the Designated Subsidiary; or (c) amend or vary the terms of the Plan in each country outside of the United States where a Designated Subsidiary is located as it considers necessary or desirable to meet the goals and objectives of the Plan. All sub-plans of the Plan shall be reflected in a written Appendix to the Plan, and shall be treated as being separate and independent from the Plan; provided, the total number of Shares authorized to be issued under the Plan shall include any Shares issued under any sub-plan established hereunder. To the extent permitted under applicable law, the Committee may delegate its authority and responsibilities hereunder to an appropriate sub-committee consisting of one or more designated officers of the Company.

15. Designation of Beneficiary.

(a) A Participant may file a written designation of a beneficiary who is to receive any Shares and cash, if any, from such Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. To the extent required under applicable law, spousal consent shall be required for such designation to be effective if the Participant is married and the designated beneficiary is not the Participant’s spouse.

(b) Such beneficiary designation may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company may, in its discretion, deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent, or relative is known to the Company, then to such other person as the Company may designate.

16. Transferability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution, or as provided in Section 15 of the Plan). Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 of the Plan.

17. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18. Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants following each Offering Period, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased, and the remaining cash balance, if any.

19. Adjustments Upon Changes in Capitalization, Merger, Amalgamation, Asset Sale, Dissolution or Liquidation.

(a) Changes in Capitalization. The number of Shares which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of Shares that may be issued on any Exercise Date (pursuant to Section 13 of the Plan), the maximum number of Shares each Participant may purchase in each Offering Period (pursuant to Section 7 of the Plan), as well as the price per Share and the number of Shares covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination, or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been

“effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding, and conclusive on all Participants and the Company. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b) Merger, Amalgamation, Asset Sale, Dissolution or Liquidation. In the event of a proposed merger or amalgamation of the Company with or into another corporation or a proposed sale of all or substantially all of the assets of the Company, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation or a parent or subsidiary of the successor corporation refuses to assume or substitute for the option, or in the event of the proposed dissolution, or liquidation of the Company, the Offering Period then in progress shall be shortened by the Committee by setting a new Exercise Date (the “New Exercise Date”), which shall occur no later than immediately prior to the effective date of such proposed merger, amalgamation, sale, dissolution or liquidation, as applicable. The Company shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such New Exercise Date the Participant has withdrawn from the Offering Period as provided in Section 10 of the Plan.

20. Amendment or Termination.

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 of the Plan, no such termination shall affect options previously granted; provided, however, that an Offering Period may be terminated by the Board if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 19 of the Plan and this Section 20, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant without the consent of such Participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation, or stock exchange rule), the Company shall obtain shareholder approval of any amendment in such a manner and to such a degree as required.

(b) Without shareholder approval and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the Offering Periods (but in no event may an Offering Period have a duration in excess of twenty seven (27) months), limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify, or amend the Plan to reduce or eliminate such financial accounting consequences, including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Committee action; and

(iii) allocating Shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Participants.

21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions to Issuance of Shares.

(a) The Company shall not be required to issue Shares purchased upon the exercise of options prior to fulfillment of all the following conditions:

(i) The admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed;

(ii) The obtaining of any approval or other clearance from any governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(iii) Such Participant’s payment to the Company of all amounts which it is required to withhold under foreign, U.S. federal, state or local law upon exercise of the option; and

(iv) The lapse of such reasonable period of time following the exercise of the option as the Committee may from time to time establish for reasons of administrative convenience.

(b) The obligation of the Company to issue Shares or otherwise shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any option to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any Shares pursuant to an option unless such Shares has been properly registered for sale with the United States Securities and Exchange Commission pursuant to the Securities Act or unless the Company has received an opinion of counsel, satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the Shares to be offered or sold under the Plan or any Shares issued upon exercise or settlement of options. If the Shares offered for sale or sold under the Plan is offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such Shares and may make a book-entry notation representing such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

23. Term of Plan. The Plan shall become effective as of the date the Plan is approved by the Company’s shareholders (the “Effective Date”). Subject to approval by the shareholders of the Company in accordance with this Section 23, the Plan shall be in effect until the day before the tenth (10th) anniversary of the Effective Date, unless sooner terminated under Section 20 of the Plan. In the event the Company’s shareholders do not approve this Plan pursuant to this Section 23, neither this Plan nor any elections made hereunder shall be of any force or effect, any outstanding option shall be cancelled for no consideration, and all amounts deducted from each Participant’s paycheck shall be repaid to such Participant as soon as practicable without interest.

24. Equal Rights and Privileges. All Eligible Employees shall have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of this Plan that is inconsistent with this requirement to provide equal rights and privileges shall, without further act or amendment by the Company, the Board or the Committee, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

25. Code Section 409A. The options to purchase Shares under the Plan are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code. However, if at any time the Committee determines that the options may be subject to Section 409A of the Code, the Committee shall have the right, in its sole discretion, to amend the Plan and any outstanding options as it may determine is necessary or desirable either to exempt the options from the application of Section 409A of the Code or to cause the options to comply with the requirements of Section 409A of the Code.

26. No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Subsidiary, or to affect the right of the Company or any Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

27. Notice of Disposition of Shares. If required by the Company, each Participant shall give prompt notice to the Company (at its local Human Resources office), or cause a designated third-party stock administrator to give prompt notice to the Company, of any disposition or other transfer of any Shares purchased upon exercise of an option hereunder if such disposition or transfer is made either (a) within two (2) years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one (1) year after the Exercise Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness, or other consideration, by the Participant in such disposition or other transfer.

28. Tax Withholding Obligations. Regardless of any action the Company or any Designated Subsidiary takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by a Participant will be the Participant’s responsibility. If a Participant becomes subject to taxation in more than one country between the Enrollment Date and the date of any relevant taxable or tax withholding event, as applicable, Company or any Designated Subsidiary may be required to withhold or account for Tax-Related Items in more than one country.

29. Governing Law; Mandatory Jurisdiction. Subject to any applicable provisions of United States federal law (including, without limitation, Section 423(b) of the Code), and except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations, and actions relating to the Plan shall be governed by and construed exclusively in accordance with the laws of the State of Delaware in the United States of America, notwithstanding the conflicts of laws principles of any jurisdictions. Participants under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware in the United States of America to resolve any and all issues that may arise out of or relate to the Plan or any related subscription agreement.

*        *        *

WRIGHT MEDICAL GROUP N.V. PRINS BERNHARDPLEIN 200 1097 JB AMSTERDAM THE NETHERLANDS	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 26, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 26, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E07302-TBD	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WRIGHT MEDICAL GROUP N.V.
The Board of Directors recommends you vote FOR the following proposals:
1.	Appointment of an executive director nominated by the Board of Directors
	Nominee:		For	Against	Abstain
	1a.	Appointment of Robert J. Palmisano for executive director. Mark “For” to appoint Palmisano.	☐	☐	☐			For	Against	Abstain
						4.	Adoption of our Dutch statutory annual accounts for the fiscal year ended December 27, 2015.	☐	☐	☐
	Appointment of eight non-executive directors nominated by the Board of Directors					5.	Release of the members of our board of directors from liability with respect to the exercise of their duties during the fiscal year ended December 27, 2015.	☐	☐	☐
Nominee:

	1b.	Appointment of David D. Stevens for non-executive director. Mark “For” to appoint Stevens.	☐	☐	☐	6.

Extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 28, 2017 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction.

								☐	☐	☐
	1c.	Appointment of Gary D. Blackford for non-executive director. Mark “For” to appoint Blackford.	☐	☐	☐
	1d.	Appointment of Sean D. Carney for non-executive director. Mark “For” to appoint Carney.	☐	☐	☐
	1e.	Appointment of John L. Miclot for non-executive director. Mark “For” to appoint Miclot.	☐	☐	☐	7.

Renewal of the authorization of our board of directors to issue ordinary shares or grant rights to subscribe for ordinary shares up to our maximum authorized share capital at the time of the issue until June 28, 2021.

								☐	☐	☐
	1f.	Appointment of Kevin C. O’Boyle for non-executive director. Mark “For” to appoint O’Boyle.	☐	☐	☐
	1g.	Appointment of Amy S. Paul for non-executive director. Mark “For” to appoint Paul.	☐	☐	☐	8.

Renewal of the authorization of our board of directors to resolve to exclude or restrict our shareholders’ pre-emptive rights under Dutch law with respect to the ordinary shares and rights to subscribe therefor that the board of directors may issue or grant pursuant to the authority in voting item 7 above until June 28, 2021.

								☐	☐	☐
	1h.	Appointment of Richard F. Wallman for non-executive director. Mark “For” to appoint Wallman.	☐	☐	☐
	1i.	Appointment of Elizabeth H. Weatherman for non-executive director. Mark “For” to appoint Weatherman.	☐	☐	☐
2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2016.		☐	☐	☐	9.	Approval of the Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan.	☐	☐	☐
3.	Appointment of KPMG N.V. as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 25, 2016.		☐	☐	☐	10.

Amendment of our articles of association to provide that our fiscal year runs from the first Monday after the last Sunday of December of a year and ends on the last Sunday of December of the following year.

								☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Said attorneys and proxies, or other substitutes (or if only one), at said meeting, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement, Annual Report and Dutch Annual Report are available at www.proxyvote.com.

E07303-TBD

WRIGHT MEDICAL GROUP N.V.

PROXY

Annual General Meeting of Shareholders

June 28, 2016

(Solicited on Behalf of the Board of Directors)

The undersigned shareholder of Wright Medical Group N.V. hereby constitutes and appoints Robert J. Palmisano, Lance A. Berry and James A. Lightman or any one of them, to act as the attorneys and proxies of the undersigned, each with full power of substitution and revocation, to vote for and otherwise to represent in the name, place and stead of the undersigned at our Annual General Meeting of Shareholders to be held at our offices at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, on Tuesday, June 28, 2016 at 9:00 a.m. (Central European Time), the number of votes the undersigned would be entitled to cast if personally present at the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE DIRECTOR NOMINEES IN PROPOSAL NO. 1 AND “FOR” EACH OTHER PROPOSAL. The instructions entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting.